PROSPECTUS DATED APRIL 11, 2023

Filed pursuant to Rule 424(b)(4)
Registration No. 333-268166

1,750,000 Ordinary Shares

Golden Heaven Group Holdings Ltd.

This is an initial public offering of our ordinary shares. We are offering 1,750,000 ordinary shares, par value US$0.0001 per share. Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price is $4.00 per ordinary share. We have been approved to list our ordinary shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GDHG.”

Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 14 to read about factors you should consider before buying our ordinary shares.

We are both an “emerging growth company” and a “foreign private issuer” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements. Please read the disclosures beginning on page 10 and on page 11 of this prospectus for more information.

We are not a Chinese operating company but a Cayman Islands holding company. We have no material operations of our own and conduct substantially all of the operations through the operating entities in China. Investors in our ordinary shares are purchasing equity interests in the Cayman Islands holding company, and not in the Chinese operating entities. Investors in our ordinary shares may never hold equity interests in the Chinese operating entities. Our operating structure involves unique risks to investors. The Chinese regulatory authorities could disallow our operating structure, which would likely result in a material change in our operations and/or a material change in the value of our ordinary shares, and could cause the value of our ordinary shares to significantly decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC — The Chinese government exerts substantial influence over the manner in which the operating entities conduct their business activities, may intervene or influence such operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in such operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless” beginning on page 25 of this prospectus. As used in this prospectus, terms such as “the Company,” “we,” “us,” “our company,” or “our” refer to Golden Heaven Group Holdings Ltd., unless the context suggests otherwise, and when describing Golden Heaven Group Holdings Ltd.’s consolidated financial information, also includes the Chinese operating entities. We directly hold 100% equity interests in the operating entities in China, and we do not currently use a variable interest entity (“VIE”) structure. See “Corporate History and Structure” beginning on page 51 of this prospectus.

As substantially all of our operations are conducted by the operating entities in China, we are subject to the associated legal and operational risks, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations, which risks could result in a material change in our operations and/or cause the value of our ordinary shares to significantly decline or become worthless, and affect our ability to offer or continue to offer securities to investors. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, and adopting new measures to extend the scope of cybersecurity reviews. As advised by our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. Although our registration statement on Form F-1, of which this prospectus forms a part, was declared effective on March 30, 2023, if we fail to complete this offering on or before September 30, 2023, we will be required to file with the China Securities Regulatory Commission (the “CSRC”) in relation to this offering. There is no assurance that we can complete such filing in a timely manner or even at all. Any failure by us to comply with such filing requirements may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities. See “Risk Factors — Risks related to Doing Business in the PRC” beginning on page 24 of this prospectus for a discussion of these legal and operational risks.

In addition, our ordinary shares may be delisted from a national exchange or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for two consecutive years. On December 16, 2021, the PCAOB issued its determinations that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our auditor, B F Borgers CPA PC, has been inspected by the PCAOB on a regular basis, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. On August 26, 2022, the PCAOB signed a Statement of Protocol Agreement (the “SOP”) with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. If trading in the ordinary shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our ordinary shares and trading in our ordinary shares could be prohibited. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” beginning on page 34 of this prospectus.

As of the date of this prospectus, we have not maintained any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. See “Prospectus Summary — Cash Transfers and Dividend Distributions.” As of the date of this prospectus, our Cayman Islands holding company has not declared or paid dividends or made distributions to the Chinese operating entities or to investors in the past, nor were any dividends or distributions made by a Chinese operating entity to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our ordinary shares in the foreseeable future after this offering. See “Risk Factors — Risks related to Our Ordinary Shares and This Offering — We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment” beginning on page 37 of this prospectus. Subject to certain contractual, legal and regulatory restrictions, cash and capital contributions may be transferred among our Cayman Islands holding company and the Chinese operating entities. If needed, our Cayman Islands holding company can transfer cash to the Chinese operating entities through loans and/or capital contributions, and the Chinese operating entities can transfer cash to our Cayman Islands holding company through loans and/or issuing dividends or other distributions. There are limitations on the ability to transfer cash between the Cayman Islands holding company, the Chinese operating entities or investors. Cash transfers from the Cayman Islands holding company to the Chinese operating entities are subject to the applicable PRC laws and regulations on loans and direct investment. See “Prospectus Summary — Cash Transfers and Dividend Distributions,” “Prospectus Summary — Summary of Risk Factors — Risks Related to Doing Business in the PRC — PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business,” and “Risk Factors — Risks Related to Doing Business in the PRC — PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business” beginning on page 29 of this prospectus. If any of the operating entities incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to the Cayman Islands holding company. Cash transfers from the Chinese operating entities to the Cayman Islands holding company are also subject to the current PRC regulations, which permit the Chinese operating entities to pay dividends to their shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. See “Risk Factors — Risks Related to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” beginning on page 29 of this prospectus. Cash transfers from the Cayman Islands holding company to the investors are subject to the restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion. See “Risk Factors — Risks Related to Doing Business in the PRC — Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment” beginning on page 30 of this prospectus. Additionally, to the extent cash or assets in the business is in China or a Chinese operating entity, the funds or assets may not be available to fund operations or for other use outside of China due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets. See “Prospectus Summary — Cash Transfers and Dividend Distributions,” “Prospectus Summary — Summary of Risk Factors — Risks Related to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets,” and “Risk Factors — Risks Related to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” beginning on page 29 of this prospectus.

	Per Share	Total
Initial public offering price	US$ 4.00	US$ 7,000,000
Underwriting discounts(1)	US$ 0.28	US$ 490,000
Proceeds, before expenses(2)	US$ 3.72	US$ 6,510,000

____________

(1)      See “Underwriting” beginning on page 135 of this prospectus for more information regarding our arrangements with the underwriters.

(2)       Our total cash expenses for this offering (including cash expenses payable to the underwriters for its out-of-pocket expenses) are approximately $225,000, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the ordinary shares if any such shares are taken.

The underwriters expect to deliver the ordinary shares against payment as set forth under “Underwriting,” on or about April 14, 2023.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated April 11, 2023

You should rely on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the ordinary shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares.

Neither we nor the underwriters have taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

i

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Overview

We are an offshore holding company incorporated in the Cayman Islands. We have no material operations of our own and conduct substantially all of our operations through the Chinese operating entities. Investors in our ordinary shares are purchasing equity interests in the Cayman Islands holding company, and not in the Chinese operating entities. We directly hold 100% equity interests in the Chinese operating entities and do not currently adopt VIE contractual agreements between the entities that may adversely affect investors or the value of their investment. Through the Chinese operating entities, we manage and operate six properties consisting of amusement parks, water parks and complementary recreational facilities. The parks of the operating entities occupy approximately 426,560 square meters of land in the aggregate and are located in geographically diverse markets across the south of China. Due to the geographical locations of the parks and the ease of travel, the parks are easily accessible to an aggregate population of approximately 21 million people. The parks offer a broad selection of exhilarating and recreational experiences, including both thrilling and family-friendly rides, water attractions, gourmet festivals, circus performances, and high-tech facilities. As of the date of this prospectus, the parks collectively contain 139 rides and attractions.

Our revenue is primarily generated from the Chinese operating entities’ selling access to rides and attractions, charging fees for special event rentals, and collecting regular rental payments from commercial tenants. Our revenue and net income have remained largely stable over the years. In the fiscal years ended September 30, 2021 and 2022, our revenue was US$38,517,742 and US$41,788,196, respectively. For the same fiscal years, our net income was US$13,580,375 and US$14,328,374, respectively, and the number of guest visits at the parks totaled approximately 2.40 million and 2.41 million, respectively. Our significant expenses are depreciation and amortization, real property rent, repairs and maintenance, utilities, and marketing costs.

Our corporate headquarters is in Yanping District, Nanping City, Fujian Province, China. According to government authorities in Fujian Province, Yanping District is known as “the birthplace of Chinese amusement park industry” and entrepreneurs from Yanping District have expanded beyond Yanping District and established their presence all across China. Through the operating entities, we are a leading amusement park operator in Yanping District and an active player in developing the Chinese amusement park industry. We aim to become the leading regional amusement park operator in China. To achieve our goal, we will endeavor to enhance guest experiences, develop appealing recreational products and services, boost our operational efficiency, and improve cost controls.

Our Strengths

We believe that the following strengths contribute to our growth and differentiate us from our competitors:

•        easily accessible amusement park locations;

•        continued guest commitment;

•        experienced senior management teams; and

•        the quality and variety of cost-effective entertainment offerings.

Our Strategies

We intend to grow our business using the following key strategies:

•        attracting more guests;

•        raising prices, which will be accompanied by new product introductions, infrastructure improvements, and/or more user-friendly facilities;

•        developing membership programs;

•        broadening service packages;

•        introducing unique products; and

•        optimizing project management.

Our Corporate History and Structure

We are a Cayman Islands holding company and conduct our operations in China through Nanping Golden Heaven Amusement Park Management Co., Ltd. (“Golden Heaven WFOE”) and its subsidiaries. We hold 100% equity interests in our PRC subsidiaries, and we do not use a VIE structure.

As of the date of this prospectus, Golden Heaven WFOE has acquired 100% equity interests in the following PRC subsidiaries: (i) Changde Jinsheng Amusement Development Co., Ltd. (“Change Jinsheng”), (ii) Qujing Jinsheng Amusement Investment Co., Ltd. (“Qujing Jinsheng”), (iii) Tongling Jinsheng Amusement Investment Co., Ltd. (“Tongling Jinsheng”), (iv) Yuxi Jinsheng Amusement Development Co., Ltd. (“Yuxi Jinsheng”), (v) Yueyang Jinsheng Amusement Development Co., Ltd. (“Yueyang Jinsheng”), and (vi) Mangshi Jinsheng Amusement Park Co., Ltd. (“Mangshi Jinsheng”).

In anticipation of this initial public offering, we completed a reorganization of our corporate structure. We incorporated Golden Heaven Group Holdings Ltd. (“Golden Heaven Cayman”) under the laws of the Cayman Islands on January 8, 2020. We incorporated Golden Heaven Management Ltd (“Golden Heaven BVI”) under the laws of the British Virgin Islands on February 18, 2020, which became a wholly owned subsidiary of Golden Heaven Cayman. We incorporated Golden Heaven Group Management Limited (“Golden Heaven HK”) in Hong Kong on February 26, 2020, which became a wholly owned subsidiary of Golden Heaven BVI. Golden Heaven HK holds all of the outstanding equity of Golden Heaven WFOE.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of our initial public offering based on 1,750,000 ordinary shares being offered:

Qingyu Investment Ltd.(1) BVI, 2019
Jinzheng Investment Co PTE. LTD.(2) Singapore, 2021
Hong Kong Greater Power Ventures Limited(3) HK, 2017
WONG Kei Kai
CHEN Yong
Other Minority Shareholders(4)
Public Shareholders
Pre-IPO%/Post-IPO%
20%/19.32%
30%/28.99%
5.82%/5.62%
5.49%/5.30%
5.49%/5.30%
33.2%/32.09%
0%/3.38%
Golden Heaven Group Holdings Ltd. "Golden Heaven Cayman" Cayman Islands, 2020
100%
Golden Heaven Management Ltd. "Golden Heaven BVI" BVI, 2020
100%
Golden Heaven Group Management Limited "Golden Heaven HK" HK, 2020
100%
Nanping Golden Heaven Amusement Park Management Co., Ltd. "Golden Heaven WFOE" PRC, 2020
100%
Changde Jinsheng Amusement Development Co., Ltd. PRC, 2013
Qujing Jinsheng Amusement Investment Co., Ltd. PRC, 2015
Tongling Jinsheng Amusement Investment Co., Ltd. PRC, 2015
Yuxi Jinsheng Amusement Development Co., Ltd. PRC, 2008
Yueyang Jinsheng Amusement Development Co., Ltd. PRC, 2015
Mangshi Jinsheng Amusement Park Co., Ltd. PRC, 2017

____________

Notes:

(1)      Represents 10,000,000 ordinary shares held by Xuezheng Chen, the 100% owner of Qingyu Investment Ltd., as of the date of this prospectus.

(2)      Represents 15,000,000 ordinary shares held by Qiong Jin, the 100% owner of Jinzheng Investment Co PTE. LTD., as of the date of this prospectus.

(3)      Represents 2,910,000 ordinary shares held by Leung Tan, the 100% owner of Hong Kong Greater Power Ventures Limited, as of the date of this prospectus.

(4)      Represents an aggregate of 16,600,000 ordinary shares held by 13 shareholders, each one of which holds less than 5% of our ordinary shares, as of the date of this prospectus.

Summary of Risk Factors

Our business is subject to multiple risks and uncertainties, as more thoroughly described in “Risk Factors” starting on page 14 of this prospectus and elsewhere in this prospectus. We urge you to read “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:

Risks Related to Our Business and Industry:

•        The COVID-19 pandemic has disrupted the operating entities’ business and will adversely affect our results of operations and various other factors beyond our control could adversely affect our financial condition and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — The COVID-19 pandemic has disrupted the operating entities’ business and will adversely affect our results of operations and various other factors beyond our control could adversely affect our financial condition and results of operations” on page 17.

•        The parks managed by the operating entities are located on leased properties, and there is no assurance that the operating entities will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms. See “Risk Factors — Risks Related to Our Business and Industry — The parks managed by the operating entities are located on leased properties, and there is no assurance that the operating entities will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms” on page 18.

•        The operating entities may not be able to maintain or increase the cost-effectiveness of their entertainment offerings. See “Risk Factors — Risks Related to Our Business and Industry — The operating entities may not be able to maintain or increase the cost-effectiveness of their entertainment offerings” on page 18.

•        The high fixed cost structure of park operations can result in significantly lower margins if revenues decline. See “Risk Factors — Risks Related to Our Business and Industry — The high fixed cost structure of park operations can result in significantly lower margins if revenues decline” on page 19.

•        Declines in discretionary guest spending and guest confidence, or changes in guest tastes and preferences, could affect the profitability of the operating entities’ business. See “Risk Factors — Risks Related to Our Business and Industry — Declines in discretionary guest spending and guest confidence, or changes in guest tastes and preferences, could affect the profitability of the operating entities’ business” on page 19.

•        The operating entities may be unable to contract with third-party suppliers for rides and attractions, and construction delays may occur and impact attraction openings. See “Risk Factors — Risks Related to Our Business and Industry — The operating entities may be unable to contract with third-party suppliers for rides and attractions, and construction delays may occur and impact attraction openings” on page 20.

•        Financial distress experienced by business partners and other contract counterparties could have an adverse impact on the operating entities. See “Risk Factors — Risks Related to Our Business and Industry — Financial distress experienced by business partners and other contract counterparties could have an adverse impact on the operating entities” on page 20.

•        Incidents or adverse publicity concerning the parks or the amusement park industry in general could harm the brand, reputation or profitability of the operating entities. See “Risk Factors — Risks Related to Our Business and Industry — Incidents or adverse publicity concerning the parks or the amusement park industry in general could harm the brand, reputation or profitability of the operating entities” on page 22.

•        Bad or extreme weather conditions can reduce park attendance. See “Risk Factors — Risks Related to Our Business and Industry — Bad or extreme weather conditions can reduce park attendance” on page 22.

Risks Related to Doing Business in the PRC:

•        The Chinese government exerts substantial influence over the manner in which the operating entities conduct their business activities, may intervene or influence such operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in such operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in the PRC — The Chinese government exerts substantial influence over the manner in which operating entities conduct their business activities, may intervene or influence such operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in such operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless” on page 25.

•        Failing to obtain the approval from provincial counterparts of the National Development and Reform Commission (the “NDRC”) or other PRC government authorities may have an adverse effect on the operating entities’ business activities. See “Risk Factors — Risks Related to Doing Business in the PRC — Failing to obtain the approval from the NDRC’s provincial counterparts or other PRC government authorities may have an adverse effect on the operating entities’ business activities” on page 25.

•        The approval and/or other requirements of the China Securities Regulatory Commission (the “CSRC”) or other PRC government authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval. See “Risk Factors — Risks Related to Doing Business in the PRC — The approval and/or other requirements of the CSRC or other PRC government authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval” on page 25.

•        Recent greater oversight by the Cyberspace Administration of China (the “CAC”) over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering. See “Risk Factors — Risks Related to Doing Business in the PRC — Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering” on page 26.

•        PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject the operating entities to liability or penalties, limit our ability to inject capital into the operating entities, limit the operating entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us. See “Risk Factors — Risks Related to Doing Business in the PRC — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject the operating entities to liability or penalties, limit our ability to inject capital into the operating entities, limit the operating entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us” on page 28.

•        PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China. See “Risk Factors — Risks Related to Doing Business in the PRC — PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China” on page 28.

•        Cash transfers from the Chinese operating entities to the Cayman Islands holding company are subject to the current PRC regulations, which permit the Chinese operating entities to pay dividends to their shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets. See “Risk Factors — Risks Related to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” on page 29.

•        Cash transfers from the Cayman Islands holding company to the Chinese operating entities are subject to the applicable PRC laws and regulations on loans and direct investment. PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business. See “Risk Factors — Risks Related to Doing Business in the PRC — PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business” on page 29.

•        Cash transfers from the Cayman Islands holding company to the investors are subject to the restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion. See “Risk Factors — Risks Related to Doing Business in the PRC — Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.” on page 30.

Risks Related to Our Ordinary Shares and This Offering:

•        Recent joint statement by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 34.

•        There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all” on page 35.

•        Substantial future sales or perceived potential sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Substantial future sales or perceived potential sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline” on page 37.

•        We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment” on page 37.

•        We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively” on page 37.

•        For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies” on page 39.

•        We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” on page 39.

•        As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards” on page 40.

Regulatory Developments

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, and adopting new measures to extend the scope of cybersecurity reviews.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require that an offshore special purpose vehicle (the “SPV”), formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the China Securities Regulatory Commission (the “CSRC”) prior to listing such SPV’s securities on an overseas stock exchange, especially in the event that the SPV acquires shares or an equity interest in the PRC companies by offering the shares of any offshore companies.

On July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued the Measures for Cybersecurity Review (Revision Draft for Comments), or the Measures, for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any online platform operators controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs.

As advised by our PRC legal counsel, AllBright Law Offices (Fuzhou), neither we nor the operating entities are subject to cybersecurity review by the CAC, since neither we nor the operating entities currently have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, and collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), which stipulate that Chinese-based companies, or the issuer, shall fulfill the filing procedures after the issuer makes an application for initial public offering and listing in an overseas market, and certain overseas offering and listing such as those that constitute a threat to or endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law, may be prohibited under the Draft Rules Regarding Overseas Listing. On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures with the CSRC; if a domestic company fails to complete the filing procedures, such domestic company may be subject to administrative penalties; and (2) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, neither we nor any of the PRC subsidiaries have been subject to any investigation, or received any notice, warning, or sanction from the CSRC or other applicable government authorities related to this offering. Although our registration statement on Form F-1, of which this prospectus forms a part, was declared effective on March 30, 2023, if we fail to complete this offering on or before September 30, 2023, we will be required to file with the CSRC in relation to this offering. There is no assurance that we can complete such filing in a timely manner or even at all. Any failure by us to comply with such filing requirements may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities.

As further advised by our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, we and the operating entities have received from PRC government authorities all requisite permits or licenses needed to engage in the businesses currently conducted in China. Such permits and licenses include our Business License and Special Equipment Registration for Service and Food Business License. The following table provides details on the permits and licenses held by the operating entities.

Company	Permit/License	Issuing authority	Term
Nanping Golden Heaven Amusement Park Management Co., Ltd.	Business License	Nanping City Administration for Market Regulation	Long term
Changde Jinsheng Amusement Development Co., Ltd.	Business License	Changde City Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Changde City Administration for Market Regulation	Starting from October 10, 2018, renewed each year

Company	Permit/License	Issuing authority	Term
Qujing Jinsheng Amusement Investment Co., Ltd.	Business License	Qujing City Qilin District Administrative Examination and Approval Bureau	Long term
	Special Equipment Registrations for Service	Qujing City Qilin District Administration for Market Regulation	Starting from around February 2015, renewed each year
Tongling Jinsheng Amusement Investment Co., Ltd.	Business License	Tongling Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Tongling Quality and Technical Supervision Bureau	Starting from around October 2016, renewed each year
Yuxi Jinsheng Amusement Development Co., Ltd.	Business License	Yuxi City Hongta District Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Yuxi City Hongta District Administration for Market Regulation	Starting from September 11, 2017, renewed each year
Yueyang Jinsheng Amusement Development Co., Ltd.	Business License	Yuyang City Junshan District Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Yueyang Quality and Technical Supervision Bureau	Starting from July 2, 2018, renewed each year
Mangshi Jinsheng Amusement Park Co., Ltd.	Business License	Mangshi Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Mangshi Administration for Market Regulation	Starting from October 24, 2017, renewed each year
	Food Business License	Mangshi Administration for Market Regulation	June 15, 2020 to June 14, 2026

In addition, our ordinary shares may be delisted from a national exchange or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the PCAOB is unable to inspect our auditor for two consecutive years. On December 16, 2021, the PCAOB issued its determinations that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our auditor, B F Borgers CPA PC, has been inspected by the PCAOB on a regular basis, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. On August 26, 2022, the PCAOB signed the SOP Agreements with the CSRC and China’s Ministry of Finance. The SOP Agreements establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any

U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. If trading in our ordinary shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our ordinary shares and trading in our ordinary shares could be prohibited. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” beginning on page 34 of this prospectus.

Cash Transfers and Dividend Distributions

As of the date of this prospectus, our Cayman Islands holding company has not declared or paid dividends, made distributions, or transferred assets to its subsidiaries or to investors in the past, nor have any dividends, distributions or asset transfers been made by any subsidiary to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our ordinary shares in the foreseeable future after this offering. See “Risk Factors — Risks related to Our Ordinary Shares and This Offering — We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment” beginning on page 37 of this prospectus. Subject to certain contractual, legal and regulatory restrictions, cash and capital contributions may be transferred among our Cayman Islands holding company and the Chinese operating entities. If needed, our Cayman Islands holding company can transfer cash to the Chinese operating entities through loans and/or capital contributions, and the Chinese operating entities can transfer cash to our Cayman Islands holding company through loans and/or issuing dividends or other distributions. There are limitations on the ability to transfer cash between the Cayman Islands holding company, the Chinese operating entities or investors. Cash transfers from the Cayman Islands holding company to the Chinese operating entities are subject to the applicable PRC laws and regulations on loans and direct investment. See “Risk Factors — Risks Related to Doing Business in the PRC — PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business” beginning on page 29 of this prospectus. If any of the operating entities incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Cash transfers from the Chinese operating entities to the Cayman Islands holding company are subject to the current PRC regulations, which permit the Chinese operating entities to pay dividends to their shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. See “Risk Factors — Risks Related to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” beginning on page 29 of this prospectus. Cash transfers from the Cayman Islands holding company to the investors is subject to the restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion. See “Risk Factors — Risks Related to Doing Business in the PRC — Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment” beginning on page 30 of this prospectus. Additionally, to the extent cash or assets in the business is in China or a Chinese operating entity, the funds or assets may not be available to fund operations or for other use outside of China due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets. See “Risk Factors — Risks Related to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” beginning on page 29 of this prospectus.

As of the date of this prospectus, we have not maintained any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations.

Corporate Information

Our principal executive offices are located at No. 8 Banhouhaichuan Rd, Xiqin Town, Yanping District, Nanping City, Fujian Province, China 353001, and our telephone number is +86 0599 8508022. Our website is jsyoule.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As long as we remain an emerging growth company, we may rely on exemptions from some of the reporting requirements applicable to public companies that are not emerging growth companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A;”

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Conventions that Apply to this Prospectus

Unless we indicate otherwise, references in this prospectus to:

•        “BVI” are to the British Virgin Islands;

•        “CAC” are to the Cyberspace Administration of China;

•        “China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan;

•        “CSRC” are to the China Securities Regulatory Commission;

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•        “Nasdaq” are to Nasdaq Stock Market LLC;

•        “NDRC” are to the National Development and Reform Commission of the PRC;

•        “operating entities” are to the six subsidiaries that conduct our operations in China, consisting of Changde Jinsheng Amusement Development Co., Ltd., Qujing Jinsheng Amusement Investment Co., Ltd., Tongling Jinsheng Amusement Investment Co., Ltd., Yuxi Jinsheng Amusement Development Co., Ltd., Yueyang Jinsheng Amusement Development Co., Ltd., and Mangshi Jinsheng Amusement Park Co., Ltd.;

•        “Ordinary Shares” are to the ordinary shares of the Company, par value $0.0001 per share;

•        “RMB” and “Renminbi” are to the legal currency of China;

•        “SEC” are to the United States Securities and Exchange Commission;

•        “Securities Act” are to the Securities Act of 1933, as amended;

•        “U.S.”, “US” or “United States” are to United States of America, its territories, its possessions and all areas subject to its jurisdiction;

•        “US$,” “$” and “U.S. dollars” are to the legal currency of the United States; and

•        “we,” “the Company,” “us,” “our company,” “our” are to Golden Heaven Group Holdings Ltd., our Cayman Islands holding company, unless the context suggests otherwise, and also includes its subsidiaries when describing the consolidated financial information of Golden Heaven Group Holdings Ltd.

Our reporting and functional currency is the Renminbi. Solely for the convenience of the reader, this prospectus contains translations of some RMB amounts into U.S. dollars, at specified rates. Except as otherwise stated in this prospectus, all translations from RMB to U.S. dollars are made at RMB6.58 to US$1.00. No representation is made that the RMB amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate. We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.

Our fiscal year end is September 30. References to a particular “fiscal year” are to our fiscal year ended September 30 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “US GAAP”).

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by iResearch, Inc., a third-party industry research firm, to provide information regarding our industry and market position. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

The Offering

Offering Price	The initial public offering price is US$4.00 per ordinary share.
Ordinary Shares offered by us	1,750,000 ordinary shares
Ordinary Shares outstanding prior to the completion of this offering	50,000,000 ordinary shares
Ordinary Shares outstanding immediately after this offering	51,750,000 ordinary shares
Use of Proceeds	We anticipate using the net proceeds of this offering primarily for the purposes of expanding the market share and improving our financial performance. See “Use of Proceeds” for more information.
Lock-up

We have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ordinary shares or similar securities for a period ending three months after the completion of the offering. Furthermore, each of our directors, executive officers and shareholders of 5% or more of our ordinary shares has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and similar securities.

Listing	We have been approved to list our ordinary shares on the Nasdaq Capital Market under the symbol “GDHG.”
Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ordinary shares.
Capital Structure and Voting Rights

Our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each.

Holders of ordinary shares are entitled to one vote per one ordinary share. See “Description of Share Capital.”

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our ordinary shares if you can bear the risk of loss of your entire investment.

We are providing the following summary of the risk factors contained in this prospectus to enhance the readability and accessibility of our risk factor disclosures. We encourage you to carefully review the full risk factors contained in this prospectus in their entirety for additional information regarding the risks that could cause our actual results to vary materially from recent results or from our anticipated future results.

Risks Related to Our Business and Industry

•        The COVID-19 pandemic has disrupted the operating entities’ business and will adversely affect our results of operations and various other factors beyond our control could adversely affect our financial condition and results of operations.

•        The parks managed by the operating entities are located on leased properties, and there is no assurance that the operating entities will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms.

•        The operating entities may not be able to maintain or increase the cost-effectiveness of their entertainment offerings.

•        The high fixed cost structure of park operations can result in significantly lower margins if revenues decline.

•        Declines in discretionary guest spending and guest confidence, or changes in guest tastes and preferences, could affect the profitability of the operating entities’ business.

•        If the operating entities are unable to conduct marketing activities in a cost-effective manner, our results of operations and financial condition may be materially and adversely affected.

•        The operating entities operate in a competitive industry and their revenues, profits or market share could be harmed if they are unable to compete effectively.

•        Our historical financial and operating results are not indicative of future performance and our financial and operating results may fluctuate.

•        The operating entities may not be able to fund capital investment in future projects and may not achieve the desired outcome of their growth initiatives.

•        The operating entities may not succeed in their cost saving strategies.

•        The operating entities may be unable to contract with third-party suppliers for rides and attractions, and construction delays may occur and impact attraction openings.

•        Financial distress experienced by business partners and other contract counterparties could have an adverse impact on the operating entities.

•        Increased labor costs, inability to retain suitable employees, or unfavorable labor relations may adversely affect the business, financial condition or results of operations.

•        If the operating entities lose key personnel, their business may be adversely affected.

•        If the operating entities’ intellectual property rights are infringed on by third-parties or if the operating entities are alleged or found to have infringed on the intellectual property rights of others, it may adversely affect the business of the operating entities.

•        The operating entities’ business depends on the continued success of their brand, and if they fail to maintain and enhance the recognition of their brand, they may face difficulty expanding their business.

•        Incidents or adverse publicity concerning the parks or the amusement park industry in general could harm the brand, reputation or profitability of the operating entities.

•        Adverse litigation judgments or settlements resulting from legal proceedings could reduce the profits or negatively affect the business operations of the operating entities.

•        Bad or extreme weather conditions can reduce park attendance.

•        Significant revenue is generated in Hunan Province, China. Therefore any risks affecting that area may materially adversely affect the business of the operating entities.

•        The insurance coverage maintained by the operating entities may not be adequate to cover all possible losses and the insurance costs may increase.

•        Interruptions or failures that impair access to information technology systems could adversely affect the business of the operating entities.

•        Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

Risks Related to Doing business in the PRC

•        Adverse changes in economic, political and social conditions of the PRC government could have a material adverse effect on the operating entities’ business.

•        The legal system of the PRC is not fully developed and there are inherent uncertainties that may affect the protection afforded to the operating entities’ business and our shareholders.

•        The Chinese government exerts substantial influence over the manner in which the operating entities conduct their business activities, may intervene or influence such operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in such operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless.

•        Failing to obtain the approval from the NDRC’s provincial counterparts or other PRC government authorities may have an adverse effect on the operating entities’ business activities.

•        The approval and/or other requirements of the CSRC or other PRC government authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval.

•        Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

•        PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject the operating entities to liability or penalties, limit our ability to inject capital into the operating entities, limit the operating entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

•        PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

•        We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets.

•        PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business.

•        We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws.

•        Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.

•        Fluctuations in exchange rates could result in foreign currency exchange losses.

•        The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect the operating entities’ business and results of operations.

•        The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

•        If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

•        Our business may be materially and adversely affected if any of the operating entities declares bankruptcy or becomes subject to a dissolution or liquidation proceeding.

•        If the operating entities are not in compliance with the relevant PRC tax laws and regulations, our financial condition and results of operations may be negatively affected.

•        If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our operations and reputation and could result in a loss of your investment in our ordinary shares, especially if such matter cannot be addressed and resolved favorably.

•        It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

Risks Related to Our Ordinary Shares and This Offering

•        Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

•        There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

•        Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

•        The trading price of our ordinary shares is likely to be volatile, which could result in substantial losses to investors.

•        If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the ordinary shares, the market price for the ordinary shares and trading volume could decline.

•        Substantial future sales or perceived potential sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

•        We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment.

•        We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

•        Certain judgments obtained against us by our shareholders may not be enforceable.

•        There can be no assurance that we will not be a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, which could subject United States holders of our ordinary shares to significant adverse United States federal income tax consequences.

•        For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

•        We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

•        If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

•        As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

•        We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

•        The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

•        The price of our ordinary shares could be subject to rapid and substantial volatility.

The following risk factors should be read carefully in connection with evaluating us and this prospectus. Certain statements in “Risk Factors” are forward-looking statements. See “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

Risks Related to Our Business and Industry

The COVID-19 pandemic has disrupted the operating entities’ business and will adversely affect our results of operations and various other factors beyond our control could adversely affect our financial condition and results of operations.

In response to the COVID-19 pandemic, quarantines, travel restrictions, social distancing rules, and lockdown measures have been implemented and may be re-implemented pursuant to governmental orders and mandates in China. These actions, in addition to concerns relating to the public health impacts of the virus, may prevent the operating entities from conducting business activities at full capacity and may lead to temporary cessation of certain business activities.

For example, in the fourth quarter of 2021, China experienced severe COVID-19 outbreaks and implemented various COVID-19 restrictions. As a result, the operating entities were adversely affected. Tongling West Lake Amusement World was closed from March 16 to April 10, 2022, and the number of guest visits per month at each amusement park declined by approximately 1,000 to 23,000 from February 2022 to April 2022. Since the end of 2022, China has eased the COVID-19 restrictions.

Despite the ongoing economic recovery, the extent and duration of the impacts of the COVID-19 pandemic over the long term and the measures implemented in response to the COVID-19 pandemic remain uncertain. The COVID-19 pandemic could continue to have a significant adverse impact on the operating entities’ business, including future park closures, disruptions in business activities, restrictions on travel, prohibitions on public gatherings, decrease in park attendance, and reduction in guest spending, any of which events could materially and adversely impact our financial condition, and results of operations.

In addition to the COVID-19 pandemic, various other factors beyond our control could adversely affect the operating entities’ business, our financial condition, and results of operations. Such factors include, but are not limited to:

•        natural disasters, such as hurricanes, fires, earthquakes, tsunamis, tornados, floods and volcanic eruptions and man-made disasters, such as oil spills, any of which may deter travelers from scheduling vacations or cause them to cancel travel or vacation plans;

•        outbreaks of pandemic or contagious diseases or guests’ concerns relating to potential exposure to travel-related health concerns, such as pandemics and epidemics such as coronaviruses, Ebola, Zika, Influenza H1N1, avian bird flu, SARS and MERS;

•        changes in the desirability of particular locations or guest travel patterns;

•        oil prices and travel costs and the financial condition of the airline, automotive and other transportation-related industries, any travel-related disruptions or incidents and their impact on travel, particularly to or in cities where we have parks;

•        war, terrorist activities or threats and heightened travel security measures instituted in response to these events;

•        actions or statements by governmental officials related to travel and the resulting public perception of travel; and

•        interruption of public or private utility services to the parks.

Any one or more of these factors could adversely affect attendance, revenue, and per capita spending at the parks, which could adversely affect the operating entities’ business, and, in turn, our financial condition and results of operations.

The parks managed by the operating entities are located on leased properties, and there is no assurance that the operating entities will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms.

All of the parks managed by the operating entities are located on properties leased from the local governments in China. Although the operating entities are entitled to the right of first refusal to renew all of the current leases upon their expiration and have maintained good relationships with the governments, there is no assurance that the operating entities will be able to renew such leases on commercially reasonable terms, or at all. In the event that the operating entities are unable to renew the current leases, they will be forced to relocate and may not be able to find suitable alternative premises. Even if they are able to find desirable alternative locations, they may incur extraordinary relocation costs, hefty rental payments and significant managerial expenses. If any of these events occurs, the operating entities’ business, and, in turn, our financial condition and results of operations may be materially and adversely affected.

The operating entities may not be able to maintain or increase the cost-effectiveness of their entertainment offerings.

The operating entities offer a variety of cost-effective recreational experiences to the park guests. The current pricing for their entertainment offerings is based, in part, on the guests’ spending power and has remained at a relatively low level. The operating entities could be compelled to increase the pricing due to various factors beyond their control including, but not limited to, any deterioration of general economic or other conditions in the areas where the parks are located, increases in the prices charged by the suppliers, impairment to the major assets in the parks, increases in repairs and maintenance costs, and changes in market trends and competition. If any of these events takes place, the operating entities may not be able to maintain or increase the cost-effectiveness of their entertainment offerings. As a result, their business, and our financial condition and results of operations could be materially and adversely affected.

The high fixed cost structure of park operations can result in significantly lower margins if revenues decline.

The operating entities’ significant expenses are attributed to depreciation and amortization of property and equipment, real property rent, repairs and maintenance, utilities, and marketing costs. A large portion of the expenses does not vary significantly with park attendance and is relatively fixed. These fixed expenses may increase at a greater rate than the revenues and may not be able to decrease at the same rate as declining revenues. If cost-saving efforts are insufficient to offset declines in revenues or are impracticable, the operating entities could experience a material decline in margins, revenues, profitability and reduced or negative cash flows.

Declines in discretionary guest spending and guest confidence, or changes in guest tastes and preferences, could affect the profitability of the operating entities’ business.

The operating entities’ success depends to a significant extent on (i) their ability to provide quality entertainment products, (ii) their ability to satisfy changing guest preferences, and (iii) the availability of discretionary guest spending. If the operating entities are unable to meet the changing preferences of the markets or the entertainment products that they offer do not achieve sufficient guest acceptance, they may not be able to maintain the existing guest patronage or attract new guests. In addition, severe economic downturns coupled with high volatility and uncertainty as to the future economic landscape could have an adverse effect on guests’ discretionary income and guest confidence. If the operating entities are unable to meet the changing guest demands, or if discretionary guest spending decreases, the operating entities’ business, and our financial condition and results of operations could be materially and adversely affected.

If the operating entities are unable to conduct marketing activities in a cost-effective manner, our results of operations and financial condition may be materially and adversely affected.

The operating entities utilize a broad mix of marketing and promotional programs, including online advertising, social marketing, and outdoor advertising activities, to attract prospective guests. There is no assurance that these marketing and promotional programs will always be well received or result in the anticipated levels of sales, that these programs will always be implemented in a cost-effective manner, that these programs will always keep pace with industry development and guest preferences, or that the operating entities will be able to recruit or retain experienced marketing employees. Failures to implement the existing marketing programs in a cost-effective manner or to introduce new branding approaches to adapt to the evolving trends could reduce the operating entities’ market share, cause their revenue to decline and negatively impact their profitability.

The operating entities operate in a competitive industry and their revenues, profits or market share could be harmed if they are unable to compete effectively.

The parks of the operating entities compete with other theme, water and amusement parks and with other types of recreational facilities and forms of entertainment. The principal competitive factors in the amusement park industry include location, scale, and the variety and perceived quality of the rides and attractions. The amusement park industry is also subject to factors that affect the recreation industries generally, such as general economic conditions, travel restrictions, and changes in guest spending habits. Certain competitors of the operating entities may have substantially greater financial resources, may be able to adapt more quickly to changing guest preferences, may devote greater resources to rides and attractions, may develop new rides, attractions or shows that are perceived to be of a higher quality and entertainment value, and may attract a greater number of guests than the operating entities. As a result, the operating entities may not be able to compete successfully against such competitors. If they are unable to compete effectively, their business, and our financial condition or results of operations may be adversely affected.

Our historical financial and operating results are not indicative of future performance and our financial and operating results may fluctuate.

In the fiscal years ended September 30, 2021 and 2022, our revenue was US$38,517,742 and US$41,788,196, respectively. For the same fiscal years, our net income was US$13,580,375 and US$14,328,374, respectively. The results of operations of the operating entities may vary from period to period in response to a variety of factors beyond our control, including general economic conditions, regulatory actions pertaining to the amusement park industry, changes in guest spending and preferences, as well as non-recurring charges incurred in connection with extraordinary transactions. Due to these and other factors, our historical financial performance, growth rates, profitability and operating results may not indicate future performance and you should not rely on them to predict our future performance.

The operating entities may not be able to fund capital investment in future projects and may not achieve the desired outcome of their growth initiatives.

Because a principal competitive factor in the amusement park industry is the variety and perceived quality of the rides and attractions, the operating entities need to make continued capital investments on the addition of new rides and attractions and the improvements of the existing facilities. These growth initiatives may require significant commitments of capital investments. The ability to fund capital investments will depend on the ability to generate sufficient cash flow from operations and raise capital from third parties. There is no assurance that the operating entities will be able to generate sufficient cash flow from operations, or that they will be able to obtain sufficient financing on adequate terms, or at all, which could cause the operating entities to delay or abandon certain capital investment projects. Even if the operating entities are able to fund capital investments, there is no assurance that their growth initiatives will enhance guest experiences as planned or increase revenues at the expected rate. If the operating entities are unable to recover the costs associated with their growth initiatives or to realize the intended benefits of their growth initiatives, our financial condition and results of operations may be adversely affected.

The operating entities may not succeed in their cost saving strategies.

The operating entities continue to identify and execute on cost-saving opportunities designed to improve operational efficiencies and optimize project management. There is no assurance that the operating entities will be able to achieve or sustain cost savings, realize or sustain operational efficiencies, or achieve other benefits that they may initially expect. Such failures may result in various unnecessary costs, temporary operational inefficiencies, and could negatively impact our financial condition and results of operations.

The operating entities may be unable to contract with third-party suppliers for rides and attractions, and construction delays may occur and impact attraction openings.

The success of the operating entities depends, to a large extent, on the continued operation of their parks and the offering of quality rides and attractions to their guests. The operating entities may be unable to purchase or contract with third-party suppliers to build quality rides and attractions, to maintain those rides and attractions at competitive prices, or to provide the replacement parts needed to maintain the operation of such rides and attractions. In addition, if the third-party suppliers’ financial condition deteriorates or if they go out of business, the operating entities may not be able to obtain the full benefit of warranties or indemnities typically contained in their contracts or may need to incur greater costs for the maintenance, repair, or replacement of these assets. The operating entities may experience downtime for the existing rides and attractions or incur unanticipated construction delays in completing new capital investment projects, which could adversely affect attraction openings, park attendance and revenues.

Financial distress experienced by business partners and other contract counterparties could have an adverse impact on the operating entities.

The operating entities are party to numerous contracts of varying durations. Although the operating entities attempt to assess the creditworthiness of their business partners and other contract counterparties, there is no assurance as to the creditworthiness of any such business partner or contract counterparty. In the future, some of these business partners and contract counterparties may be highly leveraged, may be subject to operating, market and regulatory risks, and may experience severe financial problems that can have a significant impact on their creditworthiness. Any material nonperformance of contractual arrangements by these business partners and contract counterparties or any financially distress experienced by them could adversely impact the operating entities’ business, and, in turn, our results of operations and financial condition.

Increased labor costs, inability to retain suitable employees, or unfavorable labor relations may adversely affect the business, financial condition or results of operations.

The operating entities are driven by the mission to provide quality services and valued experiences to their guests. To accomplish this mission, the operating entities devote significant resources to recruiting and training their employees. Their ability to manage and control labor costs is subject to numerous external factors, including market pressures with respect to prevailing wage rates, unemployment levels, health and other insurance costs, as well as the impact of legislation or regulations governing wage and employee benefits. Any changes in these external factors could significantly increase labor costs, which would reduce the net income and cash flows of the operating entities.

The operating entities aim to motivate and retain qualified employees. If the employees are unsatisfied with what the operating entities offer, such as remuneration packages or working environment, the operating entities may not be able to retain qualified employees or replace them with personnel of appropriate skill sets and personal attributes at comparable costs. In such event, the operating entities may need to expend additional resources to retain or replace suitable employees.

From time to time, the operating entities may be subject to various employment-related claims, such as individual actions or government enforcement actions relating to wage-hour, labor standards, or healthcare and benefit issues. Such actions, if brought against the operating entities and successful in whole or in part, may materially and adversely affect the business of the operating entities, and our financial condition or results of operations.

If the operating entities lose key personnel, their business may be adversely affected.

The operating entities depend on the continued contributions of key employees, including members of senior management teams who have extensive experience in the amusement park industry. Our senior management teams have approximately 20 years of management experience on the average. Failure to attract, motivate and retain key employees, changes in the senior management teams, or failure to develop and implement a viable succession plan, could adversely affect the business and future success of the operating entities. In addition, if any member of senior management teams or any other key employee joins a competitor or forms a competing company, the operating entities may experience difficulty in managing their business effectively. Any such disruption or difficulty in filling key management roles could have a material adverse impact on the business of the operating entities.

If the operating entities’ intellectual property rights are infringed on by third-parties or if the operating entities are alleged or found to have infringed on the intellectual property rights of others, it may adversely affect the business of the operating entities.

The operating entities’ intellectual property, including trademarks, domain names, copyright, and other proprietary rights, constitutes significant value to the operating entities’ business. To protect these intellectual property rights, the operating entities primarily rely upon the relevant intellectual property laws of the PRC. However, there is no assurance that this form of protection will be successful in any given case, particularly since the laws of the PRC do not protect proprietary rights as fully as in the United States. The operating entities may be unable to timely and effectively prevent, detect, or address the misappropriation, infringement or violation of their intellectual property rights, which could adversely affect their revenues and business.

The operating entities have not been subject to any adverse claims, proceedings or actions relating to the intellectual property rights of themselves or of any third party in the PRC. There is no assurance that the operating entities do not and will not infringe the intellectual property rights of others. The operating entities may be subject to litigation and other claims in the future, in the ordinary course of their business, based on allegations of infringement or other violations of the intellectual property rights of others. Regardless of their merits, intellectual property claims can divert the management’s efforts and can be time-consuming and expensive to litigate or settle. In addition, to the extent claims against the operating entities are successful, the operating entities may have to pay substantial monetary damages or discontinue, modify, or rename certain products or services that are found to be in violation of another party’s rights. The operating entities may have to seek a license, if available on acceptable terms or at all, to continue offering products and services, which may significantly increase operating expenses.

The operating entities’ business depends on the continued success of their brand, and if they fail to maintain and enhance the recognition of their brand, they may face difficulty expanding their business.

We believe the market awareness of the operating entities’ brand has contributed significantly to the success of their business. Maintaining and enhancing their brand is critical to their efforts to increase their network of partners and guests. The operating entities’ ability to compete effectively depends on the perceived value of their goods and services versus competing alternatives. A failure by their guests to distinguish between the operating entities’ brand and the services provided by their competitors may result in a reduction in sales volume and revenue.

Incidents or adverse publicity concerning the parks or the amusement park industry in general could harm the brand, reputation or profitability of the operating entities.

The park operation involves the risk of accidents, illnesses, environmental issues, and other incidents which may cause a loss of guest confidence, reduce guest attendance, and harm the operating entities’ brand, reputation or profitability. In addition, other types of adverse publicity concerning the operating entities’ business, their management teams, or the amusement park industry in general could harm the business of the operating entities. The considerable expansion in the use of social media over recent years has compounded the impact of negative publicity. There may be perception issues and negative media attention that could materially adversely affect the business of the operating entities, and, in turn, our financial condition, and results of operations.

Adverse litigation judgments or settlements resulting from legal proceedings could reduce the profits or negatively affect the business operations of the operating entities.

The operating entities have been subject to various legal proceedings. In 2021, Yueyang Jinsheng Amusement Development Co., Ltd. (“Yueyang Jinsheng”) was involved in a dispute with a guest who was physically injured during her visit to Yueyang Amusement World. The court ordered Yueyang Jinsheng to pay damages in the amount of RMB159,826.44. As of the date of this prospectus, the outstanding amount of such damages has been paid in full. The operating entities were subject to two other similar actions initiated by injured guests and such actions have been fully resolved as of the date of this prospectus. In 2022, the operating entities were not subject to any litigation.

In addition, the operating entities were involved in other disputes, such as labor and contract disputes. See “Business — Legal Proceedings.” There may be no or inadequate insurance policies to cover related payment liabilities. However, according to our PRC legal counsel, AllBright Law Offices (Fuzhou), these proceedings and outstanding payment liabilities do not materially adversely affect the business of the operating entities, or our financial condition and results of operations.

The operating entities may, in the future, be subject to allegations, claims and legal actions arising in the ordinary course of their business, which may include claims by shareholders and claims by third parties, including guests, suppliers, business partners, or regulators. If any of these proceedings is determined adversely against the operating entities, or results in judgments, fines or settlements involving a payment of a material sum of money, it could materially and adversely affect our business, financial condition, and results of operations. In addition, negative publicity could adversely affect the reputation and brand of the operating entities. Even the successful defense of these proceedings may cause the operating entities to incur substantial legal costs and may divert management’s attention and resources.

Bad or extreme weather conditions can reduce park attendance.

Bad or extreme weather conditions and forecasts of bad or mixed weather conditions may adversely affect park attendance and revenue. Bad or extreme weather conditions could decrease park attendance and revenue by various degrees, depending on the specific locations and weather conditions. Since the operating entities’ parks are geographically concentrated in the southern portion of China, a weather pattern affecting that area could adversely affect a number of parks and disproportionately impact their results of operations.

Significant revenue is generated in Hunan Province, China. Therefore any risks affecting that area may materially adversely affect the business of the operating entities.

In the fiscal years of 2021 and 2022, a significant portion of the operating entities’ revenue was generated in Hunan Province, China. Any risks described in this prospectus, such as the occurrence of natural disasters and travel-related disruptions, affecting Hunan Province may materially adversely affect the business of the operating entities, especially if they have the effect of decreasing park attendance or, in extreme cases, cause park closures for any period of time, which could adversely affect our financial condition, or results of operations.

The insurance coverage maintained by the operating entities may not be adequate to cover all possible losses and the insurance costs may increase.

Although the operating entities carry public liability insurance policies for each park, there can be no assurance that these insurance policies will be sufficient to cover the full extent of all losses or liabilities in the parks. If the operating entities experience events for which they are not insured or if they experience losses in excess of the insurance coverage maintained, it could adversely affect their business and, in turn, our financial condition and results of operations. The operating entities generally renegotiate and renew their insurance policies on an annual basis. There is no assurance that they will be able to renew the current insurance policies on favorable terms, or at all. In addition, if the operating entities or the other park operators sustain significant losses or make significant insurance claims, then the operating entities’ ability to obtain future insurance coverage at commercially reasonable rates could be materially and adversely affected.

Interruptions or failures that impair access to information technology systems could adversely affect the business of the operating entities.

The operating entities rely on information technology systems to process, transmit, and store information in relation to their operations. For example, the operating entities use proprietary park management software to admit guests to the parks, to activate and reload prepaid cards for access to rides and attractions, and to monitor and conduct daily operations. These information technology systems may be vulnerable to interruption due to a variety of events beyond control, including but not limited to, natural disasters, telecommunications failures, computer viruses, hacking and other security issues. Any material interruptions or failures in these information technology systems could cause disruptions in business operations and may require a significant investment to update, remediate or replace with alternate systems. The costs and potential problems associated with supporting, maintaining, remediating and upgrading the existing information technology systems, or with implementing new systems, may severely disrupt the business operations of the operating entities.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

We have engaged iResearch Inc., an independent third-party industry consultant to prepare a commissioned industry report that analyzes the Chinese amusement park industry. Information and data relating to the Chinese amusement park industry have been derived from iResearch’s industry report. Statistical data included in the report also include projections based on a number of assumptions. The Chinese amusement park industry may not grow at the rate projected by market data, or at all. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We have not independently verified the information contained in iResearch’s industry report, or any third-party publications and reports that iResearch has relied on in preparing its report. Information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, industry publications and reports generally indicate that the information contained therein is believed to be reliable, but there is no assurance as to the accuracy and completeness of such information.

Risks Related to Doing Business in the PRC

Adverse changes in economic, political and social conditions of the PRC government could have a material adverse effect on the operating entities’ business.

The parks managed by the operating entities are located in six different cities in China. Accordingly, the operating entities’ business, financial condition, results of operations and growth prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most of the developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past four decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in social conditions in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect the operating entities’ business and operating results, lead to reduction in demand for their services and adversely affect their competitive position. The Chinese government has implemented various measures to encourage economic growth and guide allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on the operating entities. For example, the operating entities’ financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may, in turn, adversely affect our business and operating results.

The legal system of the PRC is not fully developed and there are inherent uncertainties that may affect the protection afforded to the operating entities’ business and our shareholders.

The PRC legal system is a civil law system based on written statutes. Prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since the PRC legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection that we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

The Chinese government exerts substantial influence over the manner in which the operating entities conduct their business activities, may intervene or influence such operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in such operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless.

The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The operating entities’ ability to operate in China may be harmed by changes in Chinese laws and regulations, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. The PRC central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on the operating entities’ part for compliance with such regulations or interpretations. Government actions in the future could significantly affect economic conditions in China or particular regions thereof, and could require the operating entities to materially change their operating activities or divest themselves of any interests they hold in Chinese assets. The operating entities’ business may be subject to various types of government and regulatory interference, such as requiring the operating entities to conduct a cyber security review. The operating entities may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The operating entities’ operations could be adversely affected by existing or future laws and regulations relating to the amusement park business or industry.

Any of these events could result in a material change in the operations of the operating entities and the value of our ordinary shares. The Chinese government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such actions by the Chinese government could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Failing to obtain the approval from the NDRC’s provincial counterparts or other PRC government authorities may have an adverse effect on the operating entities’ business activities.

According to the PRC law, small and medium-sized theme parks, with the area between 0.8 square kilometers and 2.4 square kilometers, or the investment between RMB0.2 billion and RMB1.5 billion, need to obtain the approval from the NDRC’s provincial counterparts. According to our PRC legal counsel, AllBright Law Offices (Fuzhou), two of the amusement parks that are operated by the operating entities, Tongling West Lake Amusement World and Yueyang Amusement World, fulfill the standard of small- and medium-sized theme parks. Therefore, these two parks are subject to the approval of the NDRC’s provincial counterparts. The other four parks managed by the operating entities are not subject to the Theme Park Opinions. As of the date of this prospectus, both Tongling West Lake Amusement World and Yueyang Amusement World failed to gain the approval of the NDRC’s provincial counterparts and applications for their approval were filed only with the NDRC’s city counterparts, because the relevant government authorities had the misunderstanding that these two parks were not subject to the Theme park Opinions. As of the date of this prospectus, we have not received any administrative action, fine or penalty from the relevant government authorities with respect to such non-compliance. We have received the confirmation from both the NDRC of Junshan District, Yueyang City and the NDRC of Tongling City, that the construction of Yueyang Amusement World and Tongling West Lake Amusement World have been filed with the NDRC’s city counterparts, and if these two parks are later found to require further approval under the Theme Park Opinions, such authorities will assist with gaining such approval.

The approval and/or other requirements of the CSRC or other PRC government authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. There remains uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering.

On July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities, which provided that the administration and supervision of overseas-listed China-based companies will be strengthened, and the special provisions of the State Council on overseas issuance and listing of shares by such companies will be revised, clarifying the responsibilities of domestic industry competent authorities and regulatory authorities.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, and collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), which stipulate that Chinese-based companies, or the issuer, shall fulfill the filing procedures after the issuer makes an application for initial public offering and listing in an overseas market, and certain overseas offering and listing such as those that constitute a threat to or endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law, may be prohibited under the Draft Rules Regarding Overseas Listing. On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures with the CSRC; if a domestic company fails to complete the filing procedures, such domestic company may be subject to administrative penalties; and (2) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, neither we nor any of the PRC subsidiaries have been subject to any investigation, or received any notice, warning, or sanction from the CSRC or other applicable government authorities related to this offering. Although our registration statement on Form F-1, of which this prospectus forms a part, was declared effective on March 30, 2023, if we fail to complete this offering on or before September 30, 2023, we will be required to file with the CSRC in relation to this offering. There is no assurance that we can complete such filing in a timely manner or even at all. Any failure by us to comply with such filing requirements may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities.

In addition, if the PRC government authorities later promulgate new rules or explanations requiring that we obtain their approvals for filings, registrations or other kinds of authorizations for an offering, there is no assurance that we can obtain the approval, authorizations, or complete required procedures or other requirements in a timely manner, or at all, or obtain a waiver of the requisite requirements if and when procedures are established to obtain such a waiver.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On November 14, 2021, the CAC published the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”), which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the CAC. According to the Security Administration Draft, data processing operators shall apply for a cybersecurity review by the relevant Cyberspace Administration of the PRC under certain circumstances, such as (i) mergers, restructurings, and divisions of Internet platform operators that hold large amount of data relating to national security, economic development, or public interest which affects or may affect the national security, (ii) overseas listings of data processors that process personal data for more than one million individuals, (iii) Hong Kong listings of data processors that affect or may affect national security, and (iv) other data processing activities that affect or may affect the national security. The deadline for public comments on the Security Administration Draft was December 13, 2021.

The PRC Data Security Law, which was promulgated by the SCNPC on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the People’s Republic of China, or the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021.

In addition, the PRC regulatory authorities have recently taken steps to strengthen the regulations on data protection and conducted several rounds of relevant inspections. The Rules on the Scope of Necessary Personal Information for Common Types of Mobile Internet Applications, which came into effect on May 1, 2021 (the “Necessary Personal Information Rules”), require that the operators of mobile apps shall not deny the users who do not consent to the collection of unnecessary personal information from using the basic functions and services of such apps. In addition, under the Necessary Personal Information Rules, “necessary personal information” refers to personal information necessary for ensuring the normal operation of an app’s basic functional services. The basic functional services of the operating entities’ apps are providing instant messaging services through texts, pictures, voice, and video, where the necessary personal information includes mobile phone numbers and account numbers of registered users and lists of accounts of instant messaging contact persons.

As advised by our PRC legal counsel, AllBright Law Offices (Fuzhou), neither we nor the operating entities are subject to cybersecurity review by the CAC, since neither we nor the operating entities currently have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. As of the date of this prospectus, we have not received any notice from any authorities identifying the operating entities as CIIOs or requiring us or the operating entities to undergo a cybersecurity review or network data security review by the CAC. The operating entities have taken measures to ensure their compliance with related cybersecurity laws.

There remains uncertainty as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. Furthermore, many specific requirements of the Personal Information Protection Law and other laws related to data securities remain to be clarified by the CAC, other regulatory authorities, and the courts, for practical application. We may be required to adjust our business practices to comply with the personal information protection laws and regulations. There is no assurance that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws should they be deemed to be applicable to the operations of the operating entities. There is no certainty as to how such review or prescribed actions would impact such operations and we cannot guarantee that any clearance can be obtained, or maintained, if approved, or any actions that may be required can be taken in a timely manner, or at all.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject the operating entities to liability or penalties, limit our ability to inject capital into the operating entities, limit the operating entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, was promulgated by the SAFE in July 2014 that requires PRC residents or entities to register with SAFE or its local branch, currently with local bank according to Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment issued by SAFE on February 13, 2015, in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update the previously filed registration with the local branch of the SAFE, with respect to that offshore company, to reflect any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger or division. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

We have requested PRC residents holding direct or indirect interest in Company to our knowledge to make the necessary applications, filings and amendments as required by applicable foreign exchange regulations. We are committed to complying with and to ensuring that our shareholders who are subject to the regulations will comply with the relevant SAFE rules and regulations. However, due to the inherent uncertainty in the implementation of the regulatory requirements by PRC authorities, such registration might not be always practically available in all circumstances as prescribed in those regulations. In addition, we may not always be able to compel them to comply with SAFE Circular 37 or other related regulations. There is no assurance that the SAFE or its local branches will release explicit requirements or interpret the relevant PRC Laws otherwise. Failure by any such shareholders to comply with SAFE Circular 37 may result in restrictions on the foreign exchange activities of the relevant PRC enterprise and may also subject the relevant PRC resident to penalties under the PRC foreign exchange administration regulations. All of the PRC resident shareholders of our Company completed the initial foreign exchange registration on August 1, 2022.

PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations, including the M&A Rules, the Anti-monopoly Law promulgated by the Standing Committee of the National People’s Congress in August 2007, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the Ministry of Commerce in August 2011, and the Measures for the Security Review of Foreign Investment promulgated by the National Development and Reform Commission of the PRC, or NDRC and the Ministry of Commerce in December 2020 have established procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. These include requirements in some instances that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions involving an industry that implicates national security to be subject to merger control review or security review.

In the future, we may further grow our business by acquiring businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions. Our ability to expand our business or maintain or expand our market share through future acquisitions would be materially and adversely affected.

We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets.

We are a holding company incorporated in the Cayman Islands and we operate our business principally through the operating entities in the PRC. Therefore, the availability of funds to us to pay dividends to our shareholders and to service our indebtedness depends upon dividends received from these operating entities. The operating entities’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit the operating entities to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the operating entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entities in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. These reserves are not distributable as cash dividends. If the operating entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of the operating entities to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Under the Law of the PRC on Enterprise Income Tax and Regulations for the Implementation of the Law on Enterprise Income Tax, dividends, interests, rent or royalties payable by a foreign-invested enterprise to any of its foreign non-resident enterprise investors, and proceeds from any such foreign enterprise investor’s disposition of assets (after deducting the net value of such assets) are subject to a 10% withholding tax, unless the foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax. The Cayman Islands, where our Company is incorporated, does not have such a tax treaty with China. Hong Kong has a tax arrangement with China that provides for a 5% withholding tax on dividends subject to certain conditions and requirements, such as the requirement that the Hong Kong resident enterprise own at least 25% of the PRC enterprise distributing the dividend at all times within the 12-month period immediately preceding the distribution of dividends and be a “beneficial owner” of the dividends. Golden Heaven Group Management Limited, which indirectly owns the equity of the operating entities in the PRC, is incorporated in Hong Kong. However, if Golden Heaven Group Management Limited is not considered to be the beneficial owner of dividends paid to it by the operating entities under the tax circulars promulgated in February and October 2009, such dividends would be subject to withholding tax at a rate of 10%. If the operating entities declare and distribute profits to us, such payments will be subject to withholding tax, which will increase our tax liability and reduce the amount of cash available to our Company.

PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business.

We may transfer funds to the operating entities or finance the operating entities by means of shareholders’ loans or capital contributions after completion of this offering. Any loans to the operating entities, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital contributions we make to the operating entities shall be registered with the PRC State Administration for Market Regulation or its local counterparts, and filed with the Ministry of Commerce (“MOFCOM”) or its local counterparts.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Administration Measures on Conversion of Foreign Exchange Registered Capital of Foreign-invested Enterprises, or SAFE Circular 19. SAFE Circular 19, however, allows foreign invested enterprises in China to use their registered capital settled in RMB converted from foreign currencies to make equity investments, but the registered capital of a foreign invested company settled in RMB converted from foreign currencies remains not allowed to be used, among other things, for investment in the security markets, or offering entrustment loans, unless otherwise regulated by other laws and regulations. On June 9, 2016, SAFE further issued the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which, among other things, amended certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16,

the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign invested company is regulated such that Renminbi capital may not be used for purposes beyond its business scope or to provide loans to non-affiliates unless otherwise permitted under its business scope. On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or SAFE Circular 28, which removes the restrictions on domestic equity investments by non-investment foreign-invested enterprises with their capital funds, provided that certain conditions are met. The applicable foreign exchange circulars and rules may limit our ability to transfer the net proceeds from this offering and convert the net proceeds into RMB, which may adversely affect our business, financial condition, and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws.

We are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. The operating entities are subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. The operating entities have operations, agreements with third parties, and make sales in China, which may experience corruption. The activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants or distributors of our Company, because these parties are not always subject to our control.

Although we believe we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption laws as of the date of this prospectus, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.

The PRC government imposes controls and restrictions on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our income is received in Renminbi and shortages in the availability of foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy their foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. Approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuations in exchange rates could result in foreign currency exchange losses.

The value of Renminbi against the U.S. dollar and other currencies fluctuates, is subject to changes resulting from the PRC government’s policies and depends to a large extent on domestic and international economic and political developments as well as supply and demand in the local market. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and there is no assurance that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

The proceeds from this offering will be received in U.S. dollars. As a result, any appreciation of the Renminbi against the U.S. dollar may result in the decrease in the value of our proceeds from this offering. Conversely, any depreciation of the Renminbi may adversely affect the value of, and any dividends payable on, our ordinary shares in foreign currency. In addition, there are limited instruments available for us to reduce our foreign currency risk exposure at reasonable costs. All of these factors could materially and adversely affect our financial condition, results of operations, and prospects, and could reduce the value of, and dividends payable on, our ordinary shares in foreign currency terms.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect the operating entities’ business and results of operations.

The PRC Labor Contract Law became effective on January 1, 2008 and was amended on December 28, 2012. The Labor Contract Law introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws. Under the Labor Contract Law, an employer is obligated to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed exchange rates that has already been entered into twice consecutively, the resulting contract must have an unlimited term, subject to certain exceptions. With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, the PRC government authorities have continued to introduce various new labor-related regulations since the effectiveness of the Labor Contract Law.

Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing provident funds and employers are required, together with their employees or separately, to pay the social insurance premiums and housing provident funds for their employees. In the years of 2020, 2021 and 2022, the operating entities did not pay social insurance contributions and housing provident fund contributions in full for all of the employees. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to pay the outstanding social insurance contributions within the deadline and may be liable to a late payment fee which equals to 0.05% of the outstanding amount for each day of delay. The employer also may be liable to a fine from one to three times the amount of the outstanding contributions if it fails to make such payments. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, it may be subject to a fine ranging from RMB10,000 or RMB50,000 and an application may be made to a local court for compulsory enforcement. These laws are designed to enhance labor protection tend to increase the operating entities’ labor costs. In addition, as the interpretation and implementation of these regulations are still evolving, the operating entities’ employment practices may not be at all times be deemed in compliance with the regulations. As a result, they could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

As of the date of this prospectus, the operating entities have not changed their basis of social insurance contributions and housing provident fund contributions and have not received any notification from the relevant government authorities requiring them to pay shortfalls or the penalties with respect to social insurance and housing provident funds. In addition, the operating entities have not been subject to any administrative penalties, material litigation or legal proceedings, nor have any of them been notified of any material employee complaints nor involved in any material labor disputes with their employees with respect to social insurance and housing provident fund contributions. All the operating entities also have obtained from the relevant Human Resources and Social Security Bureau and Housing Provident Fund Management Center written confirmations that there is no need to pay any additional social insurance premiums and housing provident funds (including late payment fees and other forms of economic penalties). As advised by our PRC legal counsel, AllBright Law Offices (Fuzhou), the risk of being penalized by the relevant authorities is remote. The operating entities expect to make full contributions or pay any shortfall within a prescribed time period if demanded by the relevant government authorities, which event is not expected to have any potential impact on the securities offered.

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC market regulation administrative authorities.

In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will apply and the application will be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, these procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that the employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, there could be disruptions to our normal operations. We may have to take corporate or legal action in such an event, which could involve significant time and resources to resolve and divert management from our operations.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to PRC enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular (“SAT Circular 82”), which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. One of the criteria is that a company’s major assets, accounting books and minutes and files of its board and shareholders’ meetings are located or kept in the PRC. In addition, the SAT issued Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) on July 27, 2011, effective from September 1, 2011, providing more guidance on the implementation of the SAT Circular 82. This bulletin clarifies matters including residence status determination, post-determination administration and competent tax authorities. Although both the SAT Circular 82 and the bulletin only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As substantially all of our management members are based in China, it remains unclear how the tax residency rule will apply to us. If the PRC tax authorities determine that our Company or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then our Company or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our ordinary shares.

Our business may be materially and adversely affected if any of the operating entities declares bankruptcy or becomes subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts. The operating entities hold substantially all of the assets that are important to our operations. If any of these entities undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby materially and adversely affecting our financial condition and results of operations.

According to SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, promulgated on November 19, 2012 and amended on May 4, 2015, and the Provisions on the Foreign Exchange Administration of Domestic Direct Investment of Foreign Investors, effective on May 13, 2013, if any of the operating entities undergoes a voluntary or involuntary liquidation proceeding, prior approval from SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

If the operating entities are not in compliance with the relevant PRC tax laws and regulations, our financial condition and results of operations may be negatively affected.

The operating entities purchased certain fixed assets without obtaining a VAT invoice. If such invoice is not obtained, the depreciation of fixed assets cannot be deducted when calculating the income tax payable. As of the date of this prospectus, no administrative actions, fines or penalties have been imposed on the operating entities by the relevant PRC tax authorities, nor has any order been received by the operating entities to settle the outstanding amount of tax liabilities.

However, the operating entities are subject to periodic examinations on the fulfillment of tax obligations under the PRC tax laws and regulations by PRC tax authorities. If the operating entities fail to fulfill tax obligations for any reasons, they may be subject to fines, other penalties or actions upon examinations by PRC tax authorities. As a result, our business, financial condition and results of operations may be adversely affected.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our operations and reputation and could result in a loss of your investment in our ordinary shares, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S.-listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations will be severely hampered and your investment in our ordinary shares could be rendered worthless.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands. In addition, substantial amount of our assets is located in China and most of our senior executive officers and directors reside within China for a significant portion of the time. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Risks Related to our Ordinary Shares and This Offering

Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the Holding Foreign Companies Accountable Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the Holding Foreign Companies Accountable Act, including the listing and trading prohibition requirements described above. In May 2021, the PCAOB issued for public comment a proposed rule related to the PCAOB’s responsibilities under the Holding Foreign Companies

Accountable Act, which, according to the PCAOB, would establish a framework for the PCAOB to use when determining, as contemplated under the Holding Foreign Companies Accountable Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule was adopted by the PCAOB in September 2021, pending the final approval of the SEC to become effective.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination, as mandated under the Holding Foreign Companies Accountable Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On August 26, 2022, the PCAOB signed the SOP Agreements with the CSRC and China’s Ministry of Finance. The SOP Agreements establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time.

Our auditor, B F Borgers CPA PC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Lakewood, CO, and has been inspected by the PCAOB on a regular basis. It is not subject to the determinations issued by the PCAOB on December 16, 2021.

If for whatever reason the PCAOB is unable to conduct full inspections of our auditor, such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter”. If our securities were unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares.

There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our ordinary shares. The initial offering price of our ordinary shares is the result of negotiations between us and the underwriters, and the initial offering price may differ significantly from the market price for our ordinary shares following the offering. There is no assurance that an active trading market for our ordinary shares will develop or that the market price for our ordinary shares will not decline below the initial public offering price.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase the ordinary shares in this offering, you will pay more for your ordinary shares than the amount paid by our existing shareholders for their ordinary shares on a per share basis. As a result, you will experience immediate and substantial dilution of $2.92 per share, after giving effect to this offering and an initial public offering price of $4.00 per share.

The trading price of our ordinary shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•        Actual or anticipated variations in our revenues, earnings, cash flow, and changes or revisions of our expected results;

•        fluctuations in operating metrics;

•        announcements of new investments, acquisitions, strategic partnerships, or joint ventures by us or our competitors;

•        announcements of new products and services and expansions by us or our competitors;

•        changes in financial estimates by securities analysts;

•        announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

•        changes in the economic performance or market valuations of other companies in our industry;

•        detrimental negative publicity about us, our competitors, or our industry;

•        additions or departures of key personnel;

•        regulatory developments affect us or our industry;

•        general economic or political conditions in China or elsewhere in the world;

•        fluctuations of exchange rates between the RMB and the U.S. dollar; and

•        potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which ordinary shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ordinary shares. Volatility or a lack of positive performance in the price of our ordinary shares may also adversely affect our ability to retain key employees, most of whom have been granted equity incentives.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the ordinary shares, the market price for the ordinary shares and trading volume could decline.

The trading market for the ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ordinary shares, the market price for the ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ordinary shares to decline.

Substantial future sales or perceived potential sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

Sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline. All ordinary shares sold in this offering are freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering will be available for sale, upon the expiration of the lock-up periods after the commencement of sales of the offering, subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Our pre-IPO shareholders may be able to sell their ordinary shares under Rule 144 after the completion of this offering. Because these shareholders have paid a lower price per ordinary share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the ordinary shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ordinary shares could decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund our development and growth. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from the operating entities, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment in our ordinary shares.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management have broad discretion in the application of such net proceeds, including working capital and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act of the Cayman Islands, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

There can be no assurance that we will not be a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, which could subject United States holders of our ordinary shares to significant adverse United States federal income tax consequences.

A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such taxable year is passive income or (ii) at least 50% of the value of its assets (based on average of the quarterly values of the assets) during such year is attributable to assets that that produce or are held for the production of passive income. Based on the current and anticipated value of our assets and the composition of our income assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year ended September 30, 2021 or in the foreseeable future. However, the determination of whether or not we are a PFIC according to the PFIC rules is made on an annual basis and depend on the composition of our income and assets and the value of our assets from time to time. Therefore, changes in the composition of our income or assets or value of our assets may cause us to become a PFIC. The determination of the value of our assets (including goodwill not reflected on our balance sheet) may be based, in part, on the quarterly market value of ordinary shares, which is subject to change and may be volatile.

The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain guidance from the Internal Revenue Service, or IRS, relating to the classification of assets as producing active or passive income. Such regulations guidance is potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one of more taxable years. If we are a PFIC for any taxable year during which a United States person holds ordinary shares, certain adverse United States federal income tax consequences could apply to such United States person.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act because we generated less than US$1.235 billion in revenues for our last fiscal year. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our ordinary shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our ordinary shares to be less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weakness in internal control over financial reporting could result in financial statement errors, which, in turn, could lead to error our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. We will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the ordinary shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the ordinary shares may not be able to remain listed on the exchange.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq listing standards that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. Currently, we do not intend to rely on home country practice with respect to our corporate governance after we complete with this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costlier.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public company status could affect our results of operations.

The price of our ordinary shares could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

In addition, if the trading volumes of our ordinary shares are low, persons buying or selling in relatively small quantities may easily influence the price of our ordinary shares. This low volume of trades could also cause the price of our ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our ordinary shares. As a result of this volatility, investors may experience losses on their investment in our ordinary shares. A decline in the market price of our ordinary shares also could adversely affect our ability to issue additional ordinary shares or other of our securities and our ability to obtain additional financing in the future. There can be no assurance that an active market in our ordinary shares will develop or be sustained. If an active market does not develop, holders of our ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our current expectations and views of future events, which are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among other things:

•        our goals and strategies;

•        our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;

•        our future business development, financial condition and results of operations;

•        expected changes in our revenues, costs or expenditures;

•        our dividend policy;

•        our expectations regarding demand for and market acceptance of our products and services;

•        our expectations regarding our relationships with our clients, business partners and third-parties;

•        the trends in, expected growth in and market size of the amusement park industry in China and globally;

•        our ability to maintain and enhance our market position;

•        our ability to continue to develop new technologies and/or upgrade our existing technologies;

•        developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations;

•        relevant governmental policies and regulations relating to our businesses and industry;

•        competitive environment, competitive landscape and potential competitor behavior in our industry; overall industry outlook in our industry;

•        our ability to attract, train and retain executives and other employees;

•        our proposed use of proceeds from this offering;

•        the development of the global financial and capital markets;

•        fluctuations in inflation, interest rates and exchange rates;

•        general business, political, social and economic conditions in China and the overseas markets we have business;

•        the future development of the COVID-19 pandemic and its impact on our business and industry; and

•        assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary — Summary of Risk Factors,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains information derived from government and private publications. These publications include forward-looking statements, which are subject to risks, uncertainties and assumptions. Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications. Statistical data in these publications also include projections based on a number of assumptions. The Chinese amusement park industry may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of our shares. In addition, the rapidly evolving nature of the amusement park industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. See “Risk Factors — Risks Related to Our Business.” Therefore, you should not place undue reliance on these statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this prospectus are made based on events and information as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may materially differ from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$6.22 million, based on the initial public offering price of $4.00 per ordinary share, as set forth on the cover page of this prospectus, after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering as follows:

•        approximately 40% of the net proceeds from this offering for expanding our market share by constructing new amusement parks, and by acquiring or investing in businesses engaged in the amusement park development; although, as of the date of this prospectus, we have not identified, or engaged in any material discussions regarding, any potential target;

•        approximately 20% of the net proceeds from this offering for upgrading our existing amusement parks, software and systems;

•        approximately 10% of the net proceeds from this offering for improving our internal control;

•        approximately 10% of the net proceeds from this offering for increasing our brand recognition through marketing and promotional activities;

•        approximately 10% of the net proceeds from this offering for working capital purposes;

•        approximately 5% of the net proceeds from this offering for increasing employees’ compensation and benefit packages, and investing in job training; and

•        approximately 5% of the net proceeds from this offering for emergency funds to be used when needed.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

DIVIDEND POLICY

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that we may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if it would result in us being unable to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

We do not have any plan to declare or pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.

We are an exempted company with limited liability incorporated in the Cayman Islands. We rely principally on dividends distributed by our PRC subsidiaries and payments from the operating entities for our cash requirements, including distribution of dividends to our shareholders. Dividends distributed by our PRC subsidiaries are subject to PRC taxes.

In addition, PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us and only allow a PRC company to pay dividends out of its accumulated distributable after-tax profits as determined in accordance with its articles of association and the PRC accounting standards and regulations. See “Risk Factors — Risks Related to Doing Business in the PRC.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022:

•        on an actual basis; and

•        on an as adjusted basis to reflect the issuance and sale of the ordinary shares by us in this offering at the initial public offering price of $4.00 per ordinary share, as set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriters, non-accountable expense allowance and the estimated offering expenses payable by us.

You should read this table in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus:

	Actual $	As adjusted $
Share capital (500,000,000 ordinary shares authorized; 50,000,000 ordinary shares issued and outstanding, actual; 51,750,000 ordinary shares issued and outstanding, as adjusted)	$5,000	$5,175
Additional paid-in capital(1)	$3,372,733	$9,587,558
Retained earnings	$49,099,917	$49,099,917
Accumulated other comprehensive income	$(2,870,294)	$(2,870,294)
Total equity	$49,607,356	$55,822,356
Total capitalization	$49,607,356	$55,822,356

DILUTION

If you invest in our ordinary shares, your interest will be diluted for each ordinary share you purchase to the extent of the difference between the initial public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of September 30, 2022, was $49,607,356, or $0.99 per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per ordinary share (as adjusted for the offering) from the assumed initial public offering price per ordinary share and after deducting the estimated discounts to the underwriters, non-accountable expense allowance and the estimated offering expenses payable by us.

After giving effect to our sale of 1,750,000 ordinary shares offered in this offering based on the initial public offering price of $4.00 per ordinary share after deduction of the estimated discounts to the underwriters and the estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2022, would have been $55,822,356, or approximately $1.08 per outstanding ordinary share. This represents an immediate increase in net tangible book value of $1.00 per ordinary share to the existing shareholders, and an immediate dilution in net tangible book value of $2.92 per ordinary share to investors purchasing ordinary shares in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

Post-Offering
Initial public offering price per ordinary share	$4.00
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors purchasing Ordinary Shares in this offering	$0.99
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$0.09
Accumulated other comprehensive income	$1.08
Dilution per Ordinary Share to new investors in this offering	$2.92

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2022, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

	Ordinary Shares Purchased		Total Consideration		Average Price per Ordinary Share
	Number	Percent	Amount	Percent
	(US$ in thousands, except number of shares and percentages)
Existing shareholders	50,000,000	96.62%	$3,377	35.21%	$0.07
New investors	1,750,000	3.38%	$6,215	64.79%	$3.55
Total	51,750,000	100.00%	$9,592	100.00%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ordinary shares and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; and (e) the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•        the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

We conduct a substantial amount of our operations in China, and a substantial amount of our assets are located in China. A majority our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)     is given by a foreign court of competent jurisdiction;

(b)    imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)     is final;

(d)    is not in respect of taxes, a fine or a penalty;

(e)     was not obtained by fraud; and

(f)     is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Our PRC legal counsel, AllBright Law Offices (Fuzhou), has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Our PRC legal counsel, AllBright Law Offices (Fuzhou), has advised us that the PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. According to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

In addition, there is uncertainty as to whether the courts of the BVI or Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the British Virgin Islands or Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to British Virgin Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature. If such a determination is made, the courts of the British Virgin Islands are also unlikely to recognize or enforce the judgment against a British Virgin Islands company. Because the courts of the British Virgin Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the British Virgin Islands. Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States, in certain circumstances a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the High Court of the British Virgin Islands, provided such judgment:

•        is given by a foreign court of competent jurisdiction and such foreign court had proper jurisdiction over the parties subject to such judgment;

•        imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

•        is final;

•        no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI;

•        is not in respect of taxes, a fine, a penalty or similar fiscal or revenue obligations of the company;

•        was not obtained in a fraudulent manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands.

In appropriate circumstances, a BVI Court may give effect in the BVI to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States could be enforceable in Hong Kong.

CORPORATE HISTORY AND STRUCTURE

We are a Cayman Islands exempted company structured as a holding company and conduct our operations in China through Nanping Golden Heaven Amusement Park Management Co., Ltd. (“Golden Heaven WFOE”) and its subsidiaries. Golden Heaven WFOE was established as a limited liability company under the laws of the PRC on December 14, 2020. On March 30, 2021, Golden Heaven WFOE acquired from Nanping Jinsheng Amusement Management Ltd. 100% equity interests in the following PRC operating entities: (i) Changde Jinsheng Amusement Development Co., Ltd. (“Change Jinsheng”), a limited liability company established under the laws of the PRC on November 13, 2013, (ii) Qujing Jinsheng Amusement Investment Co., Ltd. (“Qujing Jinsheng”), a limited liability company established under the laws of the PRC on January 28, 2015, (iii) Tongling Jinsheng Amusement Investment Co., Ltd. (“Tongling Jinsheng”), a limited liability company established under the laws of the PRC on April 16, 2015, (iv) Yuxi Jinsheng Amusement Development Co., Ltd. (“Yuxi Jinsheng”), a limited liability company established under the laws of the PRC on August 6, 2008, (v) Yueyang Jinsheng Amusement Development Co., Ltd. (“Yueyang Jinsheng”), a limited liability company established under the laws of the PRC on April 16, 2015, and (vi) Mangshi Jinsheng Amusement Park Co., Ltd. (“Mangshi Jinsheng”), a limited liability company established under the laws of the PRC on July 25, 2017. Each PRC operating entity operates one amusement park in its respective location.

In anticipation of this initial public offering, we completed a reorganization of our corporate structure. We incorporated Golden Heaven Group Holdings Ltd. (“Golden Heaven Cayman”) under the laws of the Cayman Islands on January 8, 2020. We incorporated Golden Heaven Management Ltd (“Golden Heaven BVI”) under the laws of the British Virgin Islands on February 18, 2020, which became a wholly owned subsidiary of Golden Heaven Cayman. We incorporated Golden Heaven Group Management Limited (“Golden Heaven HK”) in Hong Kong on February 26, 2020, which became a wholly owned subsidiary of Golden Heaven BVI. Golden Heaven HK holds all of the outstanding equity of Golden Heaven WFOE.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of our initial public offering based on 1,750,000 ordinary shares being offered:

Notes:

(1)    Represents 10,000,000 ordinary shares held by Xuezheng Chen, the 100% owner of Qingyu Investment Ltd., as of the date of this prospectus.

(2)    Represents 15,000,000 ordinary shares held by Qiong Jin, the 100% owner of Jinzheng Investment Co PTE. LTD., as of the date of this prospectus.

(3)    Represents 2,910,000 ordinary shares held by Leung Tan, the 100% owner of Hong Kong Greater Power Ventures Limited, as of the date of this prospectus.

(4)    Represents an aggregate of 16,600,000 ordinary shares held by 13 shareholders, each one of which holds less than 5% of our ordinary shares, as of the date of this prospectus.

Currently, we hold 100% equity interests in our PRC subsidiaries, and we do not use a VIE structure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

Through the operating entities, we mainly engage in the construction, development, management and operation of urban amusement parks, water parks, amusement projects and amusement facilities in China. Over the years, the operating entities have repeatedly introduced advanced and popular large-scale amusement facilities and other recreational products designed to attract visitors from geographically diverse markets across the south of China. The operating entities’ entertainment offerings include large water attractions, gourmet festivals, circus performances, and high-tech facilities, such as a six-ring spinning roller coaster, a 6D cinema, and virtual reality equipment. To develop our business, we focus on ensuring our guest safety, improving the quality of our services, and enhancing the leisure experiences that we offer.

We operate our business activities primarily through the operating entities in China. As of the date of this prospectus, the operating entities have opened six amusement parks throughout China, namely Yunnan Yuxi Jinsheng Amusement Park, Mangshi Jinsheng Amusement Park, Changde Jinsheng Amusement Park, Yunnan Qujing Jinsheng Amusement Park, Anhui Tongling West Lake Amusement World, and Yueyang Amusement World. These amusement parks are each located in the heart of tourist cities or in close proximity to national tourist attractions.

Our revenue increased from US$38,517,742 for the fiscal year ended September 30, 2021 to US$41,788,196 for the fiscal year ended September 30, 2022, representing a year on year increase of 8.49%, mainly due to the increase of revenue from sales of in-park recreation. We believe our operating results will be further improved, due to the anticipated increase in customer demands after the COVID-19 pandemic and the introduction of new amusement facilities in the amusement park industry.

Key Factors that Affect Operating Results

We believe our results of operations are affected by general factors impacting the Chinese economy, such as the economic conditions in China and the impact of COVID-19 pandemic, and specific factors impacting the Chinese amusement park industry and our business, such as uncertainties related to leased properties, capital investment requirements in amusement facilities, safety and maintenance of amusement facilities, and weather conditions.

Economic Conditions in China

Although the Chinese economy has grown in recent years, its growth rate has declined and may continue to decline. According to the National Bureau of Statistics of China, the annual economic growth rate in China was 7.6% in 2014, 7.0% in 2015, 6.8% in 2016, 6.9% in 2017, 6.8% in 2018, 6.1% in 2019, 2.3% in 2020, 8.1% in 2021, and 3.0% in 2022. A further slowdown in the economic growth, an economic downturn, a recession or other adverse economic conditions in China may materially reduce the purchasing power of Chinese consumers, and thus lead to a decrease in the demand for the operating entities’ amusement products. Such a decrease in demand may have a material adverse effect on the operating entities’ business. See “Risk Factors — Risks Related to Doing business in the PRC — Adverse changes in economic, political and social conditions of the PRC government could have a material adverse effect on the operating entities’ business.”

Impact of COVID-19 Pandemic

Since 2020, the COVID-19 pandemic has caused major global disruptions. In response to the COVID-19 pandemic, the Chinese government has implemented various quarantines, travel restrictions, social distancing rules, and lockdown measures. In the fourth quarter of 2021, there were severe COVID-19 outbreaks in several provinces in China, which adversely affected the operating entities’ business. Tongling West Lake Amusement World was closed from March 16 to April 10, 2022, and the number of guest visits per month at each amusement park declined by approximately 1,000 to 23,000 from February 2022 to April 2022. Since the end of 2022, China has eased the COVID-19 restrictions. Although China has begun to recover from the impact of the COVID-19 pandemic, there are still regional outbreaks due to new COVID-19 variants. The COVID-19 pandemic may continue to have a significant adverse impact on the operating entities’ business, including park closures, disruptions in business activities, decrease in park attendance, and reduction in guest spending. See “Risk Factors — Risks Related to Our Business and Industry — The COVID-19 pandemic has disrupted the operating entities’ business and will adversely affect our results of operations and various other factors beyond our control could adversely affect our financial condition and results of operations.”

Leased Properties

The parks managed by the operating entities are located on leased properties, and there is no assurance that the operating entities will be able to renew such leases or find suitable alternative premises upon the expiration of the applicable lease terms. See “Business — Real Property,” and “Risk Factors — Risks Related to Our Business and Industry — The parks managed by the operating entities are located on leased properties, and there is no assurance that the operating entities will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms.”

Investment in New Amusement Facilities

We believe that innovative amusement facilities will enable us to maintain the existing guest patronage, attract new guests, and provide guests with better experiences. In the past 9 years, we have kept introducing new facilities in our amusement parks. We have built one virtual reality science lab and one virtual reality experience hall and will build additional similar facilities in the future. We will introduce other new amusement facilities in the future, which may require significant commitments of capital investment and will likely cause short-term decrease in revenue. See “Business — Capital Investments,” and “Risk Factors — Risks Related to Our Business and Industry — The operating entities may not be able to fund capital investment in future projects and may not achieve the desired outcome of their growth initiatives.”

Maintenance of Amusement Facilities

The safety of amusement facilities is important to the operation and reputation of the operating entities’ parks. It requires qualified staff and constant and significant expenditures to maintain the safe service of amusement facilities, many of which have been used for more than 3 years. As of the date of this prospectus, nearly 114 facilities, or 81% of the amusement facilities of the operating entities, are used for more than 3 years and the annual maintenance costs for such amusement facilities reach approximately RMB4.1 million (US$0.62 million). As of the date of this prospectus, 79 facilities, or 56% of the amusement facilities of the operating entities, are used for more than 5 years and the annual maintenance costs for such amusement facilities reach approximately RMB1.9 million (US$0.29). See “Risk Factors — Risks Related to Our Business and Industry — The high fixed cost structure of park operations can result in significantly lower margins if revenues decline.”

Weather Conditions

The operating entities’ business fluctuates with weather conditions. Cold temperatures in the winter and rainy seasons in the summer can result in decreased guest volumes and can create potential safety risks because most of the recreational products and services are outdoors. See “Risk Factors — Risks Related to Our Business and Industry — Bad or extreme weather conditions can reduce park attendance.”

Key Performance Indicators

In evaluating the operating entities’ financial performance, a key indicator is the popularity and profitability of rides and attractions. If a certain ride turns out to be popular and profitable, the operating entities will consider installing similar rides when upgrading the existing parks or when building a new park. For example, the most popular ride in the fiscal years 2022 and 2021 was the pendulum ride in Yueyang Amusement World, which generated annual revenue of US$1.68 million and US$1.10 million, respectively. During the fiscal year 2022, the most popular rides and attractions by type across the operating entities’ parks were (i) pendulum rides, which generated revenue in the amount of US$4.02 million, (ii) sky-high swing rides, which generated revenue in the amount of US$3.01 million, (iii) pirate ships, which generated revenue in the amount of US$2.40 million, (iv) mini shuttle rides, which generated revenue in the amount of US$2.28 million, and (v) bumper cars, which generated revenue in the amount of US$2.10 million. During the fiscal year 2021, the most popular rides and attractions by type across the operating entities’ parks were (i) pendulum rides, which generated revenue in the amount of US$4.12 million, (ii) sky-high swing rides, which generated revenue in the amount of US$3.16 million, (iii) pirate ships, which generated revenue in the amount of US$2.78 million, (iv) mini shuttle rides, which generated revenue in the amount of US$2.23 million, and (v) bumper cars, which generated revenue in the amount of US$2.00 million. The operating entities record and assess the financial performance related to each ride and attraction.

Another key performance indicator is the revenue per square meter, which is useful in measuring and evaluating the efficiency of operations. During the fiscal year 2022, the revenue per square meter for each month on average in Yuxi Jinsheng Amusement Park, Mangshi Jinsheng Amusement Park, Qujing Jinsheng Amusement Park, Changde Jinsheng Amusement Park, Tongling West Lake Amusement World, and Yueyang Amusement World was US$89.0835, US$19.8949, US$45.6189, US$46.8861, US$9.5039, and US$3.8016, respectively. During the fiscal year 2021, the revenue per square meter for each month on average in Yuxi Jinsheng Amusement Park, Mangshi Jinsheng Amusement Park, Qujing Jinsheng Amusement Park, Changde Jinsheng Amusement Park, Tongling West Lake Amusement World, and Yueyang Amusement World was US$68.9329, US$20.0020, US$48.1606, US$43.6299, US$7.9236, and US$3.1257, respectively.

Key Components of Results of Operations

Comparison of the Fiscal Year ended September 30, 2022 and 2021

The following table sets forth a summary of our consolidated results of operations for the fiscal years indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any year are not necessarily indicative of the results that may be expected for any future period.

		For the Fiscal Year Ended September 30
	2022	2021	Change	Change (%)
Revenue	$41,788,196	$38,517,742	$3,270,454	8.49%
Cost of revenue	11,622,348	11,687,156	(64,808)	(0.55)%
Gross profit	30,165,848	26,830,586	3,335,262	12.43%

Operating Expenses
General and administrative expenses	4,066,178	2,509,090	1,557,088	62.06%
Selling expenses	4,906,579	5,601,274	(694,695)	(12.40)%
Total operating expenses	8,972,757	8,110,364	862,393	10.63%
Income from operations	21,193,091	18,720,222	2,036,949	13.21%

Other (expenses) income
Interest income	42,320	64,320	(22,000)	(34.20)%
Interest expenses	(6,162)	(4,583)	(1,579)	(34.45)%
Loss on disposal of property, plant and equipment	(521,189)	(473,596)	(47,593)	10.05%
Other (expenses) income, net	(34,723)	5,815	(40,538)	(697.13)%
Total other expenses, net	(519,754)	(408,044)	(111,710)	27.38%

Income before Income Tax	20,673,337	18,312,178	1,925,239	12.89%
Income tax expense	(6,344,963)	(4,731,803)	(1,613,160)	34.09%
Income	14,328,374	13,580,375	312,079	5.51%
Net Income	$14,328,374	$13,580,375	$312,079	5.51%

Revenue

	Fiscal Year ended September 30, 2022	Fiscal Year ended September 30, 2021	Change	Change (%)
Sales of in-park recreation	$39,377,906	$37,427,388	1,950,518	5.21%
Rental income	1,089,435	1,090,354	(919)	(0.08)%
Park service fees	1,320,855	—	1,320,855	—%
Total revenue	$41,788,196	$38,517,742	3,270,454	8.49%

Our revenue is derived from (i) sales of in-park recreation, (ii) rental income, and (iii) park service fees. The total revenue increased by US$3,270,454, or 8.49%, from US$38,517,742 for the fiscal year ended September 30, 2021 to US$41,788,196 for the fiscal year ended September 30, 2022. Such increase was primarily attributable to the increase in sales of in-park recreation and park service fees.

Since fiscal year 2022, the Chinese government has eased the COVID-19 restrictions and taken measures to promote the economic recovery, including issuing consumption vouchers and allowing free admissions to certain scenic spots. As a result, the mobility of people increased, which contributed to the increase in sales of in-park recreation.

Our revenue from each of our revenue segments is summarized as follows:

For fiscal year 2022:

	Sales of in-park recreation	Rental income	Park service fees	Total
Reportable segment revenue	$39,377,906	$1,089,435	$1,320,855	$41,788,196
Inter-segment loss	—	—	—	—
Revenue from external customers	39,377,906	1,089,435	1,320,855	41,788,196
Segment gross profit	$27,755,558	$1,089,435	$1,320,855	$30,165,848
Gross margin	70.49%	100%	100%	72.19%

For fiscal year 2021:

	Sales of in-park recreation	Rental income	Total
Reportable segment revenue	$37,427,388	$1,090,354	$38,517,742
Inter-segment loss	—	—	—
Revenue from external customers	$37,427,388	$1,090,354	$38,517,742
Segment gross profit	$25,740,232	$1,090,354	$26,830,586
Gross margin	68.77%	100%	69.66%

Sales of in-park recreation

Sales of in-park recreation primarily consist of charges for access to rides and attractions. Revenue from sales of in-park recreation increased by US$1,950,518, or 5.21%, from US$37,427,388 for the fiscal year ended September 30, 2021 to US$39,377,906 for the fiscal year ended September 30, 2022. This increase was partly because China has lifted the COVID-19 restrictions and taken measures to promote the economic recovery in fiscal year 2022.

Rental income

Rental income primarily consists of regular rental payments from commercial tenants who operate convenience stores within the parks. It also includes rental payments from operators of amusement facilities in Yuxi, Mangshi and Yueyang, such as boat rides and water parks. Such operators are fully responsible for the profits and losses of their businesses. Revenue from rental income decreased by US$919, or 0.08%, from US$1,090,354 for the fiscal year ended September 30, 2021 to US$1,089,435 for the fiscal year ended September 30, 2022. Rental income remained largely stable for the fiscal years ended September 20, 2022 and 2021 without significant changes.

Park service fees

Park service fees primarily consist of income from special events, including gourmet festivals and circus performances. Revenue from park service fees was US$1,320,855 for the fiscal year ended September 30, 2022 and US$0 for the fiscal year ended September 30, 2021. In fiscal year 2021, there was no revenue from park service fees, because the operating entities suspended special events due to safety concerns relating to the COVID-19 pandemic. In fiscal year 2022, the operating entities resumed special events because China eased COVID-19 restrictions in 2022.

Cost of Revenue

Our cost of revenue decreased by US$64,808, or 0.55%, from US$11,687,156 for the fiscal year ended September 30, 2021 to US$11,622,348 for the fiscal year ended September 30, 2022. The decrease in cost of revenue was mainly due to exchange rate fluctuations.

Our cost of revenue from each of our cost segments is summarized as follows:

	Fiscal Year ended September 30, 2022	Fiscal Year ended September 30, 2021	Change	Change (%)
Salary	$4,460,297	$4,272,752	$187,545	4.39%
Depreciation	3,195,032	3,287,291	(92,259)	(2.81)%
Utilities	1,078,752	1,070,607	8,145	0.76%
Maintenance fees	686,774	1,253,208	(566,434)	(45.20)%
Rental fees	803,194	821,479	(18,285)	(2.23)%
Social security	934,441	668,793	265,648	39.72%
Others	463,858	313,026	150,832	48.19%
Total cost of revenue	$11,622,348	$11,687,156	$(64,808)	(0.55)%

Our cost of revenue from salary increased by US$187,545, or 4.39%, from US$4,272,752 for the fiscal year ended September 30, 2021 to US$4,460,297 for the fiscal year ended September 30, 2022. Our cost of revenue from social security increased by US$265,648, or 39.72%, from US$668,793 for the fiscal year ended September 30, 2021 to US$934,441 for the fiscal year ended September 30, 2022. The increases in these two categories were mainly due to changes in tax treatment. In January 2020, the Chinese government provided us with favorable tax treatment due to the COVID-19 pandemic. In March 2021, the Chinese government ended such favorable tax treatment. In 2022, we adopted our salary increase policy.

Our cost of revenue from maintenance fees decreased by US$566,434, or 45.2%, from US$1,253,208 for the fiscal year ended September 30, 2021 to US$686,774 for the fiscal year ended September 30, 2022. This was mainly because Tongling was closed for 24 days due to COVID-19 and we strengthened our building foundation in 2021 but not in 2022.

Our cost of revenue from depreciation, utilities and rental fees remained largely stable for the fiscal years ended September 30, 2022 and 2021 without significant changes. This was due to the nature of our amusement facilities and our long-term rental contracts with respect to our parks.

Cost of revenue from each of our revenue-producing segments is as follows:

For fiscal year 2022:

	Sales of in-park recreation		Rental income		Park service fees		Total
	USD	%	USD	%	USD	%
Reportable segment revenue	$39,377,906	94.23%	$1,089,435	2.61%	$1,320,855	3.16%	$41,788,196
Cost of revenue	11,622,348		—		—		11,622,348
Segment gross profit	$27,755,558	70.49%	$1,089,435	100%	$1,320,855	100%	$30,165,848

For fiscal year 2021:

	Sales of in-park recreation		Rental income		Total
	USD	%	USD	%
Reportable segment revenue	$37,427,388	97.17%	$1,090,354	2.83%	$38,517,742
Cost of revenue	11,687,156		—		11,687,156
Segment gross profit	$25,740,232	68.77%	$1,090,354	100%	$26,830,586

Our cost of revenue from sales of in-park recreation remained largely stable, with a modest decrease of US$64,808, or 0.55%, from US$11,687,156 for the fiscal year ended September 30, 2021 to US$11,622,348 for the fiscal year ended September 30, 2022.

The profit margin of sales of in-park recreation increased from 68.77% for the fiscal year ended September 30, 2021 to 70.49% for the fiscal year ended September 30, 2022, mainly due to enhanced operation results and the relatively stable cost of revenue.

Gross Profit

	Fiscal Year Ended September 30, 2022	Fiscal Year Ended September 30, 2021	Change	Change (%)
Revenue	$41,788,196	$38,517,742	$3,270,454	8.49%
Cost of revenue	11,622,348	11,687,156	(64,808)	(0.55)%
Gross profit	30,165,848	26,830,586	3,335,262	12.43%
Gross margin	72.19%	69.66%	(2.53)%

Our gross profit increased by US$3,335,262, or 12.43%, from US$26,830,586 for the fiscal year ended September 30, 2021 to US$30,165,848 for the fiscal year ended September 30, 2022. The gross profit margin increased from 69.66% for the fiscal year ended September 30, 2021 to 72.19% for the fiscal year ended September 30, 2022. The increase in gross profit margin was primarily due to the increase in revenue from sales of in-park recreation and park service fees, and the relatively stable cost of revenue.

Operating Expenses

Our total operating expenses increased by US$862,393, or 10.63%, from US$8,110,364 for the fiscal year ended September 30, 2021 to US$8,972,757 for the fiscal year ended September 30, 2022. This increase was mainly attributable to (i) an increase of US$1.56 million in general and administrative expenses, or G&A expenses, and (ii) a decrease of US$0.69 million in selling expenses.

The US$1.99 million increase in G&A expenses was primarily attributable to (i) an increase of US$213,350 in salary for management staff, due to our salary increase policy, (ii) an increase of US$43,288 in social security, (iii) a decrease of US$150,000 in audit fee, (iv) an increase of US$807,275 in consulting fees related to the IPO, and (v) an increase of US$643,176 in other fees (including office expense, vehicle usage fee, etc.).

The US$0.69 million decrease in selling expenses was primarily attributable to a decrease of US$694,695 in advertising fees.

Loss on disposal of property, plant and equipment

Loss on disposal of property, plant and equipment increased by US$47,593, or 10.05%, from US$473,596 for the fiscal year ended September 30, 2021 to US$521,189 for the fiscal year ended September 30, 2022. This increase was primarily from the disposal and sale of fixed assets.

Income tax expense

Our income tax expense increased by US$1,613,160, or 34.09%, from US$4,731,803 for the fiscal year ended September 30, 2021 to US$6,344,963 for the fiscal year ended September 30, 2022. We are subject to the standard income tax rate of 25% under the PRC tax laws.

Net income

Our net income increased by US$747,999, or 5.51%, from US$13,580,375 for the fiscal year ended September 30, 2021 to US$14,328,374 for the fiscal year ended September 30, 2022. Such change was the result of the combination of the changes as discussed above.

Liquidity and Capital Resources

Comparison of the fiscal years ended September 30, 2022 and 2021

In assessing our liquidity, we monitor and analyze our cash on-hand and working capital. Our operation funds are primarily derived from cash inflows from operations in prior years and short-term borrowings from banks.

As of September 30, 2022, our cash and cash equivalents amounted to US$22,447,145. Our net assets were US$49,607,356, our current liabilities were US$16,069,905, and our shareholders’ equity totaled US$49,607,356. We generated net income of US$14,328,374 and US$13,580,375 for the fiscal year ended September 30, 2022 and 2021, respectively. We believe our revenue will continue to grow and our current working capital is sufficient to support our operations at least for the next twelve months.

As of September 30, 2022, our outstanding balance on short-term bank loan was as follows:

Institute	Maturity	Interest Rate	Co-borrower	September 30, 2022	September 30, 2021
China Construction Bank	January 5, 2022	4.2525%	Xuezheng Chen	$140,849	$148,025

In January 6, 2022, we entered a credit agreement with China Construction Bank pursuant to which we borrowed US$140,849 (RMB 1,000,000). The credit agreement expired in January 2023 and the outstanding balance thereof was paid in full.

In January 5, 2021, we entered a credit agreement with China Construction Bank pursuant to which we borrowed US$148,025 (RMB 960,000). The credit agreement expired in January 2022 and the outstanding balance thereof was paid in full.

The following chart summarizes the key components of our cash flows for the fiscal years ended September 30, 2022 and 2021:

	Fiscal Year Ended September 30, 2022	Fiscal Year Ended September 30, 2021	Change	Change (%)
Net cash provided by (used in) operating activities	$18,817,598	$(4,961,897)	$23,779,494	(479.24)%
Net cash used in investing activities	(190,109)	(859,545)	669,436	(77.88)%
Net cash (used in) provided by financing activities	(6,840,293)	272,895	(7,113,188)	(2606.57)%
Effect of change in exchange rate	(2,215,409)	869,563	(3,084,971)	(354.77)%

	Fiscal Year Ended September 30, 2022	Fiscal Year Ended September 30, 2021	Change	Change (%)
NET INCREASE IN CASH AND CASH EQUIVALENTS	$9,571,787	$(4,678,984)	$14,250,771	(304.57)%
Cash and cash equivalents, beginning of year	12,875,358	17,554,342	(4,678,984)	(26.65)%
Cash and cash equivalents, end of year	22,447,145	12,875,358	9,571,787	74.34%
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest expense	6,162	4,583	1,579	34.45%
Cash paid for income tax	4,973,635	5,788,891	(815,256)	(14.08)%
Operating lease	6,648,370	6,150,602	497,768	8.09%

Operating activities

Our working capital has historically been attributable to our operating cash flows, advances from our customers and advances to suppliers and other current assets. Net cash provided by operating activities was US$18.82 million for the fiscal year ended September 30, 2022, an increase of US$23.78 million compared to the fiscal year ended September 30, 2021. The increase in net cash used in operating activities was primarily attributable to the following circumstances: (i) an increase in net income of US$0.75 million, (ii) an increase in advances to suppliers and other current assets which resulted in decrease in cash of US$15.53 million, (iii) an increase in advances from customers of US$5.75 million which also contributed to the increase in cash flow.

Investing activities

In fiscal year 2022, net cash used in our investing activities was US$0.19 million, compared to net cash used in investing activities of US$0.86 million in fiscal year 2021, mainly due to decreased purchase of property and equipment.

Financing activities

In fiscal year 2022, cash used in financing activities were US$6.84 million, as compared to cash provided by financing activities of US$0.27 million in fiscal year 2021. The increase in cash used in financing activities was mainly due to repayment of amounts due to related parties.

Commitments and Contingencies

Commitments

As of September 30, 2022, the Company has no other commitments.

Contingencies

As of September 30, 2022, the Company does not have any contingent liabilities.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material adverse effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial conditions.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies and Estimates

Our consolidated financial statements (“financial statements”) and accompanying notes have been prepared in conformity with accounting principles generally accepted in the United States of America, or US GAAP. The preparation of these financial statements and accompanying notes require our management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. We make our judgements and estimates based on our own historical experience, knowledge and on other assumptions that we believe are reasonable according to current business practices and other conditions. These judgements and estimates form our basis for making judgments about matters in the future that are not readily apparent from other sources in current days. It should be noted that the actual results could differ from our judgements aforesaid, since they are based on reasonable assumptions instead of real data. We have identified certain accounting policies that are significant to the preparation of our financial statements and we view them as critical accounting policies that require us to stay reasonable and sensitive to understand our financial conditions and our results of operations. Critical accounting policies set standards for identifying important items in financial statements and especially for items which need our management’s professional, subjective and complex judgements to decide the uncertain future amounts. As mentioned above, certain accounting estimates might be significantly different from the future real conditions, since the matters on which our management’s judgements were based may differ from future real conditions greatly. We have adopted critical accounting policies, as follows, to guarantee our reasonable and prudent financial statements.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with US GAAP and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. The significant areas requiring the use of management estimates include, but are not limited to, the allowance for doubtful accounts receivable, estimated useful life and residual value of property, plant and equipment, impairment of long-lived assets provision for staff benefit, recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our consolidated financial statements.

Impairment of Long-Lived Assets

In accordance with the ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Fair Value of Financial Instruments

The Company has adopted Financial Accounting Standards Board (“FASB”) ASC Topic on Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value, establishes a framework for measuring fair value in US GAAP, and expands disclosures about fair value measurements. ASC 820 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable input, which may be used to measure fair value and include the following:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Input other than Level 1 that is observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other input that is observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable input that is supported by little or no market activity and that is significant to the fair value of the assets or liabilities.

Our cash and cash equivalents and restricted cash are classified within level 1 of the fair value hierarchy because they are value using quoted market price.

Revenue Recognition

We apply the five steps defined under ASC 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We assess its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Revenue arrangements with multiple performance obligations are divided into separate distinct goods or services. We allocate the transaction price to each performance obligation based on the relative standalone selling price of the goods or services provided. Revenue is recognized upon the transfer of control of promised goods or services to a customer.

We do not make any significant judgment in evaluating when control is transferred. Revenue is recorded net of value-added tax.

Revenue recognitions are as follows:

Sales of in-park recreation:    Recognize from the provision of in-park recreation is recognized when the relevant services are rendered and the customer simultaneously receives and consumes the benefits provided by the Company.

Rental income:    Rental income is recognized on a time proportion basis over the lease terms. Lease payments are recognized as income in the accounting period in which they are incurred.

Park Service revenue:    The company recognition of park service revenue when a service is completed, the company issues billing to its customers and recognizes revenue according to the billing.

Policy on returns and refunds:

To enjoy the rides and attractions that the parks offer, the guests need to obtain prepaid cards at ticket booths with a modest security deposit of less than $2; however, no such deposit has been required since January 1, 2022. The security deposits and value stored in prepaid cards are recorded as advances from customers, all balances are non-interest bearing. The security deposits will be refunded only when all stored value is consumed. Other than the security deposits, no refund is allowed for the value stored in the prepaid cards. Any unitized stored value and deposits will be forfeited after 24 months from the day when value is stored, and will be recorded as other income in the fiscal year.

Costs of revenue consist primarily of compensation of operational employees, depreciation of amusement facilities, daily maintenance costs, utility bills and rental fee, etc.

Administrative expenses consist primarily of compensation of administrative and management employees, depreciation of computer and furniture and professional fees, etc.

Advertising costs

The costs of other advertising, promotion, and marketing programs are charged to operations when incurred. As of September 30, 2022 and September 30, 2021, we had US$1.53 million and US$2.60 million in prepaid advertising, respectively. The amounts capitalized are included in other current assets. Advertising expense was US$4.07 million and US$5.60 million for the fiscal years ended September 30, 2022 and September 30, 2021, respectively. These amounts are presented within “Selling expenses.”

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are expensed as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income.

Depreciation related to property, plant and equipment used in production is reported in cost of sales, and includes amortized amounts related to capital leases. We estimated that the residual value of the Company’s property and equipment ranges from 3% to 5%. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Machinery	10 years
Electronic equipment	3 years
Office equipment	3 – 5 years
Park facilities	20 years
Vehicles	4 years
Other	10 years

Intangible Assets

Acquired intangible assets are recognized based on their cost to the Company, which generally includes the transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the assets’ carrying amounts on the Company’s book. These assets are amortized over their useful lives if the assets are deemed to have a finite life and they are reviewed for impairment by testing for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The fair value of an intangible asset is the amount that would be determined if the entity used the assumptions that market participants would use if they were pricing the intangible asset. The useful life of the Company’s intangible assets is two years, which is determined by using the time period that an intangible is estimated to contribute directly or indirectly to a Company’s future cash flows.

Foreign Currency and Other Comprehensive Income (Loss)

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency; however, the reporting currency of the Company is the USD. Assets and liabilities of the Company’s foreign subsidiaries have been translated into USD using the exchange rate at the balance sheet dates, while equity accounts are translated using historical exchange rate. The exchange rate we used to convert RMB to USD was 7.10 and 6.49 at the balance sheet dates of September 30, 2022 and September 30, 2021, respectively. The average exchange rate for the period has been used to translate revenues and expenses. The average exchange rates we used to convert RMB to USD were 6.58 and 6.50 for fiscal year 2022 and fiscal year 2021, respectively.

Translation adjustments are reported separately and accumulated in a separate component of equity (cumulative translation adjustment).

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-25 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Lease

After adoption of ASC 842 and related standards, which introduced a lessee model that requires entities to recognize assets and liabilities for most leases, but recognize expenses on their income statements in a manner similar to current accounting, thus operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. For short-term leases with an initial lease term of 12 months or less and with purchase options we are reasonably certain will not be exercised. As a lessee, the Company leases equipment, land and office building. Lease expense is recognized on a straight-line basis over the lease term.

Statutory reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

New Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”) “Financial Instruments — Credit Losses” (“ASC 326”): Measurement of Credit Losses on Financial Instruments,” which requires the measurement and recognition of expected credit losses for financial assets to be held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model which requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in earlier recognition of credit losses. In November 2019, the FASB issued ASU 2019-10 “Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)” (“ASC 2019-10”), which defers the effective date of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for public entities which meet the definition of a smaller reporting company. The Company will adopt ASU 2016-13 effective January 1, 2023. Management is currently evaluating the effect of the adoption of ASU 2016-13 on the consolidated financial statements. The effect will largely depend on the composition and credit quality of our investment portfolio and the economic conditions at the time of adoption.

In August 2020, the FASB issued Accounting Standards Update No. 2020-06 (ASU 2020-06) “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. For public business entities that are not smaller reporting companies, ASU 2020-06 became effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material impact on the accompanying consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

The functional currency of our subsidiaries in China is the Chinese Renminbi (RMB), while other subsidiaries outside of China use U.S. Dollar as the functional currency. All financial statements of our group are presented in U.S. dollars. As a result, we are exposed to foreign exchange risk, as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and the RMB.

The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. The trade war between China and United States, from 2018, has had a greatly adverse impact on the exchange rate. The future trend of the exchange rate remains uncertain, due to the intense relationship between two countries as well as unstable global conditions.

If the RMB depreciates against the U.S. dollar, the value of our assets, earnings and revenues, which is transferred from RMB to U.S. dollars and is represented in our U.S. dollar-based financial statements, will decline.

Liquidity Risk

The main funds for our operations are from cash inflows from past operations and short-term bank loans. We currently have only one loan outstanding. If the results of our future operations are not successful, due to reoccurrence of the COVID-19 pandemic and any other unforeseeable reasons, we may need to conduct more bank loan borrowings to guarantee sufficient cash flows for our operations.

Interest Rate Risk

Interest rate risk may adversely affect our operation results, since we have a short-term bank loan outstanding. The term of our bank loan is usually twelve months and interest rate will be renewed upon new contracts. If the interest rate increases in the future, we may need to pay additional interest costs for our borrowings.

INDUSTRY OVERVIEW

Unless otherwise noted, all the information and data presented in this section have been derived from an industry report from iResearch Inc. entitled “Independent Research of Amusement Park Industry of China,” dated May 17, 2022. iResearch Inc. has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

China’s Macroeconomic Background

Overall Economic Development Trend in China

Although the COVID-19 pandemic and regulatory tightening contribute to the downside risks to the Chinese economy, China is still one of the biggest and fastest growing economies in the world and focuses on long-term high quality and stable growth. The International Monetary Fund forecasts the GDP per capita of China will be RMB102,781 by 2026, with a CAGR of 4.9% from 2021 to 2026.

Increasing Disposable Income Per Capita in China

According to the Statistical Bulletin on National Economic and Social Development of the PRC for 2021, despite the ongoing impact of the COVID-19 pandemic, the disposable income per capita of China has grown, the Chinese job market has been largely stable and wages have been steadily growing. According to the National Bureau of Statistics of China (the “NBS”), the disposable income per capita of China increased from RMB18,311 in 2013 to RMB 35,128 in 2021, with a CAGR of 8.5%. The steady growth of disposable income per capita of China is attributed to the increase in the total income of Chinese residents. IResearch Inc. estimates the disposable income per capita of China will reach RMB 51,300 in 2026, with a CAGR of 7.9% from 2021 to 2026.

Increasing Entertainment Expenditure in China

The expenditure on education, culture and entertainment per capita is positively related to the disposable income per capita. As the disposable income per capita of China increases, the expenditure on education, culture and entertainment per capita also rises. According to NBS, the expenditure on education, culture and entertainment per capita in China increased, collectively, from RMB 1,398 in 2013 to RMB 2,599 in 2021, with a CAGR of 8.1%. IResearch Inc. estimates the expenditure on education, culture and entertainment will increase, collectively, to RMB 4,241 in 2026, with a CAGR of 10.3% from 2021 to 2026.

Increasing Spending Power in Third- and Lower-Tier Cities

The GDP per capita in third- and lower-tier cities in China has grown at an increasing rate on the average. According to the NBS, the GDP per capita in third-tier cities in 2021 was RMB74,502, up by 70.15% from RMB43,785 in 2013, while first-tier cities grew by only 54.05%.

Higher Proportion of Disposable Income to the Total Income in Third-Tier Cities

The house-price-to-income ratio is the ratio between the average house price and the disposable income per capita. This ratio measures the proportion of disposable income after mortgage payments to total income. A higher house-price-to-income ratio means higher mortgage pressure and lower disposable income.

China’s first-tier and second-tier cities have higher house-price-to-income ratio than third-tier cities. According to the NBS, the house-price-to-income ratio was 24.35 in first-tier cities, 11.58 in second-tier cities, and 10.09 in third-tier cities in 2020. Compared to first- and second-tier cities, residents in third-tier cities have a higher proportion of disposable income after mortgage payments to their total income.

Increasing Number of Tourists in China

According to the Ministry of Transportation and Communication of the PRC, the number of tourists in China, the Chinese tourism industry and the transportation infrastructure in Chinese urban and rural areas have all grown in the past decade. The COVID-19 pandemic has led to a drop in Chinese tourism activities and halted the development of the Chinese tourism industry. According to the 2021 China Travel Market Outlook, a report released by McKinsey & Company, the Chinese tourism market will recover to the pre-COVID level in 2023. IResearch Inc. estimates that compared with 2022, the Chinese tourism market in 2023 will grow at a rate of 50.9%. According to the Analysis of Tourism Economic Operation in 2021 and Development Forecast in 2022 released by the China Tourism Research Institute, the Chinese tourism industry may experience a rapid rebound in the near future, partly due to the travel demands that may have accumulated during the pandemic and the continuation of international travel restrictions, which limit Chinese tourists to domestic travel destinations.

Overview of Amusement Park Industry in China

Industry Definitions and Classifications

	Theme Park	Amusement Park
Definition

A theme park is a for-profit park with a certain level of land occupancy and capital investments. A theme park has one or more specific cultural themes and provides leisure experience as well as cultural and entertainment products or services. A theme park should include five elements: theme, performance, parade, shopping, and amusement facilities. A theme park can be regarded as an amusement park with certain distinctive features. Some theme parks are internationally chains, such as Disneyland and Universal Studios.

An amusement park is a place with a series of amusement facilities and attractions. A typical amusement park does not have specific themes embedded into amusement facilities. Most amusement parks are locally based and are not amusement park chains.

Functional Features

Tourists

•   From large geographic markets ranging from nearby locations to foreign countries.

•   For short or long family vacations, which are more youth and adult oriented.

Location

•   Part of urban planning and tourism complex in cities, usually located at the edge of cities due to land requirements.

Admissions

•   Pay-one-price admissions.

Construction

•   Higher level of capital investments, sponsorship fees, and land occupancy.

•   Having certain IP themes.

•   Providing dining, lodging and commercial merchandise options.

Impact

•   Driving real estate and business development in surrounding areas.

Tourists

•   Mainly from local areas.

•   For weekly family trips, which are more children oriented.

Location

•   Near to urban areas, or close to well-known scenic spots.

Admissions

•   Pay-as-you-go model with little to no admission fees.

Construction

•   Lower level of capital investments and land occupancy.

•   Having amusement facilities.

•   Not operated by an international chain.

Impact

•   Providing entertainment options to nearby residents.

	Theme Park	Amusement Park
Examples	IP-oriented International Theme Parks • Disneyland • Universal Studios Cultural Theme Parks • Fantawild	Local Amusement Parks • Beijing Shijingshan Amusement Park • Shanghai Jinjiang Amusement Park • Chengdu Amusement Park Indoor Amusement Parks Mall Amusement Parks

Revenue Model of Amusement Parks

	Pay-One-Price Model	Pay-As-You-Go Model
Definition	Pay-one-price model charges a set price for park admission.	Pay-as-you-go model charges access to each amusement facility without a general admission fee.
Revenue

Pay-one-price model enables parks to easily forecast revenue, calculate guest spending per capita and adjust admission prices based on seasonal or holiday demands. Pay-one-price model encourages prolonged guest visits and increased guest spending per capita.

Pay-as-you-go model does not enable parks to easily forecast guest volumes or conveniently adjust seasonal prices for access to facilities. Pay-as-you-go model enables guests to choose desired amusement facilities.

Cost	Pay-one-price model can reduce ticket printing costs, labor costs, and management costs, due to the ease of forecasting guest volumes.	Pay-as-you-go model leads to higher labor costs and makes it harder to gather statistics of guest volumes and revenue.
Convenience to Guests	Pay-one-price model promotes the use of less popular amusement facilities, improves the overall frequency of facility usage, and increases the operational efficiency.	Pay-as-you-go model improves guest autonomy and enables guests to choose their desired facilities and plan their visits accordingly.
Admissions

Admission fees are adjustable on a daily or seasonal basis, in light of factors such as weather conditions and holiday seasons. Admission fees typically increase in busy seasons, such as the summer, and decrease in slow seasons. Pay-one-price model makes it easier to gather guest statistics and adjust admission fees to maximize guest volumes in the given time period.

Under the pay-as-you-go model, guest spending per capita is usually uncertain. Revenue can fluctuate based on factors such as weather conditions.

Policies and Regulations Related to Amusement Parks in China

Certain macro-level policies, industry-specific policies, and other related laws and regulations in China may favorably influence the environment for the development of the amusement park industry in China and are summarized below.

	Policy	Release Date	Issuing Authority	Comments
Macro-Level Policies	National Leisure Program (2021-2035)	In drafting	Ministry of Culture and Tourism	Aimed at promoting and implementing a paid vacation system, that is likely to increase holiday spending, meet travel demands and unleash consumption potential related to tourism.
	Opinions of the General Office of the State Council on Further Stimulating the Potential of Cultural and Tourism Consumption	August 23, 2019	General Office of the State Council	Aimed at promoting tourism spending, enriching tourism product supply, improving the quality and capacity of scenic spots, and developing a “holiday economy” and night-time economy.
Industry Policies and Opinions	Certain Opinions on Regulating the Development of Theme Parks	April 9, 2018	The National Development and Reform Commission	Categorizing theme parks based on size and scale, providing the main supervisory body and management provisions, resetting the goal from high-speed growth to high-quality service growth.
	Guiding Opinions on Promoting the Development of Tourism Performing Arts	April 1, 2019	Ministry of Culture and Tourism	The aim is to promote the tourism performing arts market and increase the value of tourism performing art brands.
Laws and Regulations	Tourism Law of the PRC	April 25, 2013	Standing Committee of the National People’s Congress	The aim is to promote and develop the tourism industry and standardize the tourism market.
	The Law on Safety of Special Equipment of the PRC	June 29, 2013		Providing a legal basis for safety supervision of special equipment, including large-scale amusement facilities.
	GB 8408-2018 Safety Code for Large-scale Amusement Facilities	May 14, 2018	General Administration of Quality Supervision, Inspection and Quarantine	Specifying requirements for the safety of large-scale amusement facilities to meet the development needs of the amusement facilities industry.

Development Periods of Theme Parks and Amusement Parks in China

1979-1989. Exploration.    The first amusement park equipped with Chinese amusement facilities, Daqing Amusement Park, opened in 1981. From 1983 to 1989, more parks opened, such as Yangtze River Amusement Park, Jinjiang Amusement Park and Shijingshan Amusement Park. During this period, the Chinese theme park and amusement park industry was primitive. Entertainment offerings were ornamental rather than interactive, and relied heavily on natural resources, such as natural landscape. It was common to imitate foreign entertainment products in Chinese product designs. A number of parks were inspired by Chinese classic novels, such as Journey to the West and Grand View Garden, which references were nominal, but had natural physical beauty as the main lure for the public.

1989-1998. Conceptualization.    From 1989 to 1998, more parks opened, such as Shenzhen Splendid China Folk Village, OCT Window of the World, Shanghai Ethnic Cultural Village and Chimelong Wildlife World. During this period, some parks embodied miniature replicas of famous tourist attractions. Although technical standards were low and entertainment products could only meet basic leisure needs, the industry began to gradually catch up with the global standard.

1998-2005. Branding.    In 1998, Shenzhen Happy Valley opened. In 2001, Chimelong Group was the first developer to build an animal themed eco-hotel. During this period, some Chinese park operators began to develop brand awareness and focus on branded products and services. During this period, there was an increase in capital investments on Chinese theme park and amusement park projects, development of technologies used in amusement facility designs, and improvement in entertainment experiences.

2005-2016. Large-scale Development.    In 2005, Hong Kong Disneyland opened, and Shanghai Disneyland and Beijing Universal Studios started construction. In 2006, Chimelong Happy World and Fangtewild Adventure opened. This period witnessed the market entry of foreign brands, such as Disney and Universal Studios, and the expansion of Chinese brands, such as Chimelong, Fantawild and OCT. OCT, Fantawild and Chimelong became the leaders in the Chinese theme park and amusement park industry.

2016-the present. Maturity.    In 2016, Shanghai Disneyland opened. In 2021, Beijing Universal Resort opened. This period has seen an increase in capital investments in amusement park projects, development in technologies used in amusement facilities, focus on creativity in entertainment offerings and the expansion of Chinese leisure and mass tourism market. The competition has been growing between foreign and Chinese brands. Foreign brands have mapped out their operations in both north and south of China. The Chinese amusement park companies have continued to establish additional parks in China.

Market Size of China’s Amusement Park Market

The amusement park market in China sustained a moderate growth trend before the pandemic. The market size for this market grew from RMB9.49 billion in 2016 to RMB12.15 billion in 2019, with a CAGR of 8.6%. However, the market size was RMB6.53 billion in 2020, with a negative growth rate of about -46.29%. Such decrease in market size was attributed to amusement park closures, travel restrictions and fewer resident excursions during the COVID-19 pandemic. The amusement park market is expected to recover from the impact of the pandemic from 2021. The market size is expected to grow from RMB8.48 billion in 2021 to RMB12.65 billion in 2025.

Growth Drivers of Amusement Park Market

In recent years, the Chinese government has issued a number of laws, regulations and policies regarding the cultural, entertainment and tourism industries, and repeatedly emphasized the importance of developing these industries. Such laws, regulations, and policies are meant to promote the development of the Chinese amusement park industry and are highlighted below.

Policy or Event	Year	Contents
Proposal on Formulating the Tenth Five-Year Plan for National Economic and Social Development	2000	Highlighting the importance of the cultural industry in the national development plan.
Proposal on Formulating the Twelfth Five-Year Plan for National Economic and Social Development	2010	Proposing to promote the cultural industry to become a pillar industry of the national economy, and highlighting the importance of the cultural industry in social and economic development.
Opinions on Promoting the Reform and Development of the Tourism Industry	2014	Proposing to strengthen infrastructure construction, provide financial support, regulate land use, and develop talent, in order to promote the development of the tourism industry.

Policy or Event	Year	Contents
Opinions of the Ministry of Culture on Promoting the Transformation and Upgrading of the Cultural and Entertainment Industry	2016

Emphasizing policy implementation for the amusement park industry, increasing industry support, strengthening the role of industry associations, and promoting the transformation and upgrading of the cultural and entertainment industry.

Cultural Industry Development Plan during the 13th Five-Year Plan; The 13th Five-Year Plan for Tourism Industry Development	2016-2017	Emphasizing innovation, aiming to strengthen the support of economic policies, talents, public services, etc.
The Ministry of Culture and Tourism was formally established.	2018	The Ministry of Culture and Tourism was formally established to make plans for the development of cultural and tourism industries.
Dual-cycle New Development Pattern	2020

Dual-Cycle Development means an economic development pattern that takes domestic development as the mainstay, with domestic and international development reinforcing each other. Under this development pattern, the supply and demand of the cultural and tourism industry are expected to further increase.

The 14th Five-Year Plan for Cultural and Tourism Development; The 14th Five-Year Plan for Cultural Industry Development	2021	Proposing to significantly improve the benefits of cultural industry development by 2025.

Guests from Vicinity Areas and Tourist Attractions Contributing to the Guest Volume

Amusement parks have a more localized positioning compared to theme parks, and typically draw guests from their local areas. Most amusement parks are easily accessible to the local population because of their locations in urban areas and the ease of transportation. The local population is also attracted by the pay-as-you-go model of amusement parks, which is designed to minimize the admission fees of park entry and increase the frequency of guest visits.

Amusement parks also draw guests from the vicinity areas and nearby tourist attractions. More guests from vicinity towns and suburban areas are attracted to amusement parks, due to the use of advertisement by amusement parks, the continued improvement on transportation infrastructure, the higher ownership of cars, and the expansion of the public transportation network. Guests from nearby tourist attractions may also diverge from their trips and visit amusement parks. Some amusement parks are located close to famous tourist attractions, which is a strategic way of attracting scenery-seeking guests and creating synergies between tourist attractions and amusement parks.

Parent-Child Tours Developing into an Important Type of Tourism

Parent-child tours.    Parent-child tours center around activities tailored for parents and children. Parents favor entertainment activities that combine educational encounters with entertainment experiences. Some amusement parks are popular destinations for parent-child tours because they provide entertainment activities which combine education and leisure. In 2021, the Chinese government proposed to reduce the burden of excessive homework and off-campus training for students in compulsory education, abolished the two-child policy and introduced the three-child policy. As a result, Chinese parents may attach greater importance to flexible and diverse education methods, children may have more time for leisure, and there may be population growth in the future. The Chinese educational and child birth policy reforms are expected to increase the demand for parent-child tours in amusement parks.

Generation-Z tour.    Generation Z refers to the “Internet aborigines”, i.e., individuals born between 1995 and 2009. Compared to other age groups, Generation Z constituents enjoy social activities, value personal experiences, and pursue fashion trends. According to Travel Daily, more than 70% of Generation Z constituents travel 1-3 times a year, and 60% of them travel for 4-7 days each time on average. Amusement parks provide destinations for them to relax, make friends and travel.

Elderly tours.    According to the Seventh National Census in 2020, the proportion of the elderly population aged 60 and over in China was 18.7%. New members of the Chinese elderly population were mostly born during the baby boom in the 1950s and 1960s. Compared to their predecessors, they accumulate more wealth, have more diverse consumer demands, and pay more attention to the comfort and quality of travel, according to the Bank of China Research Institute in 2021. According to Travel Daily, elderly tourism in China will develop steadily and account for about 50% of the national tourism market by around 2040. It is expected that by 2050, China’s elderly population will exceed 480 million, accounting for 36.5% of the total population, and the total tourism consumption of the elderly population will reach more than RMB2.4 trillion if the willingness to travel and the per capita consumption remain unchanged. Amusement parks provide an additional destination for the Chinese elderly population.

Opportunities from the Promotion of Night Economy

The “Night Economy” in China refers to economic activities from 7pm to 6am next morning. The Night Economy plays an important role in urban development, and is supported by administrative policies. The main consumers of the Night Economy are residents and tourists. Most activities of the Night Economy are in the service sector, including catering, shopping, entertainment, and tourism. Relevant market research reports show that the scale of Night Economy has exceeded RMB30 trillion in 2020, and is expected to exceed RMB40 trillion in 2022. Some amusement parks promote the Night Economy by opening during the nighttime, which may enrich guests’ experiences, strengthen parks’ attractiveness and increase guest visits and guest spending.

Competitive Landscape and Competitive Factors

Entry Barriers to the Amusement Park Industry

Land barriers.    There is a limited supply of land appropriate for amusement park development in China. According to iResearch Inc., the cost of the land lease is around 55% of the total investment in an amusement park project. New competitors entering the amusement park industry need to obtain large pieces of land sufficient for amusement park development through leasing, bidding, public auctions, or other methods. Competitors need to select suitable locations, because location-specific factors, such as traffic, population density and income levels, have a great impact on the operation of amusement parks.

Capital barriers.    Amusement park development demands large capital investments and can be highly risky. According to iResearch Inc., large capital investments, ranging from RMB9 million to RMB80 million, are required for park design, park infrastructure, rides and attractions, daily operations, maintenance and renovation. This high capital requirement forms a barrier for new entrants.

Regulatory compliance barrier.    The Chinese government authorities have implemented a comprehensive approval and regulatory scheme for the planning, construction, operation and management of amusement parks, and have requirements for the safety, environmental protection, and sanitation of amusement parks. Amusement park operators are required to ensure the safe service of amusement facilities and the safe operation and management of amusement parks. They must avoid environmental pollution and maintain greenery in amusement parks to meet urban greening requirements. Amusement parks must also maintain certain prescribed sanitation standards. Amusement parks must comply with all of such requirements at all times.

Talent barriers.    Acquiring professional talents, in areas such as planning and design, equipment operation and maintenance, operation management, can be an entry barrier for new competitors. Suitable professional talents can improve the services of amusement parks, attract more guests, and increase the frequency of guest visits.

Competitive Factors

Location.    Location is an important competitive factor in the amusement park industry. An appropriate amusement park location is close to densely populated areas with vibrant economic activities, and easily accessible in terms of transportation.

Operation scale.    Operation scale is indicated by land coverage, number of employees and capital investment of amusement parks. Amusement parks of larger operation scale offer more entertainment products and services and attract more guests.

Amusement facilities.    Amusement facilities are at the core of entertainment offerings of amusement parks. Some key criteria to evaluate amusement facilities include type, technology, and novelty. Large-scale amusement facilities can create exciting experiences. For example, the most advanced ten-ring roller coaster can reach up to a length of nearly 1km and a speed of over 70km/h. By investing more on amusement facilities and integrating advanced technologies in product offerings, some amusement parks are able to attract and retain a loyal guest base, increase the brand awareness and improve the frequency of guest visits.

Performing arts.    Performing arts complement entertainment offerings of amusement parks. Examples of performing arts include theater, parade floats, light shows, fireworks, festival themed activities, and exhibitions. Adding performance arts costs less than upgrading amusement facilities. Amusement parks that offer high quality and diverse performing arts and entertainment offerings may improve the frequency of guest visits, prolong guest visits, and improve guest spending. Some performing arts integrate well-known IPs and create distinctively cultural appeal to guests, such as float tours at the Disney Fairgrounds, and fireworks at the Disney Castle.

Landscape.    The amusement park landscape is a part of guests’ visual experience. A unique park landscape may attract more guests, increase the frequency of visits, and create word-of-mouth referrals for amusement parks.

Supporting facilities.    In addition to entertainment offerings, some amusement parks provide lodging, dining and merchandise options. The availability of lodging options may extend the duration guests’ visits and increase park revenue. Well operated lodging services attract more guests, especially families and groups of guests. Dining services that can meet the guests’ dietary needs, along with quality dining services, are designed to enrich guests’ experiences and generate more revenue. Retail and merchandise offerings meet the guests’ shopping needs. A creative selection of merchandise can help an amusement park stand out.

Future Trends of Amusement Park Industry in China

Localized positioning

The growth of disposable income per capita is often accompanied by the increasing demand for quality of life and frequency of travel. Due to government policies related to the COVID-19 pandemic, travel options are restricted and long-distance travel may be considered riskier. Therefore, short-distance travel may become more popular with consumers and amusement parks may provide easy destinations for short-distance travel.

Intergenerational services

The target guests of amusement parks are children, parents, and family groups. With the development of China’s economy and the implementation of national leisure programs, families have increasingly become the core of the tourism market. In particular, those born after 1980s have begun to play the role of parents in the family. The difference between them and the previous generations is that they not only seek satisfaction for their children, but also for themselves. If the amusement park is not attractive enough for them, they have enough voice to change the family’s travel plan. Meanwhile, with the increase in the number of elder groups in China, travel needs of the elderly have become an important social issue. It is also necessary to consider the elder generation. Amusement parks will likely offer entertainment products that families can experience together.

Tourism complex

The “tourism complex” refers to a combination of tourism services in a compound layout. According to China’s Tourism Industry Development 14th Five-Year Plan, the tourism complex is gaining popularity in the Chinese tourism industry. By integrating an amusement park into a tourism complex, the amusement park can attract more guests, and shopping, dining and other services offered by the complex may serve more guests diverging from the amusement park, which can generate more revenue for the entire complex. An amusement park can become part of a resort and be combined with hot springs, golf, skiing, and other attractions. It can also be combined with shopping centers and fashion attractions to form an urban entertainment complex.

Market Homogenization Soon to be Eliminated

The Chinese amusement park industry used to lack experience, talent, and creativity, and offer homogenized products. Due to the COVID-19 pandemic, poorly managed amusement parks may be forced to close, and the amusement park industry may experience reshuffling.

Integration of Technology

Technological advances change the means of entertainment. 3D, 4D, film and VR technology provide new and interactive experiences. Internet technology enables smart ticketing and tour guide systems. Successful amusement parks will need to pay more attention to the use of technology in products, facilities, management and marketing.

Improved Industry Regulation

The implementation of the Special Equipment Safety Law in 2014, the Provisions on Safety Inspection of Large Amusement Facilities, and the Guiding Opinions on Regulating the Construction and Development of Theme Parks in 2018 marks China’s gradually improved regulatory scheme on the amusement park industry. China has formed a regulatory scheme on amusement facilities and a supervisory system of amusement park construction.

The China Association of Amusement Parks and Attractions (the “CAAPA”), established in 2013, is a self-discipline organization for the amusement park industry. It not only promotes the development of the amusement park industry, but also plays an important role in improving industry standards and self-management. According to the CAAPA, with the implementation of more regulations and policies, the Chinese amusement park industry is expected to grow in a more regulated environment.

BUSINESS

Introduction

We are an offshore holding company incorporated in the Cayman Islands. Through the operating entities in China, we manage and operate six properties consisting of amusement parks, water parks and complementary recreational facilities. The parks of the operating entities occupy approximately 426,560 square meters of land in the aggregate and are located in geographically diverse markets across the south of China. Due to the geographical locations of the parks and the ease of travel, the parks are easily accessible to an aggregate population of approximately 21 million people. The parks offer a broad selection of exhilarating and recreational experiences, including both thrilling and family-friendly rides, water attractions, gourmet festivals, circus performances, and high-tech facilities. As of the date of this prospectus, the parks collectively contain 139 rides and attractions.

Our revenue is primarily generated from selling access to rides and attractions, charging fees for special event rentals, and collecting regular rental payments from commercial tenants. Our revenue and net income have remained largely stable over the years. In the fiscal years ended September 30, 2021, and 2022, our revenue was US$38,517,742 and US$41,788,19, respectively. For the same fiscal years, our net income was US$13,580,375 and US$14,328,374, respectively, and the number of guest visits at the parks totaled approximately 2.40 million and 2.41 million, respectively. Our significant expenses are depreciation and amortization, real property rent, repairs and maintenance, utilities, and marketing costs.

Our corporate headquarters is in Yanping District, Nanping City, Fujian Province, China. According to government authorities in Fujian Province, Yanping District is known as “the birthplace of Chinese amusement park industry” and entrepreneurs from Yanping District have expanded beyond Yanping District and established their presence all across China. Through the operating entities, we are a leading amusement park operator in Yanping District and an active player in developing the Chinese amusement park industry. We aim to become the leading regional amusement park operator in China. To achieve our goal, we will endeavor to enhance guest experiences, develop appealing recreational products and services, boost our operational efficiency, and improve cost controls.

Description of Parks

As of the date of this prospectus, the operating entities manage and operate six amusement parks. The parks are generally open daily from 9:00 AM to 10:00 PM. Each park is managed by a full-time onsite professional team which is responsible for operations and management of such park. The responsibilities of the park management team consist of overseeing daily operations, repairs and maintenance, marketing and sales, human resources and finance. The following chart summarizes certain key business and geographical information about each park.

Name of park	Location	Year opened	Size (square meters)	Local population (millions)	Number of rides and attractions
Yunnan Yuxi Jinsheng Amusement Park	Yuxi City, Yunnan Province, China	2008	About 7,000	2.24	21
Mangshi Jinsheng Amusement Park	Mangshi City, Yunnan Province, China	2016	About 5,667	0.44	18
Qujing Jinsheng Amusement Park	Qujing City, Yunnan Province, China	2014	About 7,000	5.76	22
Changde Jinsheng Amusement Park	Changde City, Hunan Province, China	2013	20809.51	6.07	23
Tongling West Lake Amusement World	Tongling City, Anhui Province, China	2017	84918.05	1.31	27
Yueyang Amusement World	Yueyang City, Hunan Province, China	2018	About 302,667	5.05	28

Yuxi Jinsheng Amusement Park

Yuxi Jinsheng Amusement Park features a double flying ride, luxury carousel, pirate ship, and bumper cars. As of the date of this prospectus, its management team consists of approximately 100 members and it can accommodate approximately 530 guests at full operating capacity. In the fiscal years ended September 30, 2021 and 2022, it attracted approximately 320,000 and 370,000 guests, respectively, representing a growth rate of 15.6%. It is managed by Yuxi Jinsheng Amusement Development Co., Ltd., one of the operating entities.

Mangshi Jinsheng Amusement Park

Mangshi Jinsheng Amusement Park features a Ferris wheel, luxury carousel, pirate ship, and pendulum ride. As of the date of this prospectus, its management team consists of approximately 60 members and it can accommodate approximately 740 guests at full operating capacity. In the fiscal years ended September 30, 2021 and 2022, it attracted approximately 120,000 and 110,000 guests, respectively, representing a decrease of 8.3%. It is managed by Mangshi Jinsheng Amusement Park Co., Ltd., one of the operating entities.

Qujing Jinsheng Amusement Park

Qujing Jinsheng Amusement Park features a Ferris wheel, carousel, pirate ship, and pendulum ride. As of the date of this prospectus, its management team consists of approximately 80 members and it can accommodate approximately 480 guests at full operating capacity. In the fiscal years ended September 30, 2021 and 2022, it attracted approximately 160,000 and 160,000 guests, respectively, representing a growth rate of nil. It is managed by Qujing Jinsheng Amusement Investment Co., Ltd., one of the operating entities.

Changde Jinsheng Amusement Park

Changde Jinsheng Amusement Park features a Ferris wheel, luxury carousel, pirate ship, pendulum ride, sky-high swing ride, roller coaster, and bumper cars. As of the date of this prospectus, its management team consists of approximately 115 members and it can accommodate approximately 850 guests at full operating capacity. In the fiscal years ended September 30, 2021 and 2022, it attracted approximately 520,000 and 530,000 guests, respectively, representing a growth rate of 1.9%. It is managed by Changde Jinsheng Amusement Development Co., Ltd., one of the operating entities.

Tongling West Lake Amusement World

Tongling West Lake Amusement World features a double-decker carousel, roller coaster, pirate ship, pendulum ride, sky-high swing ride, water coaster, children’s park, and bumper cars. As of the date of this prospectus, its management team consists of approximately 115 members and it can accommodate approximately 700 guests at full operating capacity. In the fiscal years ended September 30, 2021 and 2022, it attracted approximately 350,000 and 350,000 guests, respectively, representing a growth rate of nil. It is managed by Tongling Jinsheng Amusement Investment Co., Ltd., one of the operating entities.

Yueyang Amusement World

Yueyang Amusement World features a double-decker carousel, pirate ship, pendulum ride, sky-high swing ride, ice rink, bumper cars, boat rides, and the Dongting Eye Ferris wheel. As of the date of this prospectus, its management team consists of approximately 135 members and it can accommodate approximately 1,100 guests at the full operating capacity. In the fiscal years ended September 30, 2021 and 2022, it attracted approximately 930,000 and 890,000 guests, respectively, representing a decrease of 4.3%. It is managed by Yueyang Jinsheng Amusement Development Co., Ltd., one of the operating entities.

Business Model

Each of our six operating entities manages one amusement park in their respective locations. Under our current business model, the operating entities conduct their business in progressive steps. They begin by selecting and leasing the real property appropriate for amusement park development, and then construct the park infrastructure in coordination with various support from the local governments in China. In the course of park construction and development, the operating entities plan the rides and attractions to be installed, assess amusement facility suppliers, and source quality rides and attractions from select suppliers. Such suppliers assemble, deliver, install, and test-run the rides and attractions in accordance with the applicable national and industrial safety standards, as well as the operating entities’ requirements. After the park infrastructure are constructed and the amusement facilities are installed, the operating entities then open the parks for guest visits. In the ordinary course of business, the operating entities inspect the rides and attractions according to regular schedules and seek ways to upgrade their entertainment offerings and improve their business operations.

Park Location and Infrastructure

To gain access to the real property appropriate for amusement park development, the operating entities enter into project cooperation agreements, lease agreements, or investment agreements with the local governments in China. Under these agreements, the government authorities lease the real property to the operating entities for amusement park development and may provide various forms of support to each of the operating entities. Examples of governmental support include assisting with obtaining the necessary permits for business operations, maintaining greenery landscapes neighboring the parks and/or promising exclusivity in amusement park operations in the park localities. In accordance with these agreements, the operating entities make capital investments in developing the parks, which is expected to promote the economic growth in the park localities. The following chart presents certain key terms of such agreements between the operating entities and the local governments in China.

Name of park	Exclusivity clause(1)	Examples of promised governmental support	Promised capital investment(2)
Yuxi Jinsheng Amusement Park	Yes	Assisting with obtaining permits and regulatory approval, helping to handle disruptions in park construction and operation	RMB10 million (US$1.52 million)
Mangshi Jinsheng Amusement Park	Yes

Assisting with obtaining permits and regulatory approval, facilitating construction of park infrastructure, helping to handle disruptions in park construction and operation, maintaining greenery landscapes

RMB15 million (US$2.28 million)
Qujing Jinsheng Amusement Park	Yes	Assisting with obtaining permits and regulatory approval, facilitating construction of park infrastructure	—
Changde Jinsheng Amusement Park	No	Facilitating construction of park infrastructure, helping with ensuring park safety, fire control, and sanitation	RMB30 million (US$4.56 million)
Tongling West Lake Amusement World	No	Assisting with ensuring appropriate land use	RMB260 million (US$39.54 million)
Yueyang Amusement World	Yes	Assisting with obtaining permits and regulatory approval, facilitating construction of park infrastructure, helping to handle disruptions in park construction and operation	RMB550 million (US$83.63 million)

____________

Notes:

(1)      Represents whether the local government authority promises that our operating entity would be the exclusive amusement park operator and that no other competitor would be allowed in the locality.

(2)      Represents our operating entity’s promised minimum capital investment in the park project.

In selecting the park location, the operating entities consider a number of factors, including the local tourism rankings, population, percentage of permanently settled population, per capita disposable income, and gross domestic product. The operating entities determine and select the sites which have demonstrated popularity with tourists in order to take advantage of the associated tourism resources. All of the parks are located on geographically advantageous sites. Four parks lie in the heart of tourist cities: Mangshi Jinsheng Amusement Park, Qujing Jinsheng Amusement Park, and Changde Jinsheng Amusement Park lies in the center of Mangshi City, Qujing City and Changde City, respectively, and Yuxi Jinsheng Amusement Park is within the locally famous Nie’er Park in the center of Yuxi City. Two parks benefit from their locations in relation to national tourist attractions: Tongling West Lake Amusement World is close to the Tongling West Lake Wetland Park 4A Scenic Area, a national urban wetland park recognized by the Chinese Ministry of Housing and Urban-rural Development, and Yueyang Amusement World is within the Yueyang Tower and Junshan Island 5A Scenic Area, one of the top-ranking scenic spots rated by the Chinese Ministry of Culture and Tourism. 5A or 4A scenic spots are awarded to the most important and best-maintained tourist attractions in China, given the highest and the second highest level in the rating categories used by the Chinese Ministry of Culture and Tourism, respectively. By sitting in the heart of tourist cities or in close proximity to national tourist attractions, the parks attract the patronage of scenery-seeking tourists and complement tourist experiences with different park features.

The parks can be classified into earlier parks and more recent parks based on years of establishment. The earlier parks consist of Yuxi Jinsheng Amusement Park, Mangshi Jinsheng Amusement Park, Qujing Jinsheng Amusement Park, and Changde Jinsheng Amusement Park. The more recent parks consist of Tongling West Lake Amusement World and Yueyang Amusement World. The significance of such classification lies in the fact that the earlier parks show different features from the more recent parks. Each of the earlier parks is smaller in size and lies in the center of the city where they are situated. They are believed to enrich, diversify, and complement the local tourism resources through their classic rides and attractions, including Ferris wheels, carousels, pirate ships, pendulum rides, roller coasters, and bumper cars. In comparison, each of the more recent parks is grander in size and sits in the vicinity of some of the most visited national tourist attractions. They offer comprehensive entertainment experiences that feature not only classic rides and attractions, but also animal encounters and water attractions. By offering various interlocking and complementary attractions, the more recent parks are proven to attract higher park attendance and encourage longer guest visits, and represent the operating entities’ future strategic focus.

Park Attractions

Park facilities are sourced from various suppliers. In selecting suppliers, the operating entities conduct independent market analysis and also consider third-party expert recommendations. In selecting rides and attractions, the operating entities deliberate and determine the rides and attractions to be purchased in the course of park development, refurbishment or expansion.

The operating entities review and maintain the safety and efficiency of all the rides and attractions. The operating entities’ professional maintenance personnel are well versed in the applicable safety standards, and they conduct both daily and monthly inspections on all of the rides and attractions, to ensure compliance with the applicable national and industrial safety standards. Relevant government authorities also conduct annual inspections on the major rides and attractions in the parks.

Park Guests

The parks attract guests primarily from the vicinity of the park locations. The demographic groups that are most important to the operating entities’ business are young adults between ages 20 to 30, teenagers and children between ages 3 to 20, and family groups. Young adult guests are believed to be attracted by the large-scale or thrilling amusement facilities that the parks offer, such as Ferris wheels, roller coasters, pendulum rides, and sky-high swing rides. We believe the majority of young adult guests prefer visiting the parks over the weekends, as a means to reduce work-related stress and replenish their energy. Teenagers, children and family groups are believed to be attracted by a combination of educational encounters and family-friendly attractions that the parks offer, such as carousels and bumper cars. We believe teenagers, children and family groups do not have a preferred time of visit and are likely to visit the parks at any time during open hours, to enjoy the immersive, educational and entertaining experiences that the parks endeavor to offer.

The parks are generally open daily from 9:00 AM to 10:00 PM. By extending business operations into the night time, the parks provide guests with a destination to spend their leisure time after school or after work, and are able to increase the number of guest visits, extend guest stays, maximize guest spending per capita, and optimize the usage rate of amusement facilities.

Products and Services

The operating entities seek to provide comprehensive entertainment packages. The parks feature a diverse array of rides that are designed to be both thrilling and family-friendly, along with shows and other attractions.

Rides and Attractions

The operating entities generate significant revenue from guest spending on rides and attractions. In the fiscal years ended September 30, 2021, and 2022, the revenue generated from in-park recreation sales was US$37,427,388 and US$39,377,906, respectively, which accounted for 97.17% and 94.23% of the total revenue, respectively. As of the date of this prospectus, the parks contain 139 rides and attractions in the aggregate. Popular rides and attractions include roller coasters, Ferris wheels, carousels, a 6D cinema, a virtual reality experience hall, and water attractions. As of the date of this prospectus, the 6D cinema and virtual reality experience hall are closed off for refurbishment.

To enjoy the rides and attractions that the parks offer, the guests need to obtain prepaid cards at ticket booths with a modest security deposit of less than $2. The guests can load any amount of money onto the prepaid cards and receive rebates, depending on the amount of money that they add to the prepaid cards. Thereafter, the guests are able to enjoy the rides and attractions by paying with their prepaid cards for each access to each facility. If the guests no longer need the prepaid cards, they may return them at ticket booths and get a full security deposit refund. As of the date of this prospectus, the operating entities have issued more than 600,000 prepaid cards in the aggregate to their guests. We estimate each prepaid card is used for approximately two to three times each week. In the fiscal years ended September 30, 2021 and 2022, the advances from prepaid card recharge were US$11,377,303 and US$9,645,494, respectively.

The following chart summarizes the revenue from in-park recreation sales in each park location in the fiscal years ended September 30, 2021, and 2022.

Revenue from in-park recreation sales
Park Location	In the fiscal year of 2021		In the fiscal year of 2022
	RMB	US$	RMB	US$
Yuxi	39,341,488	6,048,752	46,380,539	7,052,761
Mangshi	16,939,193	2,604,400	17,669,042	2,686,806
Qujing	19,169,850	2,947,364	16,186,404	2,461,352
Changde	61,327,714	9,429,134	60,841,077	9,251,672
Tongling	44,647,939	6,864,619	47,094,762	7,161,367
Yueyang	62,004,044	9,533,119	70,786,144	10,763,948
Total	243,430,228	37,427,388	258,957,968	39,377,906

Gourmet Festivals and Circus Performances

Revenue is generated from renting out venues for special events, consisting of gourmet festivals and circus performances. In the fiscal years ended September 30, 2021 and 2022, the revenue generated from special event services was US$0 and US$1,320,855, respectively, which accounted for 0% and 3.16% of the total revenue, respectively. In the fiscal year of 2021, no revenue was generated from special event services, because the operating entities suspended the special events in 2021, in consideration of safety concerns relating to the COVID-19 pandemic. In the fiscal year of 2022, the operating entities partially resumed the special events because China eased the COVID-19 restrictions in 2022.

To ensure the success of the special events, the operating entities enter into binding cooperation agreements with their partner and they assign roles and responsibilities in accordance with their individual areas of expertise and resources. As of the date of this prospectus, the operating entities have one such partner, named Zigong City Dragon Culture & Arts Co. Ltd. (“Zigong Culture”), which specializes in urban lighting, artistic landscaping, and exhibition designs, and has plentiful resources in hosting gourmet festivals and circus performances. Under the cooperation agreements, the operating entities provide the venues for the special events, and Zigong Culture plans, hosts, coordinates and organizes the special events.

As of the date of this prospectus, gourmet festivals have taken place for twelve times in three parks, including Changde Jinsheng Amusement Park, Tongling West Lake Amusement World and Yueyang Amusement World. Gourmet festivals present to the guests a wide range of culinary options from all over China.

As of the date of this prospectus, circus performances have been celebrated for nineteen times in all of the parks. Circus performances offer a variety of programs, such as tigers jumping through fire rings, bears playing basketball, monkey dancing, diabolo, aerial silks, and magic tricks.

The following chart summarizes the revenue from special event services in each park location in the fiscal years ended September 30, 2021 and 2022.

Revenue from special event services
Park Location	In the fiscal year of 2021(1)		In the fiscal year of 2022(2)
	RMB	US$	RMB	US$
Yuxi	—	—	—	—
Mangshi	—	—	—	—
Qujing	—	—	—	—
Changde	—	—	847,706	128,906
Tongling	—	—	1,329,358	202,146
Yueyang	—	—	6,509,174	989,803
Total	—	—	8,686,238	1,320,855

____________

Note:

(1)      The operating entities suspended the special events in the fiscal year of 2021, due to safety concerns related to the COVID-19 pandemic.

(2)      In the fiscal year of 2022, the operating entities partially resumed the special events because China eased the COVID-19 restrictions in 2022.

Convenience stores

The third revenue source is regular rental payments made by commercial tenants who run convenience stores and by operators who manage particular amusement facilities in Yuxi, Mangshi and Yueyang, such as boat rides and water parks. The commercial tenants manage and operate convenience stores that sell a selection of foods and drinks to the guests at the parks. As of the date of this prospectus, there is at least one convenience store in each park. In the future, the number of convenience stores may increase depending on the guests’ demands and preferences. While the guests may make purchases in the convenience stores, they may also bring outside food and beverages into the parks for self-consumption. The operating entities allow the guests to bring any desired foods and beverages into the parks, to ensure that park visits are flexible, convenient, comfortable and customized for each guest. Our rental income also includes rental payments from operators of amusement facilities in Yuxi, Mangshi and Yueyang. These operators of amusement facilities are fully responsible for the profits and losses of their businesses. In the fiscal years ended September 30, 2021 and 2022, rental income was US$1,090,354 and US$1,089,435, respectively, which accounted for 2.83% and 2.61% of the total revenue, respectively.

The following chart summarizes the rental income in each park location in the fiscal years ended September 30, 2021 and 2022.

Rental income
Park Location	In the fiscal year of 2021		In the fiscal year of 2022(2)
	RMB	US$	RMB	US$
Yuxi	541,277	83,273	448,776	68,243
Mangshi	440,367	67,749	440,367	66,962
Qujing	128,440	19,760	—	—
Changde	91,743	14,114	—	—
Tongling(1)	—	—	—	—
Yueyang	5,889,908	906,140	6,275,229	954,230
Total	7,091,736	1,090,354	7,164,372	1,089,435

____________

Notes:

(1)      Tongling West Lake Amusement World granted rent waivers to tenants in the fiscal year of 2021 due to the COVID-19 pandemic.

(2)      In the fiscal year of 2022, the parks in Qujing, Changde and Tongling granted rent waivers to tenants due to the COVID-19 pandemic.

Product Pricing and Payment Options

The operating entities base the product pricing on estimates of guests’ consumption levels. Substantially similar product pricing is implemented in all of the parks. For access to general rides and attractions, the charges range between RMB10 (US$1.52) and RMB55 (US$8.36). For certain select attractions, such as boat rides and Ferris wheels, the charges range from RMB20 (US$3.04) to RMB160 (US$24.33).

The guests have flexible payment options, including in-person settlement with cash and payments through third-party mobile payment platforms, such as WeChat Payment and Alipay.

Marketing and Promotion

The operating entities attract guests through multichannel marketing and promotional programs for each park. The programs are tailored to address various market demands, respond to recent industry trends, and maximize the impact of park attractions. The programs are designed and supervised by the operating entities’ professional marketing and promotional teams who have extensive marketing experience. Such programs utilize rebates to maintain the existing guest patronage and to attract additional guests. The guests can receive different levels of rebates, depending on the amount of money that they add to their prepaid cards. The marketing programs are implemented through online advertising, social media marketing, and outdoor advertising activities, such as the distribution of posters, flyers, and banners.

Competition and Advantages

The principal competitive factors in the amusement park industry include location, scale, and the variety and perceived quality of the rides and attractions. Our target market is in the second- and third-tier cities in China. We believe the operating entities’ parks deliver better value to the guests by being positioned in the second- and third-tier cities instead of the first-tier cities. According to iResearch’s amusement park industry report, people in the second- and third-tier cities in China have affordable housing options, possess sufficient disposable income, and have plentiful time for leisure activities. See “Industry Overview — China’s Macroeconomic Background.” We believe the amusement park market in the second- and third-tier cities has been overlooked and the operating entities are among the pioneers in developing and occupying this market.

We believe the operating entities benefit from limited direct amusement park competition under the current market positioning, which is partly attributed to the limited supply of real property appropriate for amusement park development, substantial front-end capital investment requirements, long development lead-time, and regulatory restrictions. To construct a new amusement park comparable to one of the operating entities’ parks, we estimate it would require a capital investment ranging from RMB10 million (US$1.52 million) to RMB150 million (US$22.81 million) and take a minimum of one to two years to complete such construction. In addition to capital and time investments, the competitors would have to satisfy various governmental restrictions. For example, the local governments in China regard amusement park projects as opportunities to foster economic development. To facilitate investment in such ventures and limit competition, the local governments have agreed in four out of six current agreements with the operating entities to disallow the development of the same or similar amusement parks within or in the vicinity of the park localities for the duration of the respective terms of each of the agreements.

In comparison to the operating entities’ amusement parks, theme parks base their attractions on a central theme and require a different level of land occupancy and capital investment. We do not consider theme park operators, such as the Walt Disney Company and Fantawild Holdings Inc., as the operating entities’ direct competitors. We believe the operating entities’ parks are competitive with other amusement parks and forms of entertainment, mainly for four reasons; namely: (i) the parks are located on geographically advantageous sites and are easily accessible to the guests; (ii) the operating entities’ senior management teams have extensive industry experience, which reach approximately 20 years on the average; and (iii) guests have demonstrated their commitment to continually visiting the operating entities’ parks, with guests revisiting the parks and reloading their prepaid cards, especially during the weekends and holidays, which prepaid cards, we have estimated, are typically used for approximately two to three times each week. The operating entities are also competitive, due to the quality and variety of their cost-effective entertainment offerings. The operating entities charge each guest RMB20 (US$3.04) to RMB30 (US$4.56) on the average for access to the rides and attractions. Each guest can load their prepaid card for an unlimited number of times and share the use of their prepaid card with an unlimited number of guests.

Capital Investments

The operating entities make targeted investments to support the existing amusement park facilities and enable the development of new amusement park attractions. The operating entities plan to build three additional parks, which we estimate would require approximately RMB150 million (US$22.81 million) for each new park and approximately RMB450 million (US$68.43 million) in the aggregate. The operating entities also plan to make additional capital investments for new rides and attractions to be installed in the existing parks, which we estimate would require approximately RMB75 million (US$11.40 million) for each park and approximately RMB450 million (US$68.43 million) in the aggregate. The capital investment funds would come from the net income and the contributed capital from the shareholders, including, but not limited to, funds raised from this offering. The actual investments may differ from the desired investments if this offering is unsuccessful. The planned initiatives include the following projects.

Building high-tech virtual reality experience halls in all of the parks.    Virtual reality experience halls are uncommon in amusement parks in China, due to the substantial capital investment requirements and the limited sites appropriate for their construction. There is a virtual reality experience hall in Tongling West Lake Amusement World, and such facility has been closed off for refurbishment as of the date of this prospectus. Additional virtual reality experience halls are expected to be opened in all of the other parks. The operating entities are planning to purchase virtual reality facilities and to prepare their sites for construction and installation. We estimate the additional virtual reality experience halls will open in the second half of 2023.

Constructing an electricity-free amusement park in Nanping District, where our corporate headquarters is located.    Examples of facilities in an electricity-free amusement park include large-scale climbing nets, trampolines, slides, and sand pools. Electricity-free amusement parks require relatively few repairs and maintenance, provide immersive guest experiences and encourage cooperation among visiting guests. We estimate our first electricity-free amusement park will complete construction by early 2023.

Establishing additional water parks.    Water parks offer a variety of quality and comprehensive programs by integrating entertainment, relaxation, family bonding and competitive sports. As of the date of this prospectus, there is a water park in operation in Yueyang Amusement World. Additional water parks are expected to be built in the other existing parks and new parks. We estimate the water park in Tongling West Lake Amusement World will complete construction by the first half of 2023.

Growth Initiatives

Besides making capital investments and engaging in construction projects, the operating entities plan to implement the following growth initiatives to optimize park attendance and maximize revenue.

Attracting more guests.    As of the date of this prospectus, the operating entities have issued more than 600,000 prepaid cards in the aggregate to their guests. The operating entities aim to increase the number of guest visits by 15% each year. To achieve this goal, the operating entities will endeavor to improve the quality of their services and optimize their marketing and promotional activities, thus encouraging word-of mouth referrals and increasing their brand visibility.

Raising prices.    The operating entities base the current product pricing on estimates of guests’ spending power. As of the date of this prospectus, such pricing has remained at a low level in the amusement park industry. However, with the continuing economic development in the second- and third-tier cities in China, we expect the guests will have increasing spending power and thus pricing may be adjusted accordingly. To ensure that higher pricing provides a higher level of quality, the pricing adjustment will be accompanied by new product introductions, infrastructure improvements, and/or more user-friendly facilities.

Developing membership programs.    As of the date the date of this prospectus, guests rely on their prepaid cards to gain access to the rides and attractions. The operating entities pay close attention to estimates of guests’ spending power, and may develop new admission options in the future, including season passes, annual passes, and other membership programs. The operating entities will invite the on-site operations and marketing teams to determine the specifics of such plans.

Broadening service packages.    As of the date the date of this prospectus, the operating entities generate revenue primarily from selling access to their rides and attractions. They do not operate any dining or lodging services of their own. They desire to broaden their service packages and may provide dining options and hotel lodging services in the future.

Introducing unique products.    The operating entities are conducting market analysis for the purposes of introducing unique entertainment products that are tailored to the consumer needs of each region. Such products are expected to showcase the distinct characteristics of each park locality. Examples may include ethnic minorities traditional clothing parades and local specialty food festivals.

Optimizing project management.    The operating entities will undertake to optimize project management by improving the usage rates of the rides and attractions in non-peak time periods and enhancing the quality of their services.

Human Capital

The operating entities are driven by the mission to provide quality services and valued experiences to each guest. Such mission cannot be achieved without concerted efforts of the employees. In the fiscal years ended September 30, 2020, 2021, and 2022, the operating entities collectively hired 607, 610, and 617 full-time employees, respectively. They did not hire any seasonal or part-time employees.

The following chart summarizes the number of employees in each park location in the fiscal years ended September 30, 2020, 2021, and 2022.

Number of Employees
Park Location	In the fiscal year of 2020	In the fiscal year of 2021	In the fiscal year of 2022
Yuxi	99	100	99
Mangshi	65	64	65
Qujing	79	78	79
Changde	115	116	115
Tongling	115	117	118
Yueyang	134	135	141
Total	607	610	617

The following charts summarize the number of employees for different functions in the same fiscal years.

Number of Employees
Function	In the fiscal year of 2020	In the fiscal year of 2021	In the fiscal year of 2022
Administration	25	25	26
Finance	60	60	60
Logistics	48	45	45
Maintenance	92	92	92
Marketing	20	18	18
Operations	362	370	376
Total	607	610	617

The operating entities provide benefits to all of the employees, including endowment insurance, medical insurance, unemployment insurance, employment injury insurance, maternity insurance, housing provident funds, and job promotion opportunities. In response to the COVID-19 pandemic, and for the safety of the employees, the operating entities have implemented various safety precautions and provided safety training and personal protective equipment, such as facial masks and hand sanitizers, to their employees.

Real Property

The operating entities build the parks on real property leased from the local governments in China, pursuant to the project cooperation agreements, lease agreements, or investment agreements with respect to each park. The continuation of these agreements is material and beneficial to the operating entities, because such cooperation with government authorities is believed to boost the credibility of the operating entities. The operating entities rely upon these agreements for a measure of stability. We believe the government counterparties under these agreements are unlikely to break such agreements for two reasons. First, if the government counterparties were to do so, their public image and good relationships with project developers could be tarnished. Second, the government counterparties have granted the operating entities the right of first refusal to renew each of these agreements. The operating entities plan to renew each agreement upon the expiration of the current relevant terms and none of them anticipate any difficulty in doing so. In fact, one of the operating entities, Changde Jinsheng Amusement Development Co., Ltd. succeeded in renewing its agreement in 2022. The following chart summarizes certain key terms in these agreements.

Name of park	Start date	End date	Annual rent and/or management fee	Fee waiver	Fee increase	Renewable agreement(1)
Yuxi Jinsheng Amusement Park	10-1-2008	9-30-2023	RMB550,000 (US$83,635)	None	Rising by 15% every 5 years	Yes
Mangshi Jinsheng Amusement Park	1-1-2015	12-31-2035	RMB380,000 (US$57,784) for the first 10 years	Waived in 2015	RMB480,000 (US$72,990) for the second 10 years	Yes
Qujing Jinsheng Amusement Park	1-1-2018	12-31-2032	RMB800,000 (US$121,650)	None	Rising by 6% every 3 years	Yes
Changde Jinsheng Amusement Park	3-8-2014	3-8-2022, renewed to 3-9-2032	From 3-8-2014 to 3-8-2022, RMB960,000 (US$145,980); From 3-9-2022 to 3-9-2032, RMB1.0618 million (US$161,460)	Waived in the first half of 2014	Rising by 10% each year, starting from the sixth year	Yes
Tongling West Lake Amusement World	3-18-2016	3-17-2036	RMB2.13 million (US$323,894)	None	Rising by Consumer Price Index in the previous year (not lower than 3%) every 3 years	Yes
Yueyang Amusement World	6-22-2016	6-21-2038	RMB1.362 million (US$207,110)	Waived in 2019	Rising by 4% every 3 years	Yes

____________

Notes:

(1)      Represents the right of first refusal to renew the agreement.

Our corporate headquarters is in Yanping District, Nanping City, Fujian Province, China. Our headquarters is located on leased real property. The operating entities are allowed to occupy and use such property without paying any rent, due to the familial relationship between our Chief Executive Officer and Chairman of the Board of Directors, Ms. Qiong Jin, and the chairman of the board of the property owner, Mr. Zhengwang Cai. The property owner is Fujian Haichuan Pharmaceutical Technology Development Co., Ltd. The current lease term for our headquarters extends from December 14, 2020 to December 13, 2030. Upon the expiration of such term, the operating entities are entitled to the right of first refusal to renew the lease and occupy the real property without rental payments for another five years.

Our other corporate offices are located within the parks. Our other offices are also located on leased real properties. The operating entities do not need to make any rental payments for these offices, in addition to the annual rents and/or management fees specified in the project cooperation agreements, lease agreements, or investment agreements.

The operating entities do not hold legal or equitable title to any real property. We believe the leased real property is sufficient to satisfy our current needs. In the future, we may enter into new agreements with government authorities in China and establish additional parks on newly acquired or leased real property.

Raw Materials and Suppliers

The raw materials needed by the operating entities include construction materials and amusement facilities.

Construction Materials

The operating entities have granted the actual authority of sourcing construction materials to Fujian Xiangning Construction Engineering Co., Ltd., a general contractor with expertise and experience in amusement park development. Fujian Xiangning Construction Engineering Co., Ltd. is responsible for assessing and selecting appropriate construction materials suppliers, hiring subcontractors and managing their quality, as well as overseeing and coordinating construction projects in the parks. In the last two fiscal years, the supply and prices of construction materials have remained stable.

Amusement Facilities

The operating entities follow a comprehensive supply management process to source rides and attractions. In selecting suppliers, the operating entities base their decisions on independent market research and third-party expert recommendations. The operating entities assess all of the new suppliers before they source rides and attractions from these suppliers. Such supplier assessments are based on various criteria, including corporate reputation, historic performance, financial condition, corporate management, location, production capacity, product quality, quality assurance, delivery speed, pricing, product liability and compensation policies, the quality of technical support, and after-sale service support. The operating entities choose different suppliers depending on specific needs. In the fiscal years ended September 30, 2021 and 2022, the operating entities sourced rides and attractions from approximately 7 suppliers, and the supply and prices of rides and attractions have remained stable.

To ensure stable and sufficient supply, the operating entities enter into binding procurement agreements with the existing suppliers and monitor the market to identify new alternative suppliers. The operating entities gather, record and update information about suppliers on a regular basis, including product quality and pricing comparisons.

Under the procurement agreements with the operating entities, suppliers are generally required to (i) provide products in compliance with the national and industrial standards, (ii) deliver the products to the parks according to the operating entities’ requirements, (iii) install and test run the products for compliance with the safety and quality standards, and (iv) offer product warranties in accordance with the applicable laws and regulations and the operating entities’ requirements.

Maintenance and Inspection

Every ride at the parks is inspected regularly, according to daily, monthly, and annual schedules, by both onsite maintenance personnel and external experts. Every ride is inspected daily by maintenance personnel before use by guests. If the maintenance personnel identify any safety concerns with a ride, the ride will be repaired by the maintenance personnel or the ride manufacturer, to ensure proper and safe operation. Every major ride is inspected annually by relevant government authorities. The inspection and maintenance of rides and attractions are conducted by external suppliers, relevant government authorities, and onsite employees, in order to assure that ride experiences are operating within, and that maintenance is performed according to, internal standards, industry best practices, industrial and national standards, as well as the applicable laws and regulations.

Material Contracts

Within the preceding two years from the date of this prospectus, we and the operating entities have not entered into any material contracts, excluding the contracts entered into in the ordinary course of our business.

Intellectual Property

The operating entities’ intellectual property, including eight registered trademarks, one registered domain name, one registered copyright, and other proprietary rights, constitutes significant value to the operating entities’ business. To protect these intellectual property rights, the operating entities primarily rely upon the relevant intellectual property laws of the PRC. However, there is no assurance that this form of protection will be successful in any given case, particularly since the laws of the PRC do not protect proprietary rights as fully as in the United States. As of the date of this prospectus, the operating entities’ intellectual property rights have not been subject to any adverse claims. The operating entities have not been involved in any litigation or other claims related to any third party’s intellectual property rights.

Seasonality

The operating entities’ operations are not highly seasonal, although there are certain exceptions. Their operations are impacted by the Chinese national holidays, which increase park attendance and revenue by approximately 15%. In addition, bad weather conditions can decrease park attendance and revenue by various degrees depending on the specific locations and weather conditions. When the weather conditions are extreme, it may lead to zero park attendance.

Insurance

The operating entities maintain insurance of the types and in amounts that they believe are commercially reasonable and available to businesses in the amusement park industry. Public liability insurance policies protect all of the parks, subject to various coverage limits. As of the date of this prospectus, the insurance coverage ranges from RMB1 million (US$152,063) to RMB5 million (US$760,315) for each park, and reaches RMB18 million (US$2.74 million) in the aggregate. Premiums, coverage limits, and other terms of insurance policies are generally negotiated on an annual basis.

The operating entities do not maintain property insurance policies, because all of their facilities are maintained in accordance with the national and industrial standards, and the facilities are generally expected to have useful lives of approximately ten years. The most prominent risk associated with park operations is guest injuries at the park premises. This risk is believed to be sufficiently covered by the current public liability insurance policies. We believe the coverage provided by the current public liability insurance policies maintained for each park is consistent with industry standards.

Legal Proceedings

The operating entities have been subject to various legal proceedings. In 2022, the operating entities were not subject to any litigation.

In 2021, Yueyang Jinsheng Amusement Development Co., Ltd. (“Yueyang Jinsheng”) was involved in a dispute with a guest who was physically injured during her visit to Yueyang Amusement World. The court ordered Yueyang Jinsheng to pay damages in the amount of RMB159,826.44. As of the date of this prospectus, the outstanding amount of such damages has been paid in full. The operating entities were subject to two other similar actions initiated by injured guests and these two actions have been fully resolved as of the date of this prospectus.

In 2021, two of the operating entities, Yueyang Jinsheng and Nanping Golden Heaven Amusement Park Management Co., Ltd. (“Nanping Golden Heaven”) were involved in a dispute over a construction project contract. Yueyang Jinsheng and Nanping Golden Heaven reached a settlement with the adverse party and Yueyang Jinsheng agreed to pay RMB358,000. Yueyang Jinsheng has made partial payments and the outstanding amount that remains to be paid is RMB208,000 (US$31,629) as of the date of this prospectus. Such amount is expected to be fully paid by June 2023.

In 2020, Yueyang Jinsheng was involved in a dispute over an independent contractor agreement. Yueyang Jinsheng reached a settlement with the adverse party and agreed to pay RMB4,606,000. The outstanding amount that remains to be paid is RMB2,092,000 (US$318,116) and there is no set payment plan as of the date of this prospectus.

In 2020, Yueyang Jinsheng was involved in a dispute over a cement sales contract. Yueyang Jinsheng reached a settlement with the adverse party and agreed to pay RMB2,410,000. The outstanding amount that remains to be paid is RMB220,981 (US$33,603) and there is no set payment plan as of the date of this prospectus.

In 2020, Yueyang Jinsheng and Nanping Jinsheng Amusement Management Co. Ltd. (“Nanping Jinsheng”) were involved in a stock transfer dispute. In such dispute, Nanping Jinsheng agreed to purchase 10% of stock in Yueyang Jinsheng from a previous stockholder of Yueyang Jinsheng pursuant to a stock transfer agreement. Yueyang Jinsheng had the joint and several guarantee obligations regarding the stock purchase price. The stock purchase price was not fully paid in accordance with the schedule specified in the stock transfer agreement. This dispute went through trial and appellate proceedings and the appellate court ordered Yueyang Jinsheng to pay damages in the amount of RMB800,000 and interest. The outstanding amount that remains to be paid is RMB543,522 (US$82,650) and there is no set payment plan as of the date of this prospectus.

In addition, the operating entities were involved in other disputes, such as labor and contract disputes, but these disputes have been fully resolved. As of the date of this prospectus, the total outstanding amount that remains to be paid arising from the aforementioned five actions where either the final judgment has been rendered or settlements have been reached is RMB3,209,329.44(US$488,020). According to our PRC legal counsel, AllBright Law Offices (Fuzhou), these proceedings and outstanding payment liabilities do not materially adversely affect the business of the operating entities, or our financial condition and results of operations. We are not currently a party to any other material legal or administrative proceedings, other than as described in this section.

REGULATIONS

This section sets forth a summary of applicable laws, rules, regulations, government and industry policies and requirements that have a significant impact on the operating entities’ business in the PRC. This summary does not purport to be a complete description of all the laws and regulations that apply to the operating entities’ business. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this prospectus, which may be subject to change.

Foreign Investment

PRC Company Law and Foreign Investment Laws

The PRC Company Law was adopted by the Standing Committee of the National People’s Congress of the PRC (the “SCNPC”) on December 29, 1993, and was last amended on October 26, 2018 (the “Company Law”). The Company Law governs the establishment, operations and management of corporate entities in the PRC. On December 24, 2021, the SCNPC issued a draft revision to the Company Law (the “Draft Revision”) and made it available for public comments. The Draft Revision provides additional stipulations regarding a corporate entity’s establishment, liquidation, organizational structure and capital system, strengthens the responsibilities of shareholders and management personnel, and highlights corporate social responsibility. Foreign invested enterprises (“FIEs”) must comply with the Company Law, unless the PRC foreign investment laws provide otherwise.

The Foreign Investment Law of the PRC (the “Foreign Investment Law”) was adopted by the National People’s Congress of the PRC (the “NPC”) on March 15, 2019 and came into force on January 1, 2020. The Foreign Investment Law grants national treatment to an FIE except when such enterprise operates in industries deemed to be “encouraged,” “restricted,” or “prohibited.” The Catalog of Encouraged Industries for Foreign Investment (2020 Edition) (the “Catalog”) lists the “encouraged” industries for foreign investment. The Catalog was promulgated jointly by the National Development and Reform Commission (the “NDRC”) and the Ministry of Commerce (the “MOFCOM”) on December 27, 2020 and became effective on January 27, 2021. The Special Administrative Measures (Negative List) for the Entrance of Foreign Investment (2021 Version) (the “Negative List”) identifies the “prohibited” and “restricted” industries for foreign investment. The Negative List was promulgated jointly by the NDRC and the MOFCOM on December 27, 2020 and became effective on January 1, 2022. The Catalog and the Negative List contain specific market entrance rules for foreign investment in different industries. If the investment falls within the “encouraged” category, such foreign investment will be entitled to certain preferential treatment and benefits extended by the government. If the investment falls within the “restricted” category, such foreign investment will be permitted to the extent that it satisfies certain restrictions under the PRC laws. If the investment falls within the “prohibited” category, such foreign investment will be prohibited. If the investment falls within an industry not included in the Negative List, such foreign investment will be allowed, unless it is specifically prohibited or restricted by other PRC laws and regulations.

The Implementing Regulations of the Foreign Investment Law (the “Implementing Regulations”) were promulgated by the State Council of the PRC (the “State Council”) on December 26, 2019 and came into effect on January 1, 2020. According to the Implementing Regulations, an FIE must be registered with the State Administration for Market Regulation (the “SAMR”) or its authorized local counterparts. A foreign investor or an FIE must submit investment information to the MOFCOM or its local counterparts via the enterprise registration system and the enterprise credit information publicity system. The Foreign Investment Law and the Implementing Regulations apply to the investment made by an FIE in the PRC.

The Measures on Reporting of Foreign Investment Information (the “Reporting Measures”), promulgated jointly by the MOFCOM and the SAMR on December 30, 2019, came into effect on January 1, 2020. The Reporting Measures replaced the Provisional Measures on Record-filing Administration over the Establishment and Change of Foreign-invested Enterprises. Pursuant to the Reporting Measures, an FIE must report investment information for establishment, modification, dissolution and annual reports of the FIE.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, neither the Company nor any of the operating entities has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC Company Law or foreign investment laws.

M&A Rules

On August 8, 2006, the MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation (the “SAT”), the China Securities Regulatory Commission (the “CSRC”), the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange (the “SAFE”) jointly promulgated the Regulations on the Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The M&A Rules came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules require a foreign investor to obtain necessary approvals when the investor (i) acquires the equity of a Chinese enterprise so as to convert the Chinese enterprise into an FIE; (ii) subscribes for new equity of a Chinese enterprise so as to convert the Chinese enterprise into an FIE; (iii) establishes an FIE, which purchases and operates the assets of a Chinese enterprise; or (iv) purchases the assets of a Chinese enterprise, and then invests such assets to establish an FIE. The M&A Rules, among other things, further require that an offshore special purpose vehicle (the “SPV”), formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the CSRC’s approval prior to listing such SPV’s securities on an overseas stock exchange, especially in the event that the SPV acquires shares or an equity interest in the PRC companies by offering the shares of any offshore companies. Pursuant to Article 11 of the M&A Rules, where a Chinese company, enterprise or natural person intends to acquire their related Chinese company in the name of an offshore company which they lawfully established or control, such acquisition shall be subject to the examination and approval of the MOFCOM.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, the Company and each of the operating entities are in full compliance with the M&A Rules in China, and there have not been notifications of any non-compliance.

Overseas Listing

On July 6, 2021, the relevant PRC government authorities released the Opinions on Strictly Cracking Down Illegal Securities Activities, which provided that the administration and supervision of overseas-listed China-based companies will be strengthened, and the special provisions of the State Council on overseas issuance and listing of shares by such companies will be revised, clarifying the responsibilities of domestic industry competent authorities and regulatory authorities.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, and collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), which stipulate that Chinese-based companies, or the issuer, shall fulfill the filing procedures after the issuer makes an application for initial public offering and listing in an overseas market, and certain overseas offering and listing such as those that constitute a threat to or endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law, may be prohibited under the Draft Rules Regarding Overseas Listing. On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures with the CSRC; if a domestic company fails to complete the filing procedures, such domestic company may be subject to administrative penalties; and (2) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements;

and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, neither we nor the PRC subsidiaries have been subject to any investigation, or received any notice, warning, or sanction from the CSRC or other applicable government authorities related to this offering. Although our registration statement on Form F-1, of which this prospectus forms a part, was declared effective on March 30, 2023, if we fail to complete this offering on or before September 30, 2023, we will be required to file with the CSRC in relation to this offering. There is no assurance that we can complete such filing in a timely manner or even at all.

In addition, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued the Measures for Cybersecurity Review (Revision Draft for Comments), or the Measures, for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also look into the potential national security risks from overseas IPOs.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), we are not subject to cybersecurity review by the CAC, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures.

Theme Park Project Approval Regime

The Decision of the State Council on Reform of the Investment System (the “Decision”) was promulgated by the State Council in June 2004. Pursuant to the Decision, projects not funded by the government are not subject to governmental approval but they are subject to either governmental authorization or record filing where appropriate. Governmental authorization will be needed only if a project not using state funds is an important and restricted investment project relating to public or social interest. Other projects without state funds only need to be put on record, regardless of their scale.

The Catalog of Investment Projects Subject to Governmental Approval (Version 2016) (the “Investment Catalog”) was released in June 2004, and amended in December 2016. Pursuant to the Investment Catalog, if a project is subject to the approval of the State Council, such project must first be examined by the NDRC and then be submitted to the State Council for approval. If a project is subject to the approval of the State Council and the NDRC, such project must first be examined by the Ministry of Industry and Information Technology (the “MIIT”) and then be submitted to the State Council and the NDRC for approval. If a project is subject to the approval of provincial governments, provincial governments will be entitled to issue their respective provincial project approval catalogues and to further delegate their approval powers to lower levels of local governments, in light of local conditions and capacities.

According to the Investment Catalog, extremely large theme park projects shall be approved by the State Council, and large-, small-, and medium-sized theme park projects shall be approved by the NDRC or relevant provincial governments.

In March 2018, the NDRC and certain other relevant authorities jointly promulgated Certain Opinions on Regulating the Development of Theme Parks (the “Theme Park Opinions”), which establish theme parks as parks which are constructed for the purpose of profit-making, reach a certain level of land occupancy and capital investment, operate in an enclosed manner with one or more specific cultural and tourist themes, and provide visitors with paid leisure experiences and cultural and entertainment products or services, which include amusement parks with large amusement facilities. The Theme Park Opinions classify theme parks into three categories according to the size and investment scale of the parks:

Theme Park	Area and Investment Scale	Approval Authority
Extra Large	the area ≥about 8.1 km2; or the investment ≥RMB5 billion	the State Council
Large	About 2.4 km2≤the area < 8.1 km2; or RMB1.5 billion ≤the investment<RMB5 billion	NDRC
Small and Medium Size	About 0.8 km2≤the area < 2.4 km2; or RMB0.2 billion ≤the investment<RMB1.5 billion	Provincial counterparts of NDRC

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), two of the amusement parks that are operated by the operating entities, Tongling West Lake Amusement World and Yueyang Amusement World, fulfill the standard of small- and medium-sized theme parks. Therefore, these two parks are subject to the approval of the NDRC’s provincial counterparts. The other four parks managed by the operating entities are not subject to the Theme Park Opinions. As of the date of this prospectus, both Tongling West Lake Amusement World and Yueyang Amusement World failed to gain the approval of the NDRC’s provincial counterparts and applications for their approval were filed only with the NDRC’s city counterparts, because the relevant government authorities had the misunderstanding that these two parks were not subject to the Theme park Opinions. As of the date of this prospectus, we have not received any administrative action, fine or penalty from the relevant government authorities with respect to such non-compliance. We have received the confirmation from both the NDRC of Junshan District, Yueyang City and the NDRC of Tongling City, that the construction of Yueyang Amusement World and Tongling West Lake Amusement World have been filed with the NDRC’s city counterparts, and if these two parks are later found to require further approval under the Theme Park Opinions, such authorities will assist with gaining such approval.

Business Operation in the Amusement Parks

Safety of Large Amusement Facilities

The Law on Safety of Special Equipment of the PRC (the “Special Equipment Safety Law”) was promulgated by the SCNPC on June 29, 2013 and became effective on January 1, 2014. According to the Special Equipment Safety Law, large-scale amusement facilities constitute special equipment. The Special Equipment Safety Law governs the production, operation, service, inspection and testing of large-scale amusement facilities, as well as the supervision and administration over the safety of large-scale amusement facilities. The Special Equipment Safety Law adopts catalogued management of special equipment.

According to the Special Equipment Safety Law, an entity using large-scale amusement facilities shall use facilities which have obtained production licenses and have passed inspection. Before large-scale amusement facilities are put into service, or within 30 days after, such entity shall apply to the department in charge of the safety supervision and administration of special equipment for registration of the service and obtain registration certificate for the service. Such entity shall place the registration mark in a prominent position of the facilities and shall apply for periodic inspection to the relevant special equipment inspection agency, one month prior to the expiry of the inspection validity period, in accordance with safety technical codes.

Pursuant to the Special Equipment Safety Law, an entity operating and using large-scale amusement facilities shall be responsible for the safe service of the facilities, and shall set up a large-scale amusement facilities safety management department or appoint full-time large-scale amusement facilities safety management personnel. Before the facilities are put into service each day, the operating entity shall conduct a test run and routine safety inspection and check safety accessories and safety protection devices. Such entity shall place the safety instructions, safety precautions and warning signs of large-scale amusement facilities in a prominent position easily viewable by patrons.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, the operating entities have timely registered all special equipment, received all required production licenses and passed all special equipment inspections from the authorities.

Food Business

According to the Administrative Measures for Food Business Licensing promulgated by the China Food and Drug Administration on August 31, 2015, and amended on November 17, 2017, a food business permit shall be obtained in accordance with the law to engage in food selling and catering services within the territory of the PRC. A food business operator shall obtain a food business permit for each food business venue. The permit is valid for five years. The operating entities only lease park venues to commercial tenants who manage and operate convenience stores in the parks, but none engage directly in food selling and catering services. According to our PRC legal counsel, as of the date of this prospectus, the operating entities have received the requisite food business permits from the relevant government authorities.

Fire Control

The Fire Control Law of the PRC (the “Fire Control Law”) was promulgated by the SCNPC on April 29, 1998, and last amended on April 29, 2021. According to the Fire Control Law, before a public gathering place is put to use or opens for business, the developer or user entity shall: (i) apply to the fire and rescue department of the local government at or above the county level for a fire safety inspection, (ii) make a commitment that its premise complies with fire protection technical standards and management provisions, (iii) submit the required materials, and (iv) be responsible for its commitment and the veracity of its materials. The fire and rescue department will examine and approve the materials, if the materials are complete and compliant with statutory requirements, and will conduct a prompt inspection of the premises to ensure that park facilities comply with the fire protection technical standards and management provisions.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, the operating entities have received all requisite approvals and passed all fire safety inspections from the relevant fire and rescue authorities.

Safety of guests

According to the Civil Code of the PRC promulgated by the NPC on May 28, 2020, business operators or managers of business premises, such as hotels, shopping malls, banks, stations, airports, sports stadiums, entertainment premises, and public places or organizers of mass activities, who fail to perform safety assurance obligations and cause damage to others shall bear tortious liability. In the event of damage caused to others due to the act of a third party, the third party shall bear tortious liability, and business operators, managers or organizers who have failed to perform safety protection obligations shall bear the corresponding supplementary responsibilities. After bearing the supplementary liability, the business operators, managers, or organizers may claim compensation from the third party.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, we were subject to three actions initiated by injured guests and these actions have been fully resolved. We do not have any other incidents or litigation about guest safety. All the operating entities’ parks have established the safety rules and their safety environments are maintained in compliance with the required standards.

Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019, lessors and lessees are required to enter into a written lease contract containing provisions such as the term of the lease, the intended use of the premises, the respective parties’ liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department.

As of the date of this prospectus, all of our corporate offices and parks are located on leased real property. We and the operating entities are entitled to occupy and use such property pursuant to relevant agreements with lessors. According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, all such lease agreements have not been registered with the relevant government authorities in compliance with the PRC laws and regulations. However, such non-compliance will neither affect the validity of the lease agreements nor affect the operating entities’ business.

Permits and licenses

As of the date of this prospectus, we and the operating entities have received from PRC government authorities all requisite permits or licenses needed to engage in the businesses currently conducted in China. Such permits and licenses include Business License, Special Equipment Registration for Service and Food Business License. The following table provides details on the permits and licenses held by the operating entities.

Company	Permit/License	Issuing authority	Term
Nanping Golden Heaven Amusement Park Management Co., Ltd.	Business License	Nanping City Administration for Market Regulation	Long term
Changde Jinsheng Amusement Development Co., Ltd.	Business License	Changde City Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Changde City Administration for Market Regulation	Starting from October 10, 2018, renewed each year
Qujing Jinsheng Amusement Investment Co., Ltd.	Business License	Qujing City Qilin District Administrative Examination and Approval Bureau	Long term
	Special Equipment Registrations for Service	Qujing City Qilin District Administration for Market Regulation	Starting from around February 2015, renewed each year
Tongling Jinsheng Amusement Investment Co., Ltd.	Business License	Tongling Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Tongling Quality and Technical Supervision Bureau	Starting from around October 2016, renewed each year
Yuxi Jinsheng Amusement Development Co., Ltd.	Business License	Yuxi City Hongta District Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Yuxi City Hongta District Administration for Market Regulation	Starting from September 11, 2017, renewed each year
Yueyang Jinsheng Amusement Development Co., Ltd.	Business License	Yuyang City Junshan District Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Yueyang Quality and Technical Supervision Bureau	Starting from July 2, 2018, renewed each year
Mangshi Jinsheng Amusement Park Co., Ltd.	Business License	Mangshi Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Mangshi Administration for Market Regulation	Starting from October 24, 2017, renewed each year
	Food Business License	Mangshi Administration for Market Regulation	June 15, 2020 to June 14, 2026

Environmental Protection

The Environmental Protection Law of the PRC (the “Environmental Protection Law”) was promulgated and became effective on December 26, 1989 and was most recently amended on April 24, 2014. Pursuant to the Environmental Protection Law, an environmental impact assessment shall be conducted as legally required in the construction of a project impacting the environment. The pollution prevention and control installations in a construction project must be designed, built and put to use simultaneously with the body of the project.

The Environmental Impact Assessment Law of the PRC (the “Environmental Impact Assessment Law”) was promulgated on October 28, 2002, and last amended on December 29, 2018. The Environmental Impact Assessment Law implements classified administration of environmental impact assessments for construction projects in accordance with the degree of environmental impact of construction projects. In the event of any possible significant environmental impact, an environmental impact report shall be prepared for comprehensive assessment of the environmental impact. In the event of any slight environmental impact, an environmental impact statement shall be prepared for analysis or assessment of specific items relating to the environmental impact. In the event of minimal environmental impact which does not warrant an environmental impact assessment, an environmental impact registration form shall be completed. Where the environmental impact assessment documents of a construction project are not examined or approved by the relevant examination and approval authorities, the construction shall not be permitted to commence.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, the operating entities have provided the required environmental impact assessments to the relevant government authorities. As of the date of this prospectus, none of the operating entities have received any notice of noncompliance by any relevant government authorities.

Intellectual Property Rights

Trademarks

The Trademark Law of the PRC (the “Trademark Law”) was promulgated by the SCNPC on August 23, 1982, was last revised on April 23, 2019 and became effective on November 1, 2019. According to the Trademark Law, any natural person, legal person or other organization that needs to obtain the exclusive right to use a trademark for its goods or services in the course of manufacturing and business activities shall apply to the trademark office of the administrative department for industry and commerce under the State Council for trademark registration. A registered trademark refers to a trademark that is registered with the approval of the trademark office.

The owner of a registered trademark enjoys the exclusive right to use the trademark. A registered trademark shall be valid for 10 years, commencing from the date when its registration is approved. The exclusive right to use a registered trademark shall be limited to trademarks which are registered upon approval and to the commodities on which the use of a trademark is approved.

According to the Trademark Law, if anyone uses a trademark that is similar to a registered trademark on the same kind of goods, or uses a trademark that is identical with or similar to the registered trademark on similar goods, without the authorization of the registered trademark owner, and the use is likely to cause confusion, such use shall constitute infringement on the trademark owner’s exclusive right to use the registered trademark. Any dispute over infringement upon the exclusive right to use a registered trademark shall be resolved through negotiation. Where the parties concerned refuse to negotiate or a negotiation fails, the trademark registrant or any interested party may file a lawsuit in the court, or request the administrative department for industry and commerce to deal with the dispute.

As of the date of this prospectus, the operating entities have eight registered trademarks in the PRC.

Copyrights

The Copyright Law of the PRC (the “Copyright Law”) was promulgated by the SCNPC on September 7, 1990, and was last amended on November 11, 2020 and became effective on June 1, 2021. According to the Copyright Law, works of Chinese citizens, legal persons or unincorporated organizations, whether published or not, shall have copyright in accordance with the Copyright Law. The National Copyright Administration shall be responsible for the administration of copyrights nationwide. The local departments of copyright at or above the county level shall be responsible for the administration of copyright in their respective administrative regions.

The duration of copyright protection is generally fifty years. Copyright includes the right of publication, authorship, alteration, integrity, reproduction, distribution, rental, exhibition, performance, projection, broadcasting, communication through information network, cinematography, adaptation, translation, compilation and other rights.

A copyright dispute may be settled through mediation, or be submitted to an arbitration institution for arbitration under a written arbitration agreement between the parties or under the arbitration clause in the copyright contract. In the event there is neither a written arbitration agreement between the parties nor an arbitration clause in the copyright contract, parties may directly bring a lawsuit in a court.

As of the date of this prospectus, the operating entities have one registered copyright in the PRC.

Domain name

The Administrative Measures for Internet Domain Names was promulgated by the MIIT on August 24, 2017 and became effective on November 1, 2017. It applies the “first-to-file” principle to domain name registration service, unless otherwise provided in relevant rules.

According to the Interpretation of the Supreme People’s Court on several issues concerning the Applicable Law in the trial of civil cases involving network domain names promulgated on July 17, 2001 and amended on December 29, 2020, where the court determines that the registration and use of a domain name constitutes infringement or unfair competition, it may order the defendant to stop the infringement or cancel the domain name, or, at the request of the plaintiff, order the plaintiff to register and use the domain name. If actual damage is caused to the right holder, the defendant may be ordered to compensate for the loss.

As of the date of this prospectus, the operating entities have one registered domain name in the PRC.

As of the date of this prospectus, to the best of our knowledge, we have legally obtained adequate copyrights, trademarks and domains names to support our operations and as our business develops, we may need to apply for or obtain more intellectual rights. To the best of our knowledge, neither we, nor any of the operating entities have infringed, nor have we received any notice of infringement or been subject to any disputes regarding the intellectual property of others since our inception.

Taxation

Enterprise Income Tax (“EIT”)

According to the Enterprise Income Tax Law of the PRC (the “EIT Law”) and the Implementation Rules of the EIT Law, an enterprise established outside the PRC with a de facto management body within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes. An enterprise which is established under the laws of foreign countries and has no de facto management body within the PRC, but has established institutions or premises in the PRC, or has no such institutions or premises but has income generated from the PRC, is considered as a non-resident enterprise. EIT shall be applicable at a uniform rate of 25% to both resident or non-resident enterprises. EIT shall be payable by a resident enterprise for income sourced within or outside the PRC. EIT shall be payable by a non-resident enterprise, for income sourced within the PRC by its institutions or premises established in the PRC, and for income sourced outside the PRC for which the institutions or premises established in the PRC have a de facto relationship. Where the non-resident enterprise has no institutions or premises established in the PRC or has income bearing no de facto relationship with the institution or premises established in the PRC, EIT shall be payable by the non-resident enterprise only for income sourced within the PRC at the rate of 20%. A PRC withholding tax at the rate of 10% is applicable to dividends payable to foreign investors that are non-resident enterprises to the extent that such dividends have their sources within the PRC, unless otherwise provided in any applicable tax treaty. Similarly, any gain realized on the transfer of equity interests by such investors is subject to the EIT at the rate of 10% if such gain is regarded as income derived from the PRC.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), the applicable EIT rate of the operating entities is 25%. As of the date of this prospectus, we believe that we are in full compliance with the EIT Law and rules in China, and there have not been any notifications of any instances of non-compliance provided to us or any of the operating entities by the relevant government authorities.

Value-added Tax (“VAT”)

Pursuant to the Pilot Scheme for Replacing Business Tax with Value-Added Tax (the “Pilot Scheme”), which was issued jointly by the Ministry of Finance of the PRC (“MOF”) and the SAT on November 16, 2011 and became effective on the same day, the VAT rate of 17% applies to movable property leasing services, the VAT rate of 11% applies to transportation and construction services, and the VAT rate of 6% applies to the other modern services, such as research and technical services, information technology services, cultural and creative services, and logistics support services. As of August 1, 2013, the Pilot Scheme has been implemented nationwide.

Pursuant to the Provisional Regulations on Value-added Tax of the PRC (the “VAT Regulations”), which was promulgated by the State Council on December 13, 1993, and was last amended and became effective on November 19, 2017, and the Implementing Rules of the Provisional Regulations on Value-added Tax of the PRC, which was promulgated by the MOF on December 25, 1993, and was last amended on October 28, 2011, entities or individuals in the PRC engaging in the sale of goods, services, intangible assets or real estate, the provision of processing, repairs and replacement services, and the importation of goods are required to pay VAT. The amount of VAT payable is calculated by subtracting “input VAT” from “output VAT.” Where a taxpayer engages in the sale or importation of goods, provision of processing, repairs and replacement services, or moving property leasing, the VAT rate is 17%, except as otherwise provided in the VAT Regulations.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), the applicable VAT rate of the operating entities is 6%. As of the date of this prospectus, we believe that we are in full compliance with the VAT rules and regulations in China, and there have not been any notifications of any instances of non-compliance provided to us nor to any of the operating entities by the relevant government authorities.

Employment and Social Welfare

Labor Contracts

Pursuant to the Labor Contract Law of the PRC, which was adopted by the SCNPC on June 29, 2007, was amended on December 28, 2012 and became effective on July 1, 2013, and the Regulations on Implementation of the Labor Contract Law of the PRC, which was promulgated by the State Council and became effective on September 18, 2008, a written labor contract should be concluded to establish a labor relationship. If no written labor contract is concluded as of the date of employment, such contract shall be concluded within one month as of the date of employment. If an employer fails to conclude a written labor contract with an employee for more than one month but less than one year as of the date of employment, the employer shall pay the employee two times his monthly salary. In addition, if an employer fails to conclude a written labor contract with an employee within one year as of the date of employment, the employer shall be deemed to have concluded an open-ended labor contract with the employee.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), the operating entities have signed labor contracts with all of the employees, and there have not been notifications of any instances of non-compliance.

Social Insurance and Housing Provident Fund

According to the Social Insurance Law of the PRC (the “Social Insurance Law”), which was promulgated by the SCNPC on October 28, 2010, and was amended and became effective on December 29, 2018, employees shall participate in the basic endowment insurance, basic medical insurance, unemployment insurance, employment injury insurance and maternity insurance. The basic endowment, medical insurance and unemployment insurance premiums shall be jointly paid by employers and employees. The employment injury insurance and maternity insurance premiums shall be paid by employers rather than employees. An employer shall apply to the local social insurance agency for social insurance registration in accordance with the Social Insurance Law. In addition, an employer shall declare and pay social insurance premiums in full and on time. No postponement, reduction or exemption of payment shall be allowed without any force majeure or other statutory exceptions.

According to the Regulations on Management of Housing Provident Fund, which was promulgated by the State Council, and was last amended and became effective on March 24, 2019, an employer needs to pay housing provident funds for its employees. A newly established entity shall register with the relevant housing provident fund management center within 30 days from the date of establishment, and open a housing provident fund account at a designated bank on behalf of its employees within 20 days from the date of registration. When hiring a new employee, an employer shall register with the housing provident fund management center within 30 days from the date of employment, and open a housing provident fund account of such new employee at a designated bank. An employer shall pay the full amount of the housing provident fund on time, and shall not be overdue in the payment or underpay the housing provident fund. The housing provident fund payment by both an employer and an employee shall not be less than 5% of the average monthly salary of the employee in the previous year. If an employer fails to make full payment of housing provident funds for its employees in accordance with relevant laws and regulations, the housing provident fund management center shall order such employer to make the payment within a prescribed time limit. If payment is still not made within the prescribed time limit, an application may be made to the court for compulsory enforcement.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), in the years of 2020, 2021 and 2022, the operating entities did not pay social insurance contributions and housing provident fund contributions in full for all of the employees. As of the date of this prospectus, no administrative actions, fines or penalties have been imposed by the relevant PRC government authorities with respect to such non-compliance, nor has any order been received by the operating entities to settle the outstanding amount of social insurance contributions and housing provident fund contributions.

Foreign Currency Exchange and Dividend Distributions

Foreign Currency Exchange

According to the Regulations on the Foreign Exchange Control of the PRC (the “Foreign Exchange Administration Regulations”), which was promulgated by the State Council on January 29, 1996, and was last amended on August 5, 2008, payments of current account items, such as trade and service-related foreign exchange transactions and dividend payments, can be made in foreign currencies without prior approval from the SAFE. However, prior approval from the SAFE is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loans. Under the Foreign Exchange Administration Regulations, if an FIE intends to pay dividends and provides certain evidencing documents (board resolution, tax certificates, etc.), such enterprise may purchase foreign currency without approval of the SAFE. If an FIE intends to engage in trade and services-related foreign exchange transactions and provides relevant commercial documents, such enterprise may purchase foreign currency without approval of the SAFE. An FIE may retain a certain amount of foreign currency, subject to a cap approved by the SAFE, to satisfy its foreign currency liabilities. In addition, foreign exchange transactions involving overseas direct investment, investment in securities, or derivative products must be registered with the governmental authorities in charge of foreign exchange administration, and must be approved or put on record by the other relevant governmental authorities where necessary.

The Circular on Reforming the Administrative Approaches to Settlement of Foreign Exchange Capital of Foreign-invested Enterprises (the “SAFE Circular 19”) was promulgated by the SAFE on March 30, 2015, and became effective on June 1, 2015. In comparison to the Foreign Exchange Administration Regulations, the SAFE Circular 19 provides greater flexibility to an FIE in converting foreign exchange capital in its capital account into Renminbi funds, and allows an FIE to use its converted Renminbi funds to make equity investments in China after performing required procedures. Under the SAFE Circular 19, an FIE may choose to convert any amount of foreign exchange capital in its capital account into Renminbi funds according to its actual business needs. The converted Renminbi funds will be kept in a designated account. If an FIE intends to initiate a new foreign exchange transaction in its capital account, it must provide supporting documents and go through the review process with the bank. An FIE is allowed to use its converted Renminbi funds only within the approved business scope.

On June 9, 2016, the SAFE issued the Circular on Management of Foreign Exchange Settlement under the Capital Account (the “SAFE Circular 16”), which reiterates some of the rules set forth in the SAFE Circular 19. According to the SAFE Circular 16, an enterprise may convert its foreign exchange capital, foreign debt, and funds recovered from overseas listing into Renminbi on a discretionary basis. The converted Renminbi funds may be used to extend loans to related parties or repay inter-company loans (including advances by third parties).

On October 23, 2019, the SAFE issued the Circular of Further Promoting Cross-border Trade and Investment Facilitation (the “SAFE Circular 28”), which expressly allows an FIE, which does not have equity investments in its approved business scope, to use capital obtained from foreign exchange settlement to make equity investments in China as long as the investments are real and in compliance with the foreign investment-related laws and regulations. In addition, the SAFE Circular 28 stipulates that any eligible enterprise in certain pilot areas may use receipts from registered capital, foreign debt and overseas listing, for the purpose of domestic payments, without providing authenticity supporting materials to relevant banks prior to such domestic payments.

On November 19, 2012, the SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment (the “SAFE Circular 59”), which became effective on December 17, 2012 and was amended on October 10, 2018. The SAFE Circular 59 substantially amends and simplifies the foreign exchange procedure. According to the SAFE Circular 59, approval or verification from the SAFE is not required for a foreign investor or an FIE: (i) to open various special purpose foreign exchange accounts, such as pre-investment expenses accounts, foreign exchange capital accounts, asset realization accounts, and guarantee accounts; (ii) to reinvest his lawful income derived in the PRC, such as profits, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment; or (iii) to remit foreign exchange capital as a result of capital reduction, liquidation, early repatriation or stock transfer. Multiple capital accounts for the same entity may be opened in different provinces.

On July 4, 2014, the SAFE promulgated the Circular of the SAFE on Foreign Exchange Administration of Overseas Investments and Financing and Round-Trip Investments by Domestic Residents via Special Purpose Vehicles (the “SAFE Circular 37”). According to the SAFE Circular 37, a Chinese resident must apply to a local SAFE branch to register foreign exchange before contributing money to an overseas SPV. An overseas SPV refers to an overseas company that is directly incorporated or indirectly controlled by a Chinese resident using its assets or rights and interests for the purpose of investments and financing. Following the initial registration, in the event of any alternation in the basic information, such as shareholders, name and operating duration of any individual Chinese resident, or key information, such as increases or decreases in capital, or equity transfers, swaps, consolidations, or splits, a Chinese resident must register the change in the foreign exchange with a local SAFE branch. In the event that a Chinese shareholder holding interest in an overseas SPV fails to fulfill the required SAFE registration, the SPV’s PRC subsidiaries may be restricted from making profit distributions to the offshore parent and prohibited from carrying out cross-border foreign exchange transactions, and the SPV may be restricted from contributing additional capital to its PRC subsidiaries. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under the PRC law for evasion of foreign exchange controls.

On February 13, 2015, the Circular of Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment (the “SAFE Circular 13”) was promulgated by the SAFE and took effect on June 1, 2015. The SAFE Circular 13 cancels registration and verification of foreign exchange under direct investment. Chinese and overseas investment entities can go directly to banks for registration for foreign exchange under domestic or overseas direct investment. The SAFE Circular 13 simplifies procedures for some direct investment-related foreign exchange transactions, and cancels annual check of foreign exchange for direct investment and replaces it with registration for accumulated equity in domestic and overseas direct investment.

Pursuant to the Circular 37, a PRC resident shall register with a local SAFE branch before he or she contributes assets or equity interests in an overseas SPV, that is directly established or controlled by the PRC resident for the purpose of conducting overseas investment or financing. Failure to comply with the SAFE registration requirements could result in penalties for evasion of foreign exchange controls. The Circular No. 13 provides that banks can directly handle the initial foreign exchange registration and amendment registration under the Circular 37.

All of the PRC resident shareholders of our Company completed the initial foreign exchange registration on August 1, 2022.

Dividend Distributions

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company incorporated in the Cayman Islands, we will be dependent on receipt of funds from our Hong Kong subsidiary, Golden Heaven Group Management Limited.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Golden Heaven Group Management Limited only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other purposes, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in complying with the administrative requirements necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our ordinary shares.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. Golden Heaven Group Management Limited may be considered a non-resident enterprise for PRC tax purposes. Any dividends that our PRC subsidiaries pay to Golden Heaven Group Management Limited may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%.

In order for us to pay dividends to our shareholders, we will rely on payments made from the operating entities in the PRC to Nanping Golden Heaven Amusement Park Management Co., Ltd., from Nanping Golden Heaven Amusement Park Management Co., Ltd. to Golden Heaven Group Management Limited, and the distribution of such payments indirectly to our Company. According to the PRC Enterprise Income Tax Law, such payments from subsidiaries to parent companies in China are subject to the PRC enterprise income tax at a rate of 25%.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (i) the Hong Kong project must be the beneficial owner of the relevant dividends; and (ii) the Hong Kong project must directly hold no less than a 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. As of the date of this prospectus, Golden Heaven Group Management Limited is more likely to be subject to the 10% withholding tax rate. If Golden Heaven Group Management Limited is considered as a Hong Kong resident enterprise, as stipulated by the Double Tax Avoidance Arrangement and other applicable laws, the withholding tax may be reduced to 5%.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Qiong Jin	46	Chief Executive Officer, and Chairman of the Board of Directors
Jinguang Gong	46	Chief Financial Officer
Bin Chen	51	Independent Director
Daofu Lin	42	Independent Director
Michael John Viotto	71	Independent Director
Jinhua Wang	37	Director

Ms. Qiong Jin has served as the Chairman of the Board of Directors of the Company since January 2020. She has also served as the chairman of the board of directors of Nanping Jinsheng Amusement Management Ltd. since 2017. From 2005 to 2017, she was the chief financial officer of Fujian Renkang Pharmaceutical Co., Ltd. From 1998 to 2005, she was the chief financial officer of Fujian Tongjitang Pharmacy Co., Ltd. Ms. Qiong Jin holds a Bachelor’s degree in Law from Central China Normal University.

Mr. Jinguang Gong has served as our Chief Financial Officer since 2020. From 2017 to 2020, he was the chief financial officer of Nanping Jinsheng Amusement Management Ltd. From 2003 to 2017, he was the finance manager of Fujian Futian Garments Group Co., Ltd. Mr. Jinguang Gong holds a Bachelor’s degree in Accounting from Zhengzhou University of Light Industry.

Mr. Daofu Lin has served as our independent director since April 2022. He has also served as a project manager and a national certified constructor of Fujian Minxiang Construction Engineering Co., Ltd. since 2014. From 2002 to 2014, he served as an office manager of Fujian Hengchun Pharmaceutical Co., Ltd. Mr. Daofu Lin holds a Bachelor’s degree in Medical Botany from Fujian Agriculture and Forestry University, and a Master’s degree in Business Administration from Fuzhou University.

Mr. Bin Chen has served as our independent director since April 2022. He has also served as an independent director of Organic Tea Cosmetics Holdings Company Limited since 2020. From 2016 to 2019, he was the deputy general manager of Fujian High Fortune Bio-Tech Corp. From 2009 to 2014, he was the deputy general manager of Fuqing Ankai Medical Apparatus and Instruments Trading Co., Ltd. From 2002 to 2009, he was the marketing director of Fujian Kerui Pharmaceutical Co., Ltd. Mr. Bin Chen holds a vocational degree in Economic Information Management from Fujian Business University.

Mr. Michael John Viotto has served as our independent director since May 2022. Michael Viotto currently serves as the Chief Financial Officer for Fuse Group Holdings Inc., an OTC OB Market listed company (trading symbol: FUST). Mr. Viotto has been the President of MJV Consulting since October 2014, and has also been serving as an Independent Director for Dunxin Financial Holding Limited, an NYSE market listed company (trading symbol: DXF), serving as the Chairman of the company’s Compensation Committee and a member of the company’s Nomination Committee as well as its Audit Committee since December 2017. In addition, Mr. Viotto also served as an Independent Director for Future World Financial Holdings Inc. from September 2016 to January 2017, which is a financial company based in Hong Kong, China. He served as the Chairman for the company’s Nominating and Remuneration Committee and as a member of the company’s Audit Committee. Mr. Viotto received his Bachelor of Science Degree in Business Administration from California Polytechnic University located in Pomona, California in March 1985.

Mr. Jinhua Wang has served as our director since April 2022. He has also served as the chairman of the board of directors of Fujian Ruishi Hotel Management Co., Ltd. since 2017. From 2014 to 2019, he was the deputy general manager of Wuhan Zhongheng Zhuangzhou Information Technology Co., Ltd. From 2009 to 2014, he was the sales manager of Xiamen Jingding Sports Culture Development Co., Ltd. Mr. Jinhua Wang holds a Bachelor’s degree in Business Administration from Xiamen University.

Family Relationships

None of our directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors consists of five directors, three of whom are “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees is comprised of our independent directors. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of our three independent directors, Bin Chen, Daofu Lin, and Michael John Viotto. Daofu Lin is the chairperson of our audit committee. Our board also has determined that Daofu Lin qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee consists of our three independent directors, Bin Chen, Daofu Lin, and Michael John Viotto. Bin Chen is the chairperson of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•        reviewing and approving the total compensation package for our most senior executive officers;

•        approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•        reviewing and recommending to the board with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of our three independent directors, Bin Chen, Daofu Lin, and Michael John Viotto. Michael John Viotto is the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time. Our company has a right to seek damages against any director who breaches a duty owed to us.

The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions; and

•        appointing officers and determining the term of office of officers.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is filed as Exhibit 99.1 to this registration statement and is applicable to all of our directors, executive officers and employees. We will make our code of ethics publicly available on our website.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our amended and restated articles of association.

A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months, or (v) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law, the amended and restated memorandum and articles of association or the Nasdaq Listing Rules, or disqualification by the chairman of the relevant board meeting, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term unless either we or the executive officer gives prior notice to terminate such employment, or for a specified time period, or for a specified time period which will be renewed automatically unless a notice of non-renewal is given. We may terminate an executive officer’s employment for cause, at any time, without notice or remuneration, including but not limited to as a result of the executive officer’s commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offence, fraud or dishonesty, habitual neglect of his or her duties, or material misconduct inconsistent with the due and faithful discharge of the executive officer’s material duties. An executive officer may terminate his or her employment at any time with one month’s prior written notice.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we have agreed to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company to the fullest extent permitted by law with certain limited exceptions.

Compensation of Directors and Executive Officers

During the fiscal year ended September 30, 2022, we paid an aggregate of RMB952,487 (US$144,838) to our executive officers and directors. We have set aside or accrued an aggregate of RMB35,116 (US$5,340) to provide pension, retirement or other similar benefits to our executive officers and directors.

Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits through a PRC government-mandated multi-employer defined contribution plan and other statutory benefits.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares as of the date of this prospectus, and as adjusted to reflect the sale of the ordinary shares offered in this offering for:

•        each of our directors and executive officers who beneficially own our ordinary shares;

•        our directors and executive officers as a group; and

•        each person known to us to own beneficially more than 5% of our ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 50,000,000 ordinary shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes 51,750,000 ordinary shares outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all ordinary shares shown as beneficially owned by them. As of the date of the prospectus, we have 18 shareholders of record, none of whom are located in the United States. We are required to have at least 300 unrestricted round lot shareholders at closing in order to satisfy the Nasdaq listing rules.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering
	Number	Percent	Number	Percent
Directors and Executive Officers(1):
Qiong Jin(2)	15,000,000	30%	15,000,000	28.99%
Jinguang Gong	—	—	—	—
Jinhua Wang(3)	726,500	1.453%	726,500	1.40%
Daofu Lin	—	—	—	—
Bin Chen	—	—	—	—
Michael John Viotto	—	—	—	—
All directors and executive officers as a group (six individuals):	15,726,500	31.453%	15,726,500	30.39%

5% Shareholders:
Jinzheng Investment Co Pte. Ltd.(2)(4)	15,000,000	30%	15,000,000	28.99%
Qingyu Investment Ltd.(5)	10,000,000	20%	10,000,000	19.32%
Hong Kong Greater Power Ventures Limited(6)	2,910,000	5.82%	2,910,000	5.62%
WONG Kei Kai	2,745,000	5.49%	2,745,000	5.30%
CHEN Yong	2,745,000	5.49%	2,745,000	5.30%

____________

Notes:

(1)      Unless otherwise indicated, the business address of each of the individuals is No. 8 Banhouhaichuan Rd, Xiqin Town, Yanping District, Nanping City, Fujian Province, the PRC.

(2)      Represents 15,000,000 Ordinary Shares held by Jinzheng Investment Co Pte. Ltd., a Singapore company, which is 100% owned by Qiong Jin.

(3)      Represents 726,500 Ordinary Shares held by Zhuohua Investment Holdings Pte. Ltd., a Singapore company, which is 100% owned by Jinhua Wang. The business address of Zhuohua Investment Holdings Pte. Ltd. is 2 Venture Drive #14-02 Vision Exchange, Singapore, 608526.

(4)      The business address is 34 Toh Guan Road East, #01-15, Enterprise Hub, Singapore 608579.

(5)      The business address is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Represents 10,000,000 Ordinary Shares held by Qingyu Investment Ltd., which is 100% owned by Xuezheng Chen.

(6)      The business address is Room 1508, Beverly house, 93-107 Lockhart Road, Wanchai, Hong Kong. Represents 2,910,000 Ordinary Shares held by Hong Kong Greater Power Ventures Limited, a Hong Kong company, which is 100% owned by Leung Tan.

As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States.

We are not aware of any arrangement that may result in a change of control of our Company at a subsequent date.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Other Related Party Transactions

The relationship and the nature of related party transactions are summarized as follows:

Name of Related Party	Relationship to Our Company
Nanping Golden Heaven Amusement Park Management Co., Ltd. (“Nanping Golden Heaven”)	Our wholly owned PRC subsidiary, which holds 100% equity interests in our six operating entities in the PRC
Nanping Jinsheng Amusement Management Co., Ltd. (“Nanping Jinsheng”)	Its majority shareholder is our Chairman of the Board of Directors
Fujian Haichuan Pharmaceutical Technology Development Co., Ltd. (“Fujian Haichuan”)	Its chairman of the board, Mr. Zhengwang Cai, is a family member of our Chairman of the Board of Directors
Qiong Jin	Our Chairman of the Board of Directors
Xuezheng Chen	Indirectly holding 20% of our ordinary shares

Transaction with Nanping Jinsheng.    Nanping Jinsheng used to own 100% equity interests in our six operating entities in the PRC, consisting of Changde Jinsheng Amusement Development Co., Ltd., Qujing Jinsheng Amusement Investment Co., Ltd., Tongling Jinsheng Amusement Investment Co., Ltd., Yuxi Jinsheng Amusement Development Co., Ltd., Yueyang Jinsheng Amusement Development Co., Ltd., and Mangshi Jinsheng Amusement Park Co., Ltd. On March 30, 2021, Nanping Golden Heaven agreed to purchase all of such equity interests from Nanping Jinsheng. The consideration for this transaction is RMB48.83 million (US$7,425,233). Such amount remained outstanding as of September 30, 2021 and was fully repaid on October 29, 2021. There have been no further transactions with Nanping Jinsheng as of the date of this prospectus.

Transactions with Qiong Jin.    Qiong Jin provided interest-free advances for working capital purposes to Nanping Golden Heaven. During the fiscal year ended September 30, 2021 and 2022, Qiong Jin extended advances in the aggregate amount of RMB2.55 million (US$393,192) and RMB6.39 million (US$899,965), respectively. As of September 30, 2022, we had outstanding loans payable to Qiong Jin in the amount of US$899,965. As of the date of this prospectus, the outstanding principal amount was US$899,925.

Transactions with Xuezheng Chen.    Xuezheng Chen provided interest-free advances for working capital purposes to the operating entities in the PRC. During the fiscal years ended September 30, 2021, Xuezheng Chen extended advances in the aggregate amount of US$209,034. As of September 30, 2021, we had outstanding loans payable to Xuezheng Chen in the amount of US$209,034. Such loan was fully settled as of December 2021.

On January 5, 2021, one of the operating entities, Changde Jinsheng Amusement Development Co., Ltd. (“Changde Jinsheng”) entered into a credit agreement with China Construction Bank, pursuant to which Changde Jinsheng borrowed RMB960,000 (US$148,025) at an annual interest rate of 4.2525%. Mr. Xuezheng Chen was a co-borrower for the loan. As of the date of this prospectus, such loan has been fully settled.

On January 6, 2022, Changde Jinsheng entered into a credit agreement with China Construction Bank pursuant to which Changde Jinsheng borrowed RMB1,000,000 (US$140,849) at an annual interest rate of 4.2525%. Mr. Xuezheng Chen was a co-borrower for the loan. The maturity date for such loan is on January 1, 2023. As of the date of this prospectus, such loan has been fully settled.

On January 2, 2023, Changde Jinsheng entered into a credit agreement with China Construction Bank pursuant to which Changde Jinsheng borrowed RMB1,000,000 (US$140,849) at an annual interest rate of 4.15%. Mr. Xuezheng Chen was a co-borrower for the loan. The maturity date for such loan is on January 2, 2024. As of the date of this prospectus, the outstanding principal amount to be paid is RMB1,000,000 (US$140,849).

Transactions with Fujian Haichuan.    Our corporate headquarters is located on leased real property. The operating entities are allowed to occupy and use such property without paying any rent, due to the familial relationship between our Chief Executive Officer and Chairman of the Board of Directors, Ms. Qiong Jin, and the chairman of the board of the property owner of Fujian Haichuan, Mr. Zhengwang Cai. The current lease term for our headquarters extends from December 14, 2020 to December 13, 2030. Upon the expiration of such term, the operating entities are entitled to the right of first refusal to renew the lease and occupy the real property without rental payments for another five years.

Transaction with Certain Shareholders.    On October 5, 2022, we fully redeemed and cancelled 50,000,000 ordinary shares, pursuant to the board resolutions duly approved by all of the directors of the Company. Due to such redemption, we owed $5,000 to the selling shareholders, including JINZHENG INVESTMENT CO PTE. LTD., Qingyu Investment Ltd., HONG KONG GREATER POWER VENTURES LIMITED, WONG Kei Kai, CHEN Yong, Xinyue Holding Ltd., SanShan Group Holdings Co. LTD., YITONG ASIA INVESTMENT PTE. LTD., HUARONG HOLDING PTE. LTD., YUNG HOI TSIT, HUACHEN CONSULTING PTE. LTD., JOYGRACE INVESTMENT PTE. LTD., HENG YANG INVESTMENT MANAGEMENT CO. PTE. LTD., Hengrui Investment Holding Ltd., ZHUOHUA INVESTMENT HOLDINGS PTE. LTD, HENG YU CAPITAL INVESTMENT PTE. LTD., Jinqiu Investment Holding Co. Ltd, and HUANYU TRADING INVESTMENT PTE. LTD. As of the date of this prospectus, the outstanding principal amount is $5,000.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our memorandum and articles of association, as amended from time to time, are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands, or the “Cayman Companies Act,” on January 8, 2020. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each. As of the date of this prospectus, there are 50,000,000 ordinary shares issued and outstanding. Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 51,750,000 ordinary shares issued and outstanding held by at least 300 unrestricted round lot shareholders and beneficial owners which is the minimum requirement by the Nasdaq Capital Market. Shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about April 14, 2023.

Listing

We have been approved to list our ordinary shares on the Nasdaq Capital Market under the symbol “GDHG.”

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary shares is Transhare Corporation, at Bayside Center 1, 17755 North U.S. Highway 19, Suite #140, Clearwater, FL 33764.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

•        the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

•        our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

•        increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

•        consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•        convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

•        sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•        cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

•        either alone or jointly with any other person, whether or not that other person is a shareholder; and

•        whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 clear days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

•        issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

•        with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

•        purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Subject to any applicable requirements set forth in the Articles and provided that a transfer of ordinary shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

•        where the ordinary shares are fully paid, by or on behalf of that shareholder; and

•        where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into our register of members.

Where the ordinary shares in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        the Ordinary Share transferred is fully paid and free of any lien in favor of us;

•        any fee related to the transfer has been paid to us; and

•        the transfer is not more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 clear days’ notice of an extraordinary general meeting and 21 clear days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

A director may be removed by ordinary resolution.

A director may at any time resign from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

•        he is prohibited by the law of the Cayman Islands from acting as a director;

•        he is made bankrupt or makes an arrangement or composition with his creditors generally;

•        he resigns his office by notice to us;

•        he only held office as a director for a fixed term and such term expires;

•        in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

•        he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

•        he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

•        without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our memorandum and articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)     the giving of any security, guarantee or indemnity in respect of:

(i)     money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)    a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)    where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)     any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)    any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)     any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

•        any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

•        any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

•        to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•        to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of our shareholders, and, a statement of the shares held by each member, which:

•        distinguishes each share by its number (so long as the share has a number);

•        confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

•        confirms the number and category of shares held by each member; and

•        confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a shareholder; and

•        the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association
Duties of Directors

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

	Delaware	Cayman Islands
Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of Officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others

A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

	Delaware	Cayman Islands

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Interested Directors

Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

	Delaware	Cayman Islands
Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

Voting for Directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Director election is governed by the terms of the memorandum and articles of association.
Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	There are no prohibitions in relation to cumulative voting under the Cayman Companies Act but our post-offering amended and restated articles of association do not provide for cumulative voting.
Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

	Delaware	Cayman Islands
Nomination and Removal of Directors and Filling Vacancies on Board

Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.

Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.
Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and by a majority of the outstanding voting power of the shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain mergers are entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value (as determined by the Delaware Court of Chancery) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.

The Cayman Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

Delaware law also provides that a parent entity, by resolution of its board of directors, may merge with any subsidiary corporation, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights unless the subsidiary is wholly owned.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the Companies Act, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

Delaware	Cayman Islands

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the votes are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•   the statutory provisions as to the required majority vote have been met;

•   the shareholders have been fairly represented at the meeting in question;

	Delaware	Cayman Islands

•   the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•   the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority”.

When a takeover offer is made and accepted by holders of not less than 90.0% of the shares affected within four (4) months, the offeror may, within a two (2) month period commencing on the expiration of such four (4) month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.

In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action but such discretion is rarely used. Generally, Delaware follows the American rule under which each party bears its own costs.

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•   a company acts or proposes to act illegally or ultra vires;

•   the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•   those who control the company are perpetrating a “fraud on the minority.

	Delaware	Cayman Islands
Inspection of Corporate Records

Under Delaware law, shareholders of a corporation, upon written demand under oath stating the purpose thereof, have the right during normal business hours to inspect for any proper purpose, and to make copies and extracts of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than copies of our memorandum and articles, the register of mortgages or charges, and any special resolutions passed by our shareholders) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals

Under Delaware law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the corporation’s governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the corporation’s governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.

Approval of Corporate Matters by Written Consent

Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders unless otherwise provided in the corporation’s certificate of incorporation. A corporation must send prompt notice of the taking of the corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders who have not consented in writing and who would have otherwise been entitled to notice of the meeting at which such action would have been taken.

The Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).
Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•        the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

•        the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•        the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or

(c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

History of Share Issuances

The following is a summary of our share issuances since incorporation.

We were incorporated in the Cayman Islands as an exempted company with limited liability on January 8, 2020. We issued the following ordinary shares to our founding shareholders:

Purchaser	Date of Issuance	Number of ordinary shares
WONG Kei Kai	January 8, 2020	10,000,000
Qingyu Investment Ltd.	January 8, 2020	20,000,000
Jinzheng Investment Ltd.	January 8, 2020	70,000,000

Since incorporation, there have been multiple changes in the ownership of our ordinary shares. See “Principal Shareholders.” The total number of ordinary shares issued and outstanding was 100,000,000. On October 5, 2022, we fully redeemed and cancelled 50,000,000 ordinary shares, pursuant to the board resolutions duly approved by all of the directors of the Company. As of the date of this prospectus, we have an aggregate of 50,000,000 ordinary shares issued and outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares. We have been approved to list our ordinary shares on the Nasdaq Capital Market. Upon completion of this offering, we will have 1,750,000 outstanding ordinary shares held by public shareholders, representing approximately 3.38% of our ordinary shares. All of the ordinary shares sold in this offering are freely transferable by persons other than our “affiliates” (as that term is defined in Rule 144 under the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could materially adversely affect prevailing market prices of our ordinary shares.

Lock-up Agreements

We have agreed not to, for a period of three months from the completion of this offering, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors, executive officers and shareholders of 5% or more of our ordinary shares has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•        1% of the number of ordinary shares then outstanding, which will equal approximately 51,750,000 shares immediately after this offering; or

•        the average weekly trading volume of the ordinary shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following discussion of material PRC, Cayman Islands, and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local, and other tax laws or under tax laws of jurisdictions other than the Cayman Islands, the PRC, and the United States. To the extent that the discussion relates to matters of Cayman Island tax law, it represents the opinion of Ogier, our Cayman Islands legal counsel; to the extent it relates to the PRC tax law, it is the opinion of AllBright Law Offices (Fuzhou), our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

Pursuant to section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, we have obtained an undertaking from the Financial Secretary that:

•        no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to us or our operations; and

•        no tax be levied on profits, income gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payment by us (i) on or in respect of our shares, debentures or other obligations; or (ii) by way of the withholding in whole or in part of any relevant payment as defined the Tax Concession Act (As Revised).

The undertaking is for a period of 20 years from 25 April 2022.

PRC Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the State Administration of Taxation (the “SAT”) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. The SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that Golden Heaven Group Holdings Ltd. is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, Golden Heaven Group Holdings Ltd. may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which took effect on January 1, 2008. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which took effect on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (the “Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, or the Administrative Measures, which took effect on January 1, 2020, requires that the non-resident taxpayer shall determine whether it may enjoy the treatments under relevant tax treaties and file the tax return or withholding declaration subject to further monitoring and oversight by the tax authorities. Accordingly, Golden Heaven Group Holdings Ltd. may be able to enjoy the 5% withholding tax rate for the dividends it receives from WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the Code. This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (i) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (ii) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (iii) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Consequences

A non-U.S. corporation is considered a PFIC for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (i) the cash we raise in this offering will generally be considered to be held for the production of passive income and (ii) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

UNDERWRITING

We are offering our ordinary shares described in this prospectus through the underwriters named below. Revere Securities LLC and R.F. Lafferty & Co., Inc. are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each of the underwriters, the number of ordinary shares listed next to their names in the following table.

Underwriter	Number of Shares
Revere Securities LLC	875,000
R.F. Lafferty & Co., Inc.	875,000
Total	1,750,000

The underwriting agreement provides that the underwriters must buy all of the ordinary shares being sold in this offering if they buy any of them.

Our ordinary shares are offered subject to a number of conditions, including:

•        receipt and acceptance of our ordinary shares by the underwriters; and

•        the underwriters’ right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our ordinary shares but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, the underwriters or securities dealers may distribute prospectuses electronically.

Underwriting Discount and Expenses

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.16 per share from the initial public offering price. The underwriters may offer the shares through one or more of their affiliates or selling agents. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discount we will pay to the underwriters.

	Per Share	Total
Public offering price	$4.00	$7,000,000
Underwriting discounts and commissions (7.0%)	$0.28	$490,000
Proceeds, before expenses to us	$3.72	$6,510,000

We have agreed to pay all reasonable, necessary and accountable out-of-pocket expenses relating to the offering, including, but not limited to: (a) the costs of preparing, printing and filing the registration statement with the SEC, amendments and supplements thereto, and post effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the representatives may reasonably request; (b) the costs of preparing, printing and delivering exhibits thereto, in such quantities as the representatives may reasonably request; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the representatives; (d) the fees of counsels and accountants for the Company, including fees associated with any blue sky filings where applicable; (e) fees associated with the Company’s transfer agent; and (f) fees, if necessary, associated with translation services.

Additionally, we have agreed to reimburse the representatives for their reasonable out-of-pocket expenses in connection with the performance of their services for the purposes of this offering for an aggregate amount of up to two hundred twenty five thousand dollars ($225,000), including the following estimated expenses: (i) sixty five thousand dollars ($65,000) will be paid to the representatives as a cash retainer fee upon the execution of the engagement letter by and between the representatives and the Company, a portion of which not offset by out-of-pocket expenses shall be returned to us by the representatives to the extent the representatives’ incurred expenses are less than the cash retainer fee, and, in the event the offering is terminated or is not successfully closed, any unused portion of the cash retainer fee shall be returned to the Company by the representatives to the extent not actually incurred, in accordance with FINRA Rule 5110(g)(4); and (ii) sixty thousand dollars ($60,000) will be paid to the representatives upon the filing of the registration statement of which this prospectus is a part.

In connection with and upon closing of the offering, we have also agreed to pay to the representatives a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of the ordinary shares in the offering.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $2.15 million.

Lock-Up Agreements

Our directors, officers, and holders of more than five percent (5.0%) of our outstanding ordinary shares as of the effective date of the registration statement (and all holders of securities exercisable for or convertible into ordinary shares) shall enter into customary “lock-up” agreements in favor of the representatives pursuant to which such persons and entities shall agree, for a period of 180 days from the date of this prospectus, and each of the Company and any successors of the Company will agree, for a period of three (3) months from the closing of the offering, that each will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our ordinary shares will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our ordinary shares will trade in the public market subsequent to this offering or that an active trading market for our ordinary shares will develop and continue after this offering.

Stock Exchange

We have been approved to list our ordinary shares on the Nasdaq Capital Market under the symbol “GDHG.”

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our ordinary shares during and after this offering, including:

•        stabilizing transactions;

•        short sales;

•        purchases to cover positions created by short sales;

•        imposition of penalty bids; and

•        syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ordinary shares while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our ordinary shares, which involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering and purchasing ordinary shares on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” or may be “naked short sales.”

The underwriters must close out any covered short position or naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result of these activities, the price of our ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we nor the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

Prior to this offering, there was no public market for our ordinary shares. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the initial public offering price include, but not limited to:

•        the information set forth in this prospectus and otherwise available to the representatives;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our development;

•        the general condition of the securities market at the time of this offering;

•        the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

The estimated public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our ordinary shares or that the ordinary shares will trade in the public market at or above the initial public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia.    This prospectus:

•        does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•        has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•        does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•        may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of ordinary shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the ordinary shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada.    The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands.    This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”).    This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ordinary shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that

Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ordinary shares may be made to the public in that Relevant Member State at any time:

•        to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the ordinary shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong.    The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan.    ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia.    No prospectus or other offering material or document in connection with the offer and sale of the ordinary shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ordinary shares , as principal, if the offer is on terms that the ordinary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ordinary shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan.

Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia.    This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore.    This prospectus or any other offering material relating to the ordinary shares has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the ordinary shares have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such ordinary shares in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)    where no consideration is or will be given for the transfer;

(c)     where the transfer is by operation of law;

(d)    as specified in Section 276(7) of SFA; or

(e)     as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland.    The ordinary shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

Taiwan.    The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

United Arab Emirates.    The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom.    This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Vietnam.    This offering of ordinary shares has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and non-accountable expense allowance, expected to be incurred in connection with the offer and sale of our ordinary shares. Except for the SEC registration fee, the Nasdaq listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$ 3,992
Financial Industry Regulatory Authority Inc. filing fee	US$ 5,000
Nasdaq listing fee	US$ 5,000
Printing and engraving expenses	US$ 41,000
Legal fees and expenses	US$ 941,322
Accounting fees and expenses	US$ 648,000
Miscellaneous	US$ 297,729
Total	US$ 2,152,043

We bear these expenses and the underwriting discounts incurred in connection with the offer and sale of the ordinary shares by us.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by The Crone Law Group P.C. with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in this offering is passed upon for us by Ogier. Certain legal matters as to PRC law are passed upon for us by AllBright Law Offices (Fuzhou). Hunter Taubman Fischer & Li LLC may rely upon Ogier with respect to matters governed by Cayman Islands law and AllBright Law Offices (Fuzhou) with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of September 30, 2022 and 2021, and for the fiscal years then ended, have been included herein and in the registration statement in reliance upon the report of B F Borgers CPA PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered business address of B F Borgers CPA PC is 5400 West Cedar Avenue, Lakewood, Colorado 80226.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the ordinary shares offered by this prospectus. You should refer to our registration statement and its exhibits and schedules if you would like to find out more about us and about the ordinary shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Golden Heaven Group Holdings Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Golden Heaven Group Holdings Ltd. as of September 30, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2021
Lakewood, CO
February 17, 2023

GOLDEN HEAVEN GROUP HOLDING LTD.
CONSOLIDATED BALANCE SHEETS

	September 30, 2022	September 30, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,447,145	$12,875,358
Advances to suppliers and other current assets	1,987,750	3,369,882
Other receivables	52,370	50,169
TOTAL CURRENT ASSETS	$24,487,265	$16,295,409
Property, plant and equipment, net	$27,782,087	$33,981,317
Right of Use Assets	6,648,370	6,150,602
Other non-current assets	14,167,421	15,335,369
TOTAL ASSETS	$73,085,143	$71,762,697

LIABILITIES
CURRENT LIABILITIES
Accrued expenses and other payables	$5,855,707	$5,824,349
Advances from customers	9,645,494	11,377,303
Loan payables	140,849	148,025
Lease liability-current	427,855	426,830
TOTAL CURRENT LIABILITIES	$16,069,905	$17,776,507

NON-CURRENT LIABILITIES
Lease liability-non-current	6,220,515	5,723,772
Other non-current liabilities	282,402	332,286
Amount Due to Related Party	$904,965	$8,131,445
TOTAL NON-CURRENT LIABILITIES	7,407,882	14,187,503
TOTAL LIABILITIES	$23,477,787	$31,964,010

STOCKHOLDERS’ EQUITY
Golden Heaven Group Holdings Ltd., Stockholders’ equity
Common stock, $0.0001 par value; 500,000,000 shares authorized; 50,000,000 shares and 100,000,000 shares issued as of September 30, 2022 and 2021, respectively	$5,000	$10,000
Statutory reserve	3,372,733	3,009,476
Retained Earnings	49,099,917	35,134,800
Accumulated other comprehensive (loss) income	(2,870,294)	1,644,411
Total stockholders’ equity	49,607,356	39,798,687
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,085,143	$71,762,697

The accompanying notes are an integral part of these consolidated financial statements.

GOLDEN HEAVEN GROUP HOLDING LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Fiscal Year Ended
	2022	2021
Revenue	$41,788,196	$38,517,742
Cost of revenue	11,622,348	11,687,156
Gross profit	30,165,848	26,830,586

Operating Expenses
General and administrative expenses	4,066,178	2,509,090
Selling expenses	4,906,579	5,601,274
Total operating expenses	8,972,757	8,110,364
Income from operations	21,193,091	18,246,626

Other (expenses) income
Interest income	42,320	64,320
Interest expenses	(6,162)	(4,583)
Loss on disposal of property, plant and equipment	(521,189)	(473,596)
Other (expenses) income, net	(34,723)	5,815
Total other expenses, net	(519,754)	(408,044)
Income before Income Tax	20,673,337	18,312,178
Income tax expense	(6,344,963)	(4,731,803)
Net Income	$14,328,374	$13,580,375

Other comprehensive income
Net income	$14,328,374	$13,580,375
Foreign currency translation	(4,514,705)	1,288,049
Comprehensive income	9,813,669	14,868,424
Basic & diluted earnings per share	$0.29	$0.14
Basic & diluted weighted average number of ordinary shares	50,000,000	100,000,000

The accompanying notes are an integral part of these consolidated financial statements.

GOLDEN HEAVEN GROUP HOLDING LTD.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

The Fiscal Years ended September 30, 2021

	Common Stock		Statutory reserve	Retained earnings	Accumulative other comprehensive income	Total
	Shares	Amount
Balance at September 30, 2020	100,000,000	$10,000	$2,379,540	$22,184,361	$356,362	$24,930,263
Net income	—	—		13,580,375	—	13,580,375
Statutory reserve	—	—	629,936	(629,936)	—	—
Foreign currency translation	—	—	—	—	1,288,049	1,288,049
Balance at September 30, 2021	100,000,000	$10,000	$3,009,476	$35,134,800	$1,644,411	$39,798,687

The Fiscal Years ended September 30, 2022

	Common Stock		Statutory reserve	Retained earnings	Accumulative other comprehensive income	Total
	Shares	Amount
Balance at September 30, 2021	100,000,000	$10,000	$3,009,476	$35,134,800	$1,644,411	$39,798,687
Shares Cancelled by cash refund	(50,000,000)	(5,000)	—	—	—	(5,000)
Net income	—	—	—	14,328,374	—	14,328,374
Statutory reserve	—	—	363,257	(363,257)	—	—
Foreign currency translation	—	—	—	—	(4,514,705)	(4,514,705)
Balance at September 30, 2022	50,000,000	$5,000	$3,372,733	$49,099,917	$(2,870,294)	$49,607,356

The accompanying notes are an integral part of these consolidated financial statements.

GOLDEN HEAVEN GROUP HOLDING LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,328,374	$13,580,375
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,196,715	3,299,874
Disposal loss	521,189	473,596
Changes in operating assets and liabilities
Other receivables	(7,063)	19,377
Other current assets	1,005,523	(14,519,791)
Accounts payable	—	(866,494)
Accrued expenses and other payables	579,597	(388,806)
Advances from customers	(806,737)	(6,560,028)
Net cash provided by (used in) operating activities	18,817,598	(4,961,897)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of equipment	85,125	45,664
Additions to property, plant and equipment	(275,234)	(905,209)
Net cash used in investing activities	(190,109)	(859,545)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related parties	971,617	586,121
Repayment of amounts due to related parties	(7,817,993)	(461,251)
Repayment of loan	(145,980)	—
Proceeds from loan payable	152,063	148,025
Net cash (used in) provided by financing activities	(6,840,293)	272,895
Effect of change in exchange rate	(2,215,409)	869,563

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	9,571,787	(4,678,984)
Cash and cash equivalents, beginning of year	12,875,358	17,554,342
Cash and cash equivalents, end of year	$22,447,145	$12,875,358
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest expense	6,162	4,583
Cash paid for income tax	4,973,635	5,788,891
Operating lease	6,648,370	6,150,602

The accompanying notes are an integral part of these consolidated financial statements.

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

1. CORPORATE INFORMATION

Golden Heaven Group Holdings Ltd. (the “Company”) is a holding company incorporated on January 22, 2020, under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding equity of Golden Heaven Management Ltd. (“Golden Heaven BVI”), which was established under the laws of the British Virgin Islands on February 18, 2020.

Golden Heaven BVI is a holding company holding all of the outstanding equity of Golden Heaven Group Management Limited (“Golden Heaven HK”), which was established in Hong Kong on February 26, 2020. Golden Heaven HK is a holding company holding all of the outstanding equity of Nanping Golden Heaven Amusement Park Management Co., Ltd. (“Golden Heaven WFOE”), which was established on December 14, 2020 under the laws of the People’s Republic of China (“PRC” or “China”).

Golden Heaven WFOE, through its wholly owned subsidiaries, namely, Changde Jinsheng Amusement Development Co., Ltd., Qujing Jinsheng Amusement Investment Co., Ltd., Tongling Jinsheng Amusement Investment Co., Ltd., Yuxi Jinsheng Amusement Development Co., Ltd., Yueyang Jinsheng Amusement Development Co., Ltd., Mangshi Jinsheng Amusement Park Co., Ltd., each a PRC company, engages in the management and operation of urban amusement parks, water parks, and complementary recreational facilities. Our revenue is primarily generated from selling access to rides and attractions, charging fees for special event rentals, and collecting regular rental payments from commercial tenants.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation and principle of consolidation

These consolidated financial statements (“financial statements”) have been prepared in conformity with accounting principles generally accepted in the United States of America, or US GAAP.

The Company’s functional currency of subsidiaries in China is the Chinese Renminbi (RMB). Other subsidiaries outside of China use the U.S. Dollar (USD) as the functional currency. The accompanying consolidated financial statements have been translated and presented in USD.

The consolidated financial statements include the financial statements of the Company and its subsidiaries,. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Segment Information

The Company maintains discrete financial information for each of its six parks, which is used by the Chief Operating Decision Maker (“CODM”), as a basis for allocating resources and assessing performance. All six parks have been identified as an operating segment and meets the criteria for aggregation due to similar economic characteristics. In addition, all of the parks provide similar products and services and share similar processes for delivering services. The parks have a high degree of similarity in the workforces and target similar consumer groups. Accordingly, based on these economic and operational similarities and the way the CODM monitors and makes decisions affecting the operations, the Company has concluded that its operating segments may be aggregated and that it has one reportable segment.

Main services provided in each parks	Representative revenue-generating activities, products or services
Sales of in-park recreation	Ticket sales
Rental income	Venue rental
Park service fees	Income from services such as circuses and food festivals

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with US GAAP and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. The significant areas requiring the use of management estimates include, but are not limited to, the allowance for doubtful accounts receivable, estimated useful life and residual value of property, plant and equipment, impairment of long-lived assets, provision for staff benefits, recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our consolidated financial statements.

Impairment of Long-Lived Assets

In accordance with the ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Fair Value of Financial Instruments

The Company has adopted Financial Accounting Standards Board ASC Topic on Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value, establishes a framework for measuring fair value in US GAAP, and expands disclosures about fair value measurements. ASC 820 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable input, which may be used to measure fair value and include the following:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Input other than Level 1 that is observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other input that is observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable input that is supported by little or no market activity and that is significant to the fair value of the assets or liabilities.

Our cash and cash equivalents and restricted cash are classified within Level 1 of the fair value hierarchy because they are value using quoted market price.

Cash and Cash Equivalents

Cash and cash equivalents included cash on hand and demand deposits placed with banks or other financial institutions, which are unrestricted as to withdrawal and use and with an original maturity of three months or less.

Deposits in banks in the PRC are only insured by the government up to RMB500,000 (approximately $70,425 as of September 30, 2022), and are consequently exposed to risk of loss. The Company believes the probability of a bank failure, causing loss to the Company, is remote.

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Receivable and Allowances

Accounts receivable are recognized and carried at the original invoice amounts less an allowance for any uncollectible amount. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

Other receivables, and loan receivables are recognized and carried at the initial amount when they occurred less an allowance for any uncollectible amount. We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable impairment losses in our existing receivables.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may be unable to meet financial obligations. In these cases, we use assumptions and judgments, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due, to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance, as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivable or otherwise and circumstances indicate that we should abandon such efforts.

The Company has assessed its accounts receivable, including credit term and corresponding all its accounts receivable in September 2022 and 2021. Upon such credit terms, bad debt expense was nil during the fiscal years ended September 30, 2022 and 2021, respectively. Accounts receivable of nil have been outstanding for over 90 days as of September 30, 2022 and 2021, respectively.

Revenue Recognition

We apply the five steps defined under ASC 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We assess its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Revenue arrangements with multiple performance obligations are divided into separate distinct goods or services. We allocate the transaction price to each performance obligation based on the relative stand-alone selling price of the goods or services provided. Revenue is recognized upon the transfer of control of promised goods or services to a customer.

We do not make any significant judgment in evaluating when control is transferred. Revenue is recorded net of value-added tax.

Revenue recognitions are as follows:

To enjoy the rides and attractions that the parks offer, the guests need to obtain prepaid cards at ticket booths with a modest security deposit of less than $2. however, no such deposit is required since January 1, 2022. The guests can load any amount of money onto the prepaid cards and receive rebates, depending on the amount of money that they add to the prepaid cards. Thereafter, the guests are able to enjoy the rides and attractions by paying with their prepaid cards for each access to each facility. If the guests no longer need the prepaid cards, they may return them at ticket booths and get a full security deposit refund. Any unutilized stored value and deposits will be forfeited after 24 months from the day when value is stored, and will be recorded as other income in the fiscal year.

Sales of in-park recreation:    Revenue from the provision of in-park recreation is recognized when the relevant services are rendered and the customer simultaneously receives and consumes the benefits provided by the Company. The revenue is net of any rebates when customers make cash prepayments to the prepaid cards.

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Rental income:    Rental income primarily consists of regular rental payments from commercial tenants who operate convenience stores within the parks. It also includes rental payments from operators of amusement facilities in Mangshi and Yueyang, such as boat rides, water park, animal encounter and ice rink. Such operators are fully responsible for the profits and losses of their businesses. Rental income is recognized on a time proportion basis over the lease terms. Lease payments are the revenue is net of any rebates when customer make cash prepayment to the prepaid cards.

Park service revenue:    The Company’s recognition of park service revenue occurs when a service is completed.

Costs of revenue consisted primarily of compensation of operational employees, depreciation of amusement facilities, daily maintenance costs, utility bills and rental fee, etc. For the fiscal years ended September 30, 2022 and September 30, 2021, we had $11.62 million and $11.69 million in costs of revenue, respectively.

Administrative expenses consisted primarily of compensation of administrative and management employees, depreciation of computer and furniture and professional fees, etc. For the fiscal years ended September 30, 2022 and September 30, 2021, we had $4.07 million and $2.51 million in administrative expenses, respectively.

Advertising costs

The costs of other advertising, promotion, and marketing programs are charged to operations when incurred. As of September 30, 2022 and September 30, 2021, we had $1.53 million and $2.6 million in prepaid advertising, respectively. The amounts capitalized are included in other current assets.

Advertising expense was $4.90 million and $5.60 million for the fiscal years ended September 30, 2022 and September 30, 2021, respectively. These amounts are presented within “Selling expenses”.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income.

Depreciation related to property, plant and equipment used in production is reported in cost of sales, and includes amortized amounts related to capital leases. We estimated that the residual value of the Company’s property and equipment ranges from 3% to 5%. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Machinery	10 years
Electronic equipment	3 years
Office equipment	3 – 5 years
Park facilities	20 years
Vehicles	4 years
Other	10 years

Foreign Currency and Other Comprehensive Income (Loss)

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency; however, the reporting currency of the Company is the USD. Assets and liabilities of the Company’s foreign subsidiaries have been translated into USD using the exchange rate at the balance sheet dates, while equity accounts are translated using historical exchange rate. The exchange rate we used to convert RMB to USD was 7.10 and 6.49 at the balance sheet dates of September 30, 2022 and September 30, 2021, respectively. The average exchange rate for

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the period has been used to translate revenues and expenses. The average exchange rates we used to convert RMB to USD were 6.58 and 6.50 for fiscal year 2022 and fiscal year 2021, respectively. Translation adjustments are reported separately and accumulated in a separate component of equity (cumulative translation adjustment).

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-25 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Lease

After adoption of ASC 842 and related standards, which introduced a lessee model that requires entities to recognize assets and liabilities for most leases, but recognize expenses on their income statements in a manner similar to current accounting, thus operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. For short-term leases with an initial lease term of 12 months or less and with purchase options we are reasonably certain will not be exercised. For the fiscal year ended September 30, 2022 and 2021, the operating lease cost was $6.65 million and $6.15 million, respectively. As a lessee, the Company leases equipment, land and office building. Lease expense is recognized on a straight-line basis over the lease term.

Statutory reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profits to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulated loss.

New Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”) “Financial Instruments — Credit Losses” (“ASC 326”): Measurement of Credit Losses on Financial Instruments,” which requires the measurement and recognition of expected credit losses for financial assets to be held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model which requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in earlier recognition of credit losses. In November 2019, the FASB issued ASU 2019-10 “Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842)” (“ASC 2019-10”), which defers the effective date of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for public entities which meet the definition of a smaller reporting company. The Company will adopt ASU 2016-13 effective January 1, 2023. Management is currently evaluating the effect of the adoption of ASU 2016-13 on the consolidated financial statements. The effect will largely depend on the composition and credit quality of our investment portfolio and the economic conditions at the time of adoption.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the accompanying consolidated financial statements.

3. RESTATEMENT

During the preparation of the financial statement for the fiscal year ended September 30, 2021, the Company has discovered errors in the accounting treatment of its revenue recognition, operating expenses, other expenses, other current assets and other non-current assets. The Company has amended and restated its 2021 consolidated financial statements to decrease the gross profit of $11.19 million for fiscal year 2021. The Company has also reduced its operating expenses by $11.19 million and increase loss on disposal of property, plant and equipment by 0.47 million for fiscal year 2021. The Company has amended and restated its 2021 consolidated financial statements to decrease the other current assets 15.27 million and also increase its other non-current assets 15.27 million on September 30, 2021. As a result, the Company has restated its consolidated financial statements in accordance with ASC 250, Accounting Changes and Error Corrections (the “restated consolidated financial statements”).

The impact of the restatement on the consolidated financial statements as previously reported is summarized below:

Consolidated Balance Sheets

	September 30		Difference
	2021 (as previously reported)	2021 (Restated)
Other current assets	18,634,939	3,369,882	15,265,057
Other non-current assets	70,312	15,335,369	(15,265,057)
TOTAL ASSETS	71,762,697	71,762,697	—

Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Fiscal Years Ended September 30		Difference
	2021 (as previously reported)	2021 (Restated)
Revenue	49,707,285	38,517,742	11,189,543
Gross profit	38,020,129	26,830,586	11,189,543
Total operating expenses	19,299,907	8,110,364	11,189,543
Loss on disposal of property, plant and equipment	—	473,596	(473,596)
Total other income (expenses)	(408,044)	(408,044)	—
Net income	13,580,375	13,580,375	—

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

4. OTHER CURRENT ASSETS

The amount of other current assets consisted of the following:

	September 30, 2022	September 30, 2021
Prepayments for Advertisements	$1,525,864	$2,632,837
Prepaid expenses	—	274,801
Prepayments of land leases	461,886	462,244
Total	$1,987,750	$3,369,882

5. OTHER NON-CURRENT ASSETS

The amount of other non-current assets consisted of the following:

	September 30, 2022	September 30, 2021
Prepayment of projects	$13,944,055	$15,265,057
Prepayments of land leases	159,139	—
Deposit	64,227	70,312
Total	$14,167,421	$15,335,369

On July 16, 2021, Yueyang Jinsheng Amusement Development Co., Ltd. signed a construction contract with Fujian Xiangning Construction Engineering Co., Ltd. in the amount of $67.61 million (RMB 480 million). The planned project construction period is 24 months, from July 1, 2021 to December 31, 2024. Yueyang Jinsheng Amusement Development Co., Ltd. paid $10.14 million (RMB72 million) in August 2021.

On July 16, 2021, Tongling Jinsheng Amusement Investment Co., Ltd. signed a construction contract with Fujian Xiangning Construction Engineering Co., Ltd. in the amount of $25.35 million (RMB180 million). The planned project construction period is 18 months, from July 1, 2021 to December 31, 2024. Tongling Jinsheng Amusement Investment Co., Ltd. paid in $3.80 million (RMB27 million) in August 2021.

6. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30,
	2022	2021
Machinery	$18,081,140	$21,046,655
Office equipment	50,171	54,924
Electronic equipment	122,723	134,349
Vehicle	38,422	42,062
Park facilities	24,814,763	26,700,478
Other	—	465,132
Subtotal	43,107,219	48,443,600
Less: Accumulated depreciation	(15,325,132)	(14,462,283)
Total	$27,782,087	$33,981,317

Depreciation expense included in general and administration expenses for the fiscal years ended September 30, 2022 and 2021 was $1,683 and $12,583, respectively. Depreciation expense included in cost of sales for the fiscal years ended September 30, 2022 and 2021 was $3,195,032 and $3,287,291, respectively.

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

7. LEASES

The Company’s noncancelable operating leases consist of leases for office space and land. The Company is the lessee under the terms of the operating leases. For the fiscal year ended September 30, 2022 and 2021, the operating lease cost was $6.65 million and $6.15 million, respectively.

The Company’s operating leases have remaining lease terms that range from approximately 1 year to 20 years. As of September 30, 2022, and 2021, the weighted average remaining lease term and weighted average discount rate were 10.51 years and 10.93 years, 4.90% and 4.88%, respectively.

Maturities of lease liabilities were as follows:

Year ending September 30	Operating Lease
2023	$744,018
2024	646,954
2025	652,597
2026	670,472
2027	689,200
From 2028 to June 30, 2038	5,665,601
Total	$9,068,842
Less: amounts representing interest	$2,420,472
Present Value of future minimum lease payments	6,648,370
Less: Current obligations	427,855
Long term obligations	$6,220,515
Year ending September 30	Operating Lease
2022	$717,214
2023	636,047
2024	529,787
2025	535,965
2026	555,533
From 2027 to June 30, 2038	5,684,025
Total	$8,658,571
Less: amounts representing interest	$2,507,969
Present Value of future minimum lease payments	6,150,602
Less: Current obligations	426,830
Long term obligations	$5,723,772

As of September 30, 2021, the Company has additional operating lease commitments that have not yet commenced of approximately $1,918,098. As of September 30, 2022, the Company has additional operating lease commitments that have not yet commenced of nil.

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

8. ACCRUED EXPENSES AND OTHER PAYABLES

The amount of accrued expenses and other payables consisted of the following:

	September 30, 2022	September 30, 2021
Amusement park card deposit	$—	$1,218,768
Payable for projects	2,098,650	2,297,468
Audit fees	300,000	450,000
Accrued salaries	502,452	505,607
Income tax payable	2,362,810	997,765
Tax payable	373,335	234,008
Others	218,460	120,733
Total	$5,860,707	$5,824,349

9. ADVANCES FROM CUSTOMERS

The amount of advances from customers consisted of the following:

	September 30, 2022	September 30, 2021
Amusement park card recharge	$9,645,494	$11,377,303
Total	$9,645,494	$11,377,303

10. LOAN PAYABLES

Short term loans — banks

Outstanding balances on short-term bank loans consisted of the following:

Institute name	Maturity	Guarantee	Collateral/ earnings	September 30, 2022		September 30, 2021
China Construction Bank	January, 2023	4.25%	Xuezheng Chen		$140,849	$—
China Construction Bank	January, 2022	4.25%	Xuezheng Chen	$		$148,025

11. RELATED PARTY TRANSACTION

As of September 30, 2022, the amount due to the related parties consisted of the following:

Name	Amount (US$)	Relationship	Note
Qiong Jin	$899,965	Chairman of the Company	Other payables
Shareholders	5,000	Shareholders	Repurchase of ordinary shares
Total	$904,965

As of September 30, 2021, the amount due to the related parties consisted of the following:

Name	Amount (US$)	Relationship	Note
Nanping Jinsheng Amusement Management Co. Ltd	$7,529,219	Chairman Qiong Jin’s holding company	Investment funds, interest free and payment on demand.
Qiong Jin	393,192	Chairman of the Company	Other payables, interest free and payment on demand.
Xuezheng Chen	209,034	Legal person and manager of subsidiaries	Other payables, interest free and payment on demand.
Total	$8,131,445

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

12. INCOME TAX

Effective on January 1, 2008, the Taxation Law of PRC stipulates that domestic enterprises and foreign invested enterprises (the “FIEs”) are subject to a uniform tax rate of 25%. Under the PRC tax law, companies are required to make provision of income tax expenses based on 25% tax rate; companies that received preferential tax rates are also required to use a 25% tax rate for their installment tax payments. The overpayment, however, will not be refunded and can only be used to offset future tax liabilities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the fiscal years ended September 30, 2022 and 2021, the Company had no unrecognized tax benefits.

The Company has not provided deferred tax assets from foreign subsidiaries’ operating losses, because currently no foreign business operations and no future income are anticipated.

The amount of unrecognized deferred tax liabilities for temporary differences related to dividends from foreign subsidiaries is not determined, because such determination is not practical.

The Company has not provided deferred taxes on undistributed earnings attributable to its PRC subsidiaries, as such undistributed earnings are to be permanently reinvested.

The Company does not anticipate any significant increase to its liability for unrecognized tax benefits within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

For the fiscal years ended September 30, 2022 and 2021, the Company had current income tax expenses of $6,344,963 and $4,731,803, respectively.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized and recorded as necessary in the provision for income taxes. The Company is subject to income taxes in the PRC. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. There were no uncertain tax positions as of September 30, 2022 and 2021 and the Company does not believe that its unrecognized tax benefits will change over the next twelve months.

Below is the reconciliation of the differences between the statutory Enterprise Income Tax rate applicable to profits of the consolidated entities and the income tax expenses of the Company:

	2022	2021
Income before income tax and share of result of equity method investees	$20,237,417	$18,312,178
Income tax computed at statutory EIT rate (25%)	5,059,354	4,578,045
Undeductible tax loss incurred by subsidiaries	—	(153,758)
Permanent difference	1,285,609	—
Total	$6,344,963	$4,731,803

GOLDEN HEAVEN GROUP HOLDING LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR FISCAL YEARS ENDED SEPTEMBER 30, 2022 AND 2021

13. EQUITY

The Company was established under the laws of Cayman Islands on January 22, 2020. The authorized number of ordinary shares is 500,000,000 shares with a par value of $0.0001 per ordinary share. There were 100,000,000 ordinary shares issued and outstanding as of September 30, 2021.

As of December 31, 2022, the Company repurchase of its owe ordinary shares which was held by current shareholders, for the total number of 50,000,000 ordinary shares.

During the fiscal years ended September 30, 2022 and 2021, the Company’s PRC subsidiaries collectively contributed $3,372,733 and $3,009,476 of retained earnings to their statutory reserves, respectively.

14. RISKS AND UNCERTAINTIES

Impact of the COVID-19 Pandemic

In December 2019, a novel strain of coronavirus was reported and spread throughout China and to other parts of the world. On March 11, 2020, the World Health Organization declared the outbreak as a “pandemic.” In early 2020, the Chinese government took emergency measures to combat the spread of the virus, including the imposition of quarantines, travel restrictions, and temporary closures of office buildings and facilities in China. Substantially all of our revenues are generated in China. In response to the evolving dynamics related to the COVID-19 pandemic, the Company has followed the guidelines of local government authorities and prioritized the health and safety of its employees, suppliers and business partners. Protecting children against the pandemic is the prime concern in the society. Children’s activities frequently involve group gatherings, and, thus, children have been greatly impacted by the pandemic.

PRC Regulations

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. We are considered foreign persons or foreign funded enterprises under PRC laws and, as a result, we are required to comply with PRC laws and regulations related to foreign persons and foreign funded enterprises. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

15. SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the date of the issuance of the consolidated financial statements and no subsequent event is identified.

Until May 6, 2023 (the 25 calendar day after the date of this prospectus), all dealers that buy, sell or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,750,000 Ordinary Shares

Golden Heaven Group Holdings Ltd.

Prospectus dated April 11, 2023